UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

UNDER ARMOUR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNDER ARMOUR, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held August 26, 2015

Notice is hereby given that a Special Meeting of Stockholders of Under Armour, Inc., a Maryland corporation, will be held on August 26, 2015 at 10:00 a.m. Eastern Time, at the Company’s headquarters, 1020 Hull Street, Baltimore, Maryland, to consider and vote on the following matters:

1.	A proposal to amend the Company’s Charter (the “Charter Amendments”) as further described in the accompanying Proxy Statement to:

(a)	provide that each share of Class B Common Stock will automatically convert into one share of Class A Common Stock if Kevin Plank (our founder and Chairman of the Board and Chief Executive Officer) sells, or otherwise disposes of, more than a specified number of shares of the Company’s common stock in any calendar year;

(b)	provide that each share of Class B Common Stock will automatically convert into one share of Class A Common Stock if Mr. Plank resigns from the Company or his employment with the Company is terminated for cause;

(c)	provide for the treatment of shares of Class A Common Stock in a manner that is at least as favorable as shares of Class B Common Stock in certain merger, consolidation, statutory share exchange, conversion and negotiated tender offer transactions (the “Equal Treatment Provision”);

(d)	enhance board independence requirements for so long as the Class B Common Stock is outstanding by (1) prohibiting the Company from availing itself of the exemptions for “controlled companies” under stock exchange listing standards and (2) imposing stricter standards for determining whether directors are “independent” (the “Board Independence Provisions”); and

(e)	provide that the Equal Treatment Provision and the Board Independence Provisions cannot be amended unless declared advisable by the Board of Directors of the Company, including at least 75% of the independent members of the Board, and approved by the affirmative vote of at least 75% of the votes entitled to be cast thereon by holders of (1) the Class A Common Stock (other than Mr. Plank, his family entities, his family members or any executive officer of the Company), voting as a single class, and (2) the Class B Common Stock, voting as a single class.

2.	A proposal to amend (the “Plan Amendment”) the Company’s Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan to allow the award of shares of our Class C Common Stock under the Plan, as further described in the accompanying Proxy Statement; and

3.	A proposal to approve the adoption (the “Class C ESPP Adoption”) of a new Class C Employee Stock Purchase Plan, as further described in the accompanying Proxy Statement.

Our Board of Directors recommends that you vote “FOR” each of the Charter Amendments, “FOR” the Plan Amendment and “FOR” the Class C ESPP Adoption.

Only stockholders of record as of the record date for the Special Meeting at the close of business on July 13, 2015 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. In accordance with our Bylaws, for ten days prior to the Special Meeting, a list of those stockholders entitled to vote at the Special Meeting will be available for inspection at the office of the Secretary, Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland. This list also will be available at the Special Meeting.

All stockholders as of the record date for the Special Meeting are invited to attend the Special Meeting. Please let us know if you plan to attend the meeting by indicating so on the proxy card or other voting instruction form that you have received. If you are a stockholder of record as of the close of business on July 13, 2015, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially, such as through a bank or broker, you will be admitted to the meeting if you present a form of photo identification and proof of beneficial ownership as of the record date for the Special Meeting or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker each is an example of proof of beneficial ownership.

Whether or not you intend to be present in person at the Special Meeting, please vote your shares promptly by following the voting instructions that you have received.

By Order of the Board of Directors

John Stanton
Senior Vice President, General Counsel and Secretary

Baltimore, Maryland

July 13, 2015

PROXY SUMMARY

This summary discusses material information contained elsewhere in this Proxy Statement, including with respect to the Class C Stock Issuance, the Charter Amendments, the Noncompete Agreement, the Plan Amendment and the Class C ESPP Adoption (each as defined below). We encourage you to read carefully this entire Proxy Statement and its appendices, as this summary does not contain all the information that may be important to you. The items in this summary include page references directing you to a more complete description of that topic in this Proxy Statement.

Unless stated otherwise or the context otherwise requires, in this Proxy Statement all references to the “Company,” “Under Armour,” “we,” “our,” or “us” refer to Under Armour, Inc., a Maryland corporation, and references to numbers of shares of our common stock and the trading price of our common stock have been adjusted to reflect the Company’s two-for-one stock splits that were effected in July 2012 and April 2014.

The Stock and Governance Changes (Page 5)

Overview. Following the unanimous recommendation of a Special Committee of our Board of Directors consisting only of independent directors (the “Special Committee”), the Board of Directors of the Company (our “Board”) unanimously (other than Kevin Plank, our founder, Chairman of the Board and Chief Executive Officer, who abstained from voting) approved a series of changes to our stock and corporate governance negotiated by the Special Committee with Mr. Plank that, subject to approval by our stockholders of amendments to the Company’s charter (which we refer to as our “Charter”) described below under the heading “Proxy Summary—Stock and Governance Changes—The Charter Amendments” (the “Charter Amendments”), will result in the issuance by the Company of a new class of non-voting common stock (“Class C Stock”) as a dividend to the holders of the outstanding shares of our Class A Common Stock (“Class A Stock”) and the holders of the outstanding shares of our Class B Common Stock (the “Class B Stock”). Prior to the payment of the Class C Dividend (as defined below), the Company would effect the Charter Amendments for the benefit of the holders of Class A Stock. In addition, in connection with these stock and governance changes, Mr. Plank entered into a noncompete agreement with the Company (the “Noncompete Agreement”) negotiated by the Special Committee.

Of all of the Stock and Governance Changes (as defined below), only the Charter Amendments require stockholder approval. The Company is seeking this approval at the Special Meeting, and Mr. Plank and certain related entities, who own sufficient shares to ensure such approval, have agreed to vote all shares controlled by Mr. Plank and these related entities for such approval.

Our Board and the Special Committee recognize that the implementation of the Stock and Governance Changes will provide the Board with the ability to maintain our current corporate governance structure, which structure has served the Company well, contributing to the Company’s creation of long-term value for its stockholders. At the same time, as part of these changes, the Special Committee negotiated vigorously with Mr. Plank to obtain important benefits for the Company and its stockholders (other than Mr. Plank). These benefits included non-competition and non-solicitation commitments from Mr. Plank and the agreement of Mr. Plank that the Company’s multi-class structure would be unwound, and, as a result, Mr. Plank would relinquish control of the Company, if he were to resign from the Company or be terminated for “cause.” Additional information and further discussion of the factors considered by the Special Committee and our Board in determining to recommend that our stockholders approve the matters to be considered at the Special Meeting is set forth herein. See “The Stock and Governance Changes—Reasons for the Stock and Governance Changes,” “The Stock and Governance Changes—Potential Disadvantages of the Stock and Governance Changes,” and “Approval of Amendments to Our Charter—Reasons for Charter Amendments” below.

i

The Class C Stock Issuance. Our Board, after receiving the unanimous recommendation of the Special Committee, unanimously (other than Mr. Plank, who abstained from voting) determined that it was advisable and in the best interests of our Company and its stockholders (other than Mr. Plank, as to whom no determination was made), to:

i.	establish the Class C Stock as a new class of common stock, designated as Class C Common Stock, that is substantially identical to the Class A Stock, except that the new class has no voting rights (except in certain limited circumstances as described in this Proxy Statement) and will automatically convert into Class A Stock in connection with the conversion of the Class B Stock into Class A Stock (we refer to the creation of the Class C Stock as the “Creation of Class C Stock”);

ii.	pay a dividend of one share of this new Class C Stock for each outstanding share of our Class A Stock and our Class B Stock (the “Class C Dividend”). We refer to the Creation of Class C Stock and the Class C Dividend collectively as the “Class C Stock Issuance.”

The Company effected the Creation of Class C Stock on June 15, 2015, but has not yet taken the steps required for the payment of the Class C Dividend. The Board intends to authorize the Company to declare and pay the Class C Dividend promptly following the approval of the Charter Amendments at the Special Meeting. However, the decision to proceed with, and timing of, the declaration and payment of the Class C Dividend will be made by the Board in its discretion.

The Charter Amendments. In connection with the Class C Stock Issuance, our Board, after receiving the unanimous recommendation of the Special Committee unanimously (other than Mr. Plank, who abstained from voting) determined that it was advisable and in the best interests of our Company and its stockholders (other than Kevin Plank, as to whom no determination was made), to approve, declare advisable and submit and recommend for approval by our stockholders the Charter Amendments negotiated by the Special Committee with Mr. Plank. The Charter Amendments include certain changes to our Charter designed to confer important benefits upon the Company and its stockholders (other than Mr. Plank) in connection with the Class C Stock Issuance, namely to:

(a)	provide for a new automatic conversion trigger under which each share of Class B Stock will automatically convert into one share of Class A Stock if Mr. Plank sells or otherwise disposes of more than 2.5 million shares of the Company’s common stock in any calendar year beginning in the year of the record date for the Class C Dividend; this number of shares gives effect to the increase in the number of outstanding shares resulting from the Class C Dividend. However, if Mr. Plank sells fewer than 2.5 million shares in any such calendar year, the number of unsold shares will be added to the number of shares that he may sell in future calendar years, potentially allowing him to sell more than 2.5 million shares in a calendar year without triggering the conversion;

(b)	provide for a new automatic conversion trigger under which each share of Class B Stock will automatically convert into one share of Class A Stock if Mr. Plank resigns from the Company or his employment with the Company is terminated for cause;

(c)	provide for the treatment of shares of Class A Stock in a manner that is at least as favorable as the treatment of shares of Class B Stock in certain merger, consolidation, statutory share exchange, conversion and negotiated tender offer transactions (the “Equal Treatment Provision”);

(d)	enhance board independence requirements for so long as the Class B Stock is outstanding by (1) prohibiting the Company from availing itself of the exemptions for “controlled companies” under stock exchange listing standards and (2) imposing stricter standards for determining whether directors are “independent” (the “Board Independence Provisions”); and

(e)	provide that the Equal Treatment Provision and the Board Independence Provisions cannot be amended unless declared advisable by the Board of Directors of the Company, including at least 75% of the independent members of the Board, and approved by at least 75% of the votes entitled to be cast thereon by the holders of (1) the Class A Stock (other than Mr. Plank, his family entities, his family members or any executive officer of the Company), voting as a single class, and (2) the Class B Stock, voting as a single class.

Our Charter provides that as soon as reasonably practicable after the conversion of all the outstanding shares of Class B Stock into Class A Stock, all the outstanding shares of Class C Stock will also automatically be converted into Class A Stock, so that the Company would then have only one class of outstanding common stock.

The Noncompete Agreement. In anticipation of the Class C Dividend, the Company and Mr. Plank have executed and delivered the Noncompete Agreement negotiated by the Special Committee pursuant to which Mr. Plank has agreed not to compete with the Company or solicit its employees, customers and suppliers and prospective customers and suppliers (other than on behalf of the Company) during Mr. Plank’s tenure with the Company and for five years thereafter.

We refer to the Class C Stock Issuance, the Charter Amendments and the Noncompete Agreement, collectively, as the “Stock and Governance Changes”.

The Employee Benefit Plan Matters (Pages 36 and 44)

The Company would like to be able to issue Class C Stock under its employee benefit plans following payment of the Class C Dividend. Accordingly, the Board of Directors has approved, and has recommended that our stockholders approve, (a) amendments to the Company’s Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “Long-Term Incentive Plan”), effective as of the date of payment of the Class C Dividend, to authorize 30 million shares of our Class C Stock to be issued pursuant to awards under the Long-Term Incentive Plan and to reduce the number of shares of Class A Stock currently authorized under the Long-Term Incentive Plan from 40 million shares to 30 million shares (the “Plan Amendment”), and (b) the adoption of a new Class C Employee Stock Purchase Plan (the “Class C ESPP Adoption”). These approvals are not required in order for the Company to complete the Class C Stock Issuance, but being able to issue Class C Stock under these plans will allow the Company to realize one of the benefits of the creation of Class C Stock.

The Special Meeting; Proposals to be Considered

The special meeting (the “Special Meeting”) will be held on August 26, 2015, at 10:00 a.m., Eastern Time, at the Company’s principal offices and headquarters, 1020 Hull Street, Baltimore, Maryland 21230.

At the Special Meeting, you will be asked to consider and vote upon the following proposals:

•	to approve each of the Charter Amendments;

•	to approve the Plan Amendment; and

•	to approve the Class C ESPP Adoption.

Record Date and Quorum

Only holders of record of our Class A Stock and holders of record of our Class B Stock at the close of business on July 13, 2015, or the “Record Date”, will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, 179,961,526 shares of Class A Stock and 35,700,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock entitles the holder to cast one vote on each matter considered at the Special Meeting and each share of Class B Stock entitles the holder to cast ten votes on each matter considered at the Special Meeting.

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Special Meeting.

Votes Required

The Charter Amendments require the affirmative vote of the holders of a majority of the voting power of (a) the shares of Class A Stock and Class B Stock outstanding as of the Record Date and entitled to vote thereon, voting together as a single class, and (b) the shares of Class B Stock outstanding as of the Record Date and entitled to vote thereon, voting as a single class.

Each of the Plan Amendment and the Class C ESPP Adoption requires the affirmative vote of a majority of the votes cast on the proposal at the Special Meeting, with the holders of the Class A Stock and the Class B Stock outstanding as of the Record Date and entitled to vote thereon voting together as a single class.

Mr. Plank and certain related entities have agreed to vote and to cause to be voted at the Special Meeting all shares of Class A Stock and Class B Stock beneficially owned by them (representing 66.5% of the outstanding voting power as of the Record Date) in favor of each of these matters, so that each of these matters will be approved at the Special Meeting.

No vote of our stockholders is required with respect to the Creation of Class C Stock, the Class C Dividend or the Noncompete Agreement.

Effectiveness of the Stock and Governance Changes

If the Charter Amendments are approved at the Special Meeting, we intend to file the Charter Amendments with the Maryland State Department of Assessments and Taxation (the “MSDAT”) effective immediately prior to the payment of the Class C Dividend, and these amendments will be effective immediately upon acceptance by the MSDAT. Our Board reserves the right to abandon or delay the filing of the Charter Amendments even if they are approved by our stockholders, except that the Board will not proceed with the payment of the Class C Dividend unless the Charter Amendments have become effective.

Our Board has expressed its intention to complete the Stock and Governance Changes by paying the Class C Dividend, subject to stockholder approval of each of the Charter Amendments, the Plan Amendment and the Class C ESPP Adoption. At this time, our Board is not aware of any factors, other than these approvals, that may impact its decision as to whether to complete the Stock and Governance Changes.

Even if the Charter Amendments, the Plan Amendment and the Class C ESPP Adoption are approved by our stockholders at the Special Meeting, there can be no assurance that our Board will elect to complete the Stock and Governance Changes by authorizing the Company to declare and pay the Class C Dividend or, if the Board so elects, as to the timing of the Stock and Governance Changes. The Board retains discretion to abandon or to change the terms and/or the timing of the Stock and Governance Changes or any aspect thereof, including the declaration and payment of the Class C Dividend.

Recommendation of Our Board of Directors and the Special Committee

The Special Committee unanimously determined that the Creation of Class C Stock and payment of the Class C Dividend, together with the Noncompete Agreement and the Charter Amendments, the Plan Amendment and the Class C ESPP Adoption, are in the best interests of the Company and our stockholders (other than Mr. Plank, as to whom no determination was made), and the Special

Committee recommended that the Board approve the Creation of Class C Stock, the issuance of the Class C Dividend and the Noncompete Agreement and approve, declare advisable and submit for approval by our stockholders the Charter Amendments, the Plan Amendment and the Class C ESPP Adoption.

Following receipt of the recommendation of the Special Committee, our Board unanimously (other than Mr. Plank, who abstained) determined that the Class C Stock Issuance and the Noncompete Agreement, together with the Charter Amendments, the Plan Amendment and the Class C ESPP Adoption, are in the best interests of the Company and our stockholders (other than Mr. Plank, as to whom no determination was made), and the Board unanimously (other than Mr. Plank, who abstained) approved the Creation of Class C Stock and the Noncompete Agreement and approved, declared advisable, and submitted and recommended for approval by our stockholders the Charter Amendments, the Plan Amendment and the Class C ESPP Adoption.

Material U.S. Federal Income Tax Consequences of the Class C Dividend (Page 26)

We believe that, in general, for U.S. federal income tax purposes (i) neither the Creation of Class C Stock nor the Class C Dividend, if it is declared, will be taxable to a stockholder of Under Armour; (ii) the Class C Stock will not constitute “Section 306 stock” within the meaning of Section 306(c) of the Code; (iii) the tax basis of each share of Class A Stock and Class B Stock, as applicable, with respect to which Class C Stock is distributed in the potential Class C Dividend will be apportioned between such share of Class A Stock or Class B Stock, on the one hand, and the Class C Stock received in the potential Class C Dividend, on the other hand, in proportion to the fair market value of such shares on the date of the potential Class C Dividend; (iv) if the shares of Class A Stock and Class B Stock were held as capital assets immediately before the Effective Date, the holding period for each new share of Class C Stock will include such stockholder’s holding period for the share of common stock with respect to which the Class C Stock is distributed; and (v) no gain or loss will be recognized on any subsequent conversion of Class C Stock into shares of Class A Stock. Gain or loss would be recognized, however, on the subsequent disposition of shares of Class C Stock in a taxable transaction.

If the Class C Stock were determined to constitute Section 306 stock, a stockholder generally would be treated as realizing ordinary income as opposed to capital gain upon certain dispositions (including redemptions) of such Section 306 stock.

Stockholders are urged to seek the advice of their tax counsel on these matters and on tax matters other than U.S. federal income tax matters.

Appraisal Rights (Page 47)

Under Maryland law, holders of our common stock will not be entitled to appraisal rights in connection with the Class C Stock Issuance or the matters to be considered at the Special Meeting.

v

UNDER ARMOUR, INC.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

August  26, 2015

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc., a Maryland corporation, for use at the Special Meeting of Stockholders and at any adjournment or postponement thereof. The meeting is to be held on August 26, 2015, at 10:00 a.m., Eastern Time, at the Company’s principal offices and headquarters, 1020 Hull Street, Baltimore, Maryland 21230. We expect to first send or give this Proxy Statement to stockholders on approximately July 17, 2015.

In this Proxy Statement, (a) we refer to Under Armour, Inc. as Under Armour, we, us or the Company, and (b) references to numbers of shares of our common stock and the trading price of our common stock have been adjusted to reflect the Company’s two-for-one stock splits that were effected in July 2012 and April 2014.

Internet Availability of Proxy Materials

Pursuant to rules of the Securities and Exchange Commission, or “SEC”, we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials, including this Proxy Statement, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Stockholders to be held on August 26, 2015

Our Proxy Statement is available at

http://investor.underarmour.com/special-annual-meeting-cwMV.cfm?mode=cwMV

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as “Class A Stock”, and holders of record of our Class B Common Stock, which we refer to as “Class B Stock”, at the close of business on July 13, 2015, or the “Record Date”, will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, 179,961,526 shares of Class A Stock and 35,700,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock entitles the holder to cast one vote at on each matter considered at the Special Meeting and each share of Class B Stock entitles the holder to cast ten votes on each matter considered at the Special Meeting.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Special Meeting.

Votes Required

The amendments to our charter (our “Charter”), which we will subsequently refer to collectively as Proposal 1, or the “Charter Amendments”, require the affirmative vote of the holders of a majority of the voting power of (a) the shares of Class A Stock and Class B Stock outstanding as of the Record Date and entitled to vote thereon, voting together as a single class and (b) the shares of Class B Stock outstanding as of the Record Date and entitled to vote thereon, voting as a single class.

The Amendment of our Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “Long-Term Incentive Plan”), which we will subsequently refer to as Proposal 2, or the “Plan Amendment”, requires the affirmative vote of a majority of the votes cast on the proposal at the Special Meeting.

The adoption of a new Class C Employee Stock Purchase Plan (the “Class C ESPP”), which we will subsequently refer to as Proposal 3, or the “Class C ESPP Adoption”, requires the affirmative vote of a majority of the votes cast on the proposal at the Special Meeting.

The holders of the Class A Stock and the Class B Stock will vote together as a single class on the Plan Amendment and the Class C ESPP Adoption.

Voting Process

Shares for which proxies are properly executed and returned will be voted at the Special Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” each of the Charter Amendments, the Plan Amendment and the Class C ESPP Adoption (Proposals 1, 2 and 3). Under Maryland law and our Bylaws, no matters, other than the matters listed above and procedural motions relating to such matters, may properly be brought before the Special Meeting. If such procedural motions are properly presented at the Special Meeting, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you may vote your shares directly through one of the methods described below. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instruct your bank or brokerage firm how to vote your shares through the methods described on the voting instruction form provided by your bank or brokerage firm.

How to Vote

You may vote your shares by one of the following methods.

Internet

To vote your shares by Internet, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the enclosed proxy card or voting instruction form, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by Internet, you do not need to mail your proxy card or voting instruction form.

Telephone

If you received a paper proxy card or voting instruction form and would like to vote your shares by telephone, please follow the instructions on the proxy card or voting instruction form. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card or voting instruction form.

Mail

If you received a paper proxy card or voting instruction form and would like to vote your shares by mail, please follow the instructions on the proxy card or voting instruction form. Please be sure to sign and date your proxy card. If you do not sign your proxy card, your votes cannot be counted. Mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

In Person

You may also attend the Special Meeting and vote in person. If you own your stock in street name and wish to vote your shares at the Special Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. However, to ensure your shares are represented, we ask that you vote your shares by Internet, telephone or mail, even if you plan to attend the meeting.

Attendance at the Special Meeting

If you are the record holder of your shares as of the Record Date for the Special Meeting, you will be required to present a form of photo identification for admission to the Special Meeting. If you own your stock in street name, you may attend the Special Meeting in person provided that you present a form of photo identification and proof of beneficial ownership as of the Record Date for the Special Meeting, such as a recent brokerage statement or a letter from a bank or broker. Directions to the Special Meeting are available at http://investor.underarmour.com/special-annual-meeting-cwMV.cfm?mode=cwMV.

Revocation

If you are the record holder of your shares as of the Record Date for the Special Meeting, you may revoke or cancel a previously granted proxy at any time before the Special Meeting by delivering to the Secretary of Under Armour at 1020 Hull Street, Baltimore, Maryland 21230, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Special Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Special Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Special Meeting in person or by proxy who do not vote on a matter and ballots or proxies marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on any matter.

Generally, at meetings of our stockholders, if your shares are held in street name through a bank or broker and you do not provide voting instructions regarding a matter to be considered at the meeting, your bank or broker may vote your shares as to “routine matters” in accordance with rules of the New York Stock Exchange (the “NYSE”) that govern banks and brokers. Thus, if you do not vote your shares with respect to routine matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

However, none of the Charter Amendments, the Plan Amendment, or the Class C ESPP Adoption is considered a “routine matter.” Thus, if you do not vote your shares with respect to these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on these matters.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from you) will be treated the same as abstentions, which means they will be present at the Special Meeting and counted toward the quorum, but they will not be counted as votes cast. Because approval of the Charter Amendments (Proposal 1) requires the affirmative vote of the holders of a majority of the voting power of the shares of Class A Stock and Class B Stock outstanding as of the Record Date and entitled to vote thereon, voting together as a single class, as well as separate approval of the holders of a majority of the voting power of the shares of Class B Stock outstanding as of the Record Date, abstentions and broker non-votes will have the effect of a vote against the proposal. Because each of the Plan Amendment (Proposal 2) and the Class C ESPP Adoption (Proposal 3) requires the vote of not less than a majority of the votes cast on the proposal at the Special Meeting, abstentions and broker non-votes will not have an effect on the vote, because they will not be counted as votes cast.

Householding

The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the proxy materials. The broker will arrange for delivery of a separate copy of this Proxy Statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Special Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. We have retained Georgeson Inc., a proxy solicitation firm, to assist us in the solicitation of proxies for the Special Meeting. As of the Record Date, we have paid Georgeson Inc. approximately $25,000 for the solicitation of proxies in connection with the Special Meeting and other advisory work and will pay for other miscellaneous expenses as incurred in connection with the solicitation of proxies. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail.

Stockholders are requested to authorize their proxies by telephone or internet or return their proxies by mail without delay.

If you have any questions or need assistance in voting your shares, or if you need to obtain copies of the accompanying proxy statement, proxy cards, election forms or other documents referred to in this Proxy Statement, please contact our proxy solicitor, Georgeson Inc., toll-free at 866-295-4321.

THE STOCK AND GOVERNANCE CHANGES

Overview of the Stock and Governance Changes

Our Board of Directors (our “Board”), after receiving the unanimous recommendation of a special committee of our Board consisting only of independent directors (the “Special Committee”), unanimously (other than Kevin Plank, our founder, Chairman of the Board and Chief Executive Officer, who abstained from voting) determined that it was advisable and in the best interests of our Company and its stockholders (other than Mr. Plank, as to whom no determination was made) to make the following changes in our common stock and corporate governance that were negotiated by the Special Committee with Mr. Plank:

•	establish a new class of common stock that is substantially identical to the Class A Stock, except that the new class has no voting rights (except in certain limited circumstances) and will automatically convert into Class A Stock under certain circumstances (which we refer to as the “Class C Stock”, and the creation thereof as the “Creation of Class C Stock”);

•	declare and pay a dividend of one share of this new Class C Stock for each outstanding share of our Class A Stock and Class B Stock (the “Class C Dividend”). We refer to the Creation of Class C Stock and the Class C Dividend collectively as the “Class C Stock Issuance”;

•	make certain amendments to the Company’s charter (which we refer to as our “Charter”), benefitting the holders of Class A Stock in connection with the Class C Stock Issuance and described below (the “Charter Amendments”); and

•	approve the execution of a non-competition and non-solicitation agreement between Mr. Plank and the Company (the “Noncompete Agreement”), pursuant to which, among other things, Mr. Plank has agreed not to compete with the Company or solicit its employees, customers and suppliers and prospective customers and suppliers (other than on behalf of the Company) during Mr. Plank’s tenure with the Company and for five years thereafter.

We refer to the Class C Stock Issuance, the Charter Amendments and the Noncompete Agreement collectively as the “Stock and Governance Changes”.

The Class C Stock Issuance. Under Maryland law and our Charter, the Company was able to effect the Creation of Class C Stock without stockholder approval and, following Board approval, the Company did so on June 15, 2015 by filing an amendment to the Charter and Articles Supplementary with the MSDAT. Under Maryland law, the Company is also able to pay the Class C Dividend without stockholder approval. However, the Board believes that, prior to declaring and paying the Class C Dividend, (1) the Charter Amendments should be effected to provide the benefits to the Company and its stockholders (other than Mr. Plank) as described in more detail in this Proxy Statement, (2) the Plan Amendment should be approved so that the Class C Stock may be issued under our Long-Term Incentive Plan and (3) the Class C ESPP Adoption should take place so that employees will be able to purchase Class C Stock in the future under the Class C ESPP. The stockholders will vote on these three matters at the Special Meeting.

The Charter Amendments. The Board believes that the Charter Amendments are in the best interest of the Company and its stockholders (other than Mr. Plank). In addition, the declaration and payment of the Class C Dividend are subject to the effectiveness of the Charter Amendments. Accordingly, the Board has authorized the submission of the Charter Amendments for a vote of our stockholders at the Special Meeting. The Charter Amendments have the following key provisions, which were negotiated by the Special Committee with Mr. Plank:

•	provide for a new automatic conversion trigger under which each share of Class B Stock will automatically convert into one share of Class A Stock if Mr. Plank sells, or otherwise disposes of, more than 2.5 million shares of the Company’s common stock in any calendar year beginning in the year of the record date for the Class C Dividend, subject to a rollover feature that will allow Mr. Plank to sell additional shares under certain circumstances. The 2.5 million share limit is based on the Company having paid the Class C Dividend (so that this limit is equivalent to 1.25 million shares prior to the payment of the Class C Dividend);

•	provide for a new automatic conversion trigger under which each share of Class B Stock will automatically convert into one share of Class A Stock if Mr. Plank resigns from the Company or his employment with the Company is terminated for cause;

•	provide for the treatment of shares of Class A Stock in a manner that is at least as favorable as shares of Class B Stock in certain merger, consolidation, statutory share exchange, conversion and negotiated tender offer transactions (the “Equal Treatment Provision”);

•	enhance board independence requirements for so long as the Class B Stock is outstanding by (1) prohibiting the Company from availing itself of the exemptions for “controlled companies” under stock exchange listing standards and (2) imposing stricter standards for determining whether directors are “independent” (the “Board Independence Provisions”); and

•	provide that the Equal Treatment Provision and the Board Independence Provisions cannot be amended unless declared advisable by the Board, including at least 75% of the Independent Directors, and approved by at least 75% of the votes entitled to be cast thereon by the holders of (1) the Class A Stock (other than Mr. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Company), voting as a single class, and (2) the Class B Stock, voting as a single class.

The Noncompete Agreement. In connection with approving the Creation of Class C Stock and recommending the Charter Amendments, the Special Committee negotiated with Mr. Plank a Noncompete Agreement, which he executed on June 15, 2015. Under the terms of the Noncompete Agreement, Mr. Plank has agreed not to compete with the Company or solicit its employees, customers and suppliers and prospective customers and suppliers (other than on behalf of the Company) during Mr. Plank’s tenure with the Company and for five years thereafter. The Noncompete Agreement has become effective, but will terminate if the Board determines not to proceed with payment of the Class C Dividend. The Noncompete Agreement also requires Mr. Plank and the manager with voting power over certain shares of Class B Stock held by two limited liability companies controlled by Mr. Plank, to vote, and to cause to be voted, at the Special Meeting all shares of Class A Stock and Class B Stock beneficially owned by Mr. Plank and his affiliates and associates in favor of each of the Charter Amendments, the Plan Amendment and the Class C ESPP Adoption.

Although the Creation of Class C Stock and the Noncompete Agreement were effected without stockholder approval, the Charter Amendments, which the Board believes should be effective at the time of the Class C Dividend, require the approval of our stockholders. Accordingly, the Charter Amendments are being submitted to the stockholders for approval at the Special Meeting.

Our Board intends to authorize the Company to declare and pay the Class C Dividend promptly following the approval of the Charter Amendments by the stockholders at the Special Meeting. However, the decision to proceed with, and timing of, the declaration and payment of the Class C Dividend will be made by the Board in its discretion.

Certain Terms Used in this Proxy Statement

We use the following defined terms in this Proxy Statement:

•	“Independent Directors” means such directors of the Company who are independent under applicable law, the Listing Standards (as defined below) and any other standards adopted by the Board for determining the independence of directors generally, who are not Mr. Plank or a Kevin A. Plank Family Member and whom the Board has determined have no material financial or service relationship with Mr. Plank or any Kevin A. Plank Family Member.

•	“Kevin A. Plank Family Member” means: (X) the spouse, and any parent, child, sibling, parent-in-law, sibling-in-law or child-in-law, of Mr. Plank; (Y) any individual (other than a domestic employee) who shares a home with Mr. Plank; and (Z) any lineal descendant, including by adoption, of any of the foregoing individuals.

•	“Listing Standards,” means, for so long as shares of the Company’s stock are listed on the NYSE, the requirements of the NYSE generally applicable to companies with voting common equity securities listed thereon (the “NYSE Listing Standards”), or if the Company’s stock is not so listed, the listing requirements or rules of the principal national securities exchange on which the Company’s stock is then listed or traded, or if the Company’s stock is not then listed or traded on any national securities exchange, the NYSE Listing Standards.

•	“Kevin A. Plank Family Entity” means (1) any not-for-profit corporation controlled by Mr. Plank, his wife or children, or any combination thereof; (2) any corporation if at least 66% of the value and voting power of its outstanding equity is owned by Mr. Plank, his wife or children, or any combination thereof; (3) any partnership if at least 66% of the value and voting power of its partnership interests are owned by Mr. Plank, his wife or children, or any combination thereof; (4) any limited liability company or similar company if at least 66% of the value and voting power of the company and its membership interests are owned by Mr. Plank, his wife or his children; or (5) any trust the primary beneficiaries of which are Mr. Plank, his wife, his children and/or charitable organizations, of which if the trust is a wholly charitable trust, at least 66% of the trustees of such trust are appointed by Mr. Plank or his wife.

Summary of Proposals Included in the Stock and Governance Changes

At the Special Meeting, our stockholders will vote separately on the following proposals:

•	Proposal 1—Charter Amendments. This proposal is to approve the Charter Amendments negotiated by the Special Committee with Mr. Plank that are designed to provide important benefits to the holders of Class A Stock in connection with the consummation of the Class C Stock Issuance. Stockholders will vote separately on each of the following proposals, which collectively comprise Proposal 1:

Proposal 1A	To provide for each share of Class B Stock to be converted into one share of Class A Stock if Mr. Plank sells, or otherwise disposes of, a total of more than 2.5 million shares of the Company’s common stock in any calendar year. Each share of Class B Stock will automatically convert into a share of Class A Stock if Mr. Plank sells, or otherwise disposes of, more than 2.5 million shares of the Company’s common stock in any calendar year beginning in the year of the record date for the Class C Dividend. However, if Mr. Plank sells fewer than the number of shares that he was permitted to sell in any calendar year, the number of unsold shares will be added to the number of shares that he may sell in the future calendar years, without limitation, potentially allowing him to sell more than 2.5 million shares in any given calendar year without triggering the conversion (the “Transfer Conversion Trigger”). The 2.5 million share limit is based on the Company having paid the Class C Dividend of one share of Class C Stock on each outstanding share of Class A Stock and Class B Stock (so that this limit is equivalent to 1.25 million shares prior to the payment of the Class C Dividend).

Proposal 1B	To provide for each share of Class B Stock to be converted into one share of Class A Stock upon the departure of Mr. Plank from the Company in certain circumstances. If Mr. Plank resigns from the Company or his employment with the Company is terminated for “cause,” then the Class B Stock will automatically convert to Class A Stock.

Proposal 1C	To provide for the treatment of shares of Class A Stock in a manner that is at least as favorable as shares of Class B Stock in certain transactions. In the event of any merger or consolidation of the Company into another entity, statutory share exchange between the Company and any other entity or conversion of the Company with or into another entity (whether or not the Company is the surviving entity) or a third party tender offer entered into pursuant to an agreement with the Company, the holders of each share of Class A Stock and Class B Stock will be entitled to receive the same consideration on a per share basis, and each holder of shares of Class A Stock will be entitled to receive the same consideration on a per share basis as each holder of shares of Class B Stock is entitled to receive on a per share basis in connection with a transfer of such shares of Class B Stock incidental to such a merger, consolidation, statutory share exchange, conversion or negotiated tender offer, even if the consideration for such transfer is not paid as consideration in such merger, consolidation, statutory share exchange, conversion or negotiated tender offer, subject to certain exceptions.

Proposal 1D	To enhance board independence requirements for so long as the Class B Stock is outstanding by (1) prohibiting the Company from availing itself of the exemptions for “controlled companies” under stock exchange listing standards and (2) imposing stricter standards for determining whether directors are “independent”. Because it will not be entitled to avail itself of exemptions for “controlled companies” under applicable listing standards, the Company will, in effect, be required to maintain a majority of independent directors and independent compensation and corporate governance committees, so long as shares of Class B Stock are outstanding. In addition, for the purpose of these and other requirements in our charter, “independence” will mean that a director has no family relationship with Mr. Plank, and no material financial or service relationship with Mr. Plank or any members of his family, in addition to the other independence requirements to which the Company is subject under applicable listing standards.

Proposal 1E	To provide that amendments to the Equal Treatment Provision and the Board Independence Provisions require a supermajority vote. The Equal Treatment Provision and the Board Independence Provisions cannot be amended unless declared advisable by the Board, including at least 75% of the Independent Directors, and approved by at least 75% of the votes entitled to be cast thereon by the holders of (1) the Class A Stock (other than Mr. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Company), voting as a single class, and (2) the Class B Stock, voting as a single class.

Summary of Additional Proposals Related to the Stock and Governance Changes

In addition to the Charter Amendments, which are included as elements of the Stock and Governance Changes, at the Special Meeting our stockholders will vote on the following matters, which are related to the Stock and Governance Changes.

•	Proposal 2—Long-Term Incentive Plan Amendment. Under NYSE listing standards, any material amendment of an equity compensation plan must be approved by the stockholders. This proposal is to approve the Plan Amendment, involving certain amendments to the Long-Term Incentive Plan to allow the award of shares of Class C Stock under the Long-Term Incentive Plan.

•	Proposal 3—Class C ESPP Adoption. Under NYSE listing standards, the adoption of an equity compensation plan must be approved by the stockholders. This proposal is to approve the Class C ESPP Adoption, involving the adoption of a new Class C Employee Stock Purchase Plan providing for the issuance of shares of Class C Stock under the Class C ESPP.

As a result of his beneficial ownership of all of the 35,700,000 outstanding shares of our Class B Stock and 76,445 shares of our Class A Stock, which together represent as of the Record Date approximately 66.5% of the total voting power of all outstanding shares of Class A Stock and Class B Stock, Mr. Plank will have the power to approve each of the Charter Amendments, the Plan Amendment and the Class C ESPP Adoption without the affirmative vote of any other stockholder. In the Noncompete Agreement, Mr. Plank and the manager with voting power over certain shares of Class B Stock held by two limited liability companies controlled by Mr. Plank, have agreed to vote all shares of Class A Stock and Class B Stock beneficially owned by Mr. Plank and his affiliates and associates “FOR” the matters under Proposals 1, 2 and 3 at the Special Meeting.

The description of the Charter Amendments in this Proxy Statement is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Charter Amendments, which are attached to this Proxy Statement as Appendix A. For convenience of reference, an unofficial, compiled copy of the Charter showing the changes from the existing Charter to be effected by the Charter Amendments, with deleted text shown in strikethrough and added text shown as double-underlined, is attached to this Proxy Statement as Appendix B.

The description of the Plan Amendment in this Proxy Statement is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Plan Amendment. For convenience of reference, a copy of the Amended Long-Term Incentive Plan, as it will be amended, showing the changes from the Long-Term Incentive Plan, with deleted text shown in strikethrough and added text shown as double-underlined, is attached to this Proxy Statement as Appendix C.

The description of the Class C ESPP in this Proxy Statement is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Class C ESPP, which is attached to this Proxy Statement as Appendix D.

The description of the Noncompete Agreement in this Proxy Statement is qualified by reference to, and should be read in connection with, the full text of the Noncompete Agreement, which is attached to this Proxy Statement as Appendix E.

The description of the Class C Stock in this Proxy Statement is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Articles Supplementary, which created the Class C Stock. The Articles Supplementary were approved by the Board on June 11, 2015 and accepted for record by the MSDAT on June 15, 2015 and are attached to this Proxy Statement as Appendix F.

If the Charter Amendments are adopted by the required vote of our stockholders, we intend to file the Charter Amendments with the MSDAT immediately prior to the payment of the Class C Dividend. The Charter Amendments will be effective immediately upon acceptance of filing by the MSDAT or at such later time as may be specified in the Charter Amendments (the “Effective Date”). Our Board reserves the right to abandon or delay the filing of the Charter Amendments even if they are approved by our stockholders. Our Board will not proceed with the Class C Dividend unless the Charter Amendments have become effective.

At this time, our Board is not aware of any factors, other than the approval of the Charter Amendments, the Plan Amendment and the Class C ESPP Adoption, that may impact its decision as to whether to complete the Stock and Governance Changes. Stockholder approval of the Class C Dividend is not required and is not being solicited by this Proxy Statement. Even if the Charter

Amendments, the Plan Amendment and the Class C ESPP Adoption are approved by the stockholders at the Special Meeting, there can be no assurance that our Board will elect to complete the Class C Stock Issuance through the declaration and payment of the Class C Dividend or, if the Board so elects, of the timing of the declaration and payment of the Class C Dividend. The Board retains discretion to abandon or to change the terms and/or the timing of the Stock and Governance Changes. The Noncompete Agreement will terminate if the Board determines not to proceed with the Class C Dividend.

The Board recommends a vote “FOR” the approval of each of Proposal Numbers 1, 2 and 3.

The Stock and Governance Changes, including the background of the Stock and Governance Changes and the reasons why our Board and the Special Committee decided to approve the Class C Stock Issuance and the Noncompete Agreement and to approve and recommend the Charter Amendments, are described below.

Overview of Our Dual-Class Structure

Since our initial public offering in 2005, our Company has had a dual-class stock structure consisting of our Class A Stock, which is entitled to one vote per share, and our Class B Stock, which is entitled to ten votes per share. Under the terms of our Charter, shares of Class A Stock and shares of Class B Stock generally vote together as a single class on all matters, including the election of directors, fundamental corporate transactions and amendments to our Charter. All shares of our Class B Stock are beneficially owned by Mr. Plank. As of the Record Date, Mr. Plank beneficially owned 35,700,000 shares of Class B Stock and 76,445 shares of Class A Stock, together, representing approximately 16.6% of the total number of shares of outstanding Class A Stock and Class B Stock and approximately 66.5% of the total voting power of the outstanding Class A Stock and Class B Stock.

Under the terms of our Charter, each outstanding share of Class B Stock will be automatically converted into one share of Class A Stock, so that our dual-class structure would unwind upon the occurrence of any of the following:

•	the death of Mr. Plank;

•	Mr. Plank’s ceasing to be affiliated with our Company in any capacity as a result of a permanent disability; or

•	the record date for any meeting of our stockholders, if the aggregate number of shares of Class A Stock and Class B Stock beneficially owned on that record date by Mr. Plank and each Kevin A. Plank Family Entity, when taken together, is less than 15.0% of the total number of shares of Class A Stock and Class B Stock outstanding on that record date (the “15% Conversion Threshold”).

As a result of the 15% Conversion Threshold, if the total number of shares of Class A Stock and Class B Stock beneficially owned by Mr. Plank were to drop from exactly 15.0% of the total outstanding shares of our Class A Stock and Class B Stock to just less than 15.0% of total outstanding shares, his voting power would drop from approximately 63.8% of the total votes (assuming substantially all of his holdings were in Class B Stock) to just under 15.0% of the total votes.

Companies typically use dual-class stock structures, such as the one that we have in place, so that a company founder or founders may maintain voting control of the company after it becomes a public company, even as the company issues additional shares of its common stock or as the founder or founders sell their shares from time to time. Facilitating such voting control by company founders, so that their votes control the election of directors and significant corporate decisions, allows them to focus on long-term corporate strategies and performance, as they seek to drive the creation of long-term value for the company and its stockholders. With such a structure in place, a company may be subject to less pressure to achieve short-term financial results and it may avoid pressure from activists or other stockholders who focus more on short-term performance than on longer-term objectives.

History of Under Armour

Under Armour was founded in 1996 by Kevin Plank. As a special teams captain of the University of Maryland football team, he became tired of repeatedly changing the cotton T-shirt under his jersey as it became wet and heavy during the course of a game and he set out to develop a next generation shirt that would remain drier and lighter. He created a new category of sporting apparel called “performance apparel” and built Under Armour into a leading developer, marketer and distributor of branded performance apparel, footwear and accessories. These products are now sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe, as well as by consumers with active lifestyles. In addition, under Mr. Plank’s direction as Chief Executive Officer, Under Armour’s Connected Fitness platform now powers the world’s largest digital health and fitness community, which we use to connect with our consumers and increase awareness and sales of our products.

We became a publicly-traded company in 2005 and our Company has achieved significant success since our initial public offering. The Company’s net revenues grew from approximately $281 million in 2005 to approximately $3.1 billion in 2014, which represents a compound annual growth rate of 30%. Over this same period, the Company’s net income also grew at a 30% compound annual growth rate, increasing from $19.7 million in 2005 to $208 million in 2014. Our stockholders have shared in this success, with the share price of our Class A Stock increasing from the initial public offering price of $3.25 to $86.24 per share, which was the closing price of our Class A Stock on July 10, 2015, representing an increase of approximately 2,554% on a split-adjusted basis. In contrast, over that time period, the S&P 500 Index appreciated by approximately 66%.

Mr. Plank has benefited financially from this strong stockholder return through ownership and periodic sales of his founder’s shares. Also, despite this market leading performance, he has forgone certain benefits and continued to align his own personal financial success with Under Armour and its stockholders. In 2008, Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our Company, and his salary has remained at that level. Mr. Plank believes he should be compensated as our Chief Executive Officer based primarily on our Company’s performance through our incentive plans and, accordingly, nearly all of his compensation is based on our performance. The Board believes that Mr. Plank’s relatively modest compensation as our Chief Executive Officer remains well below market and does not fully reflect his value to the Company and the strong return he has generated for our stockholders.

Background to the Stock and Governance Changes

From time to time since our initial public offering in 2005, Mr. Plank has sold shares of Class B Stock for asset diversification, tax and estate planning and charitable giving purposes. The Company has also issued shares of Class A Stock from time to time, with substantially all these shares being issued under our employee benefit plans. In the past, our Board (including Mr. Plank) has discussed the benefits of our current corporate governance structure, which allows Mr. Plank and the other members of management to focus on driving long-term value for our Company and stockholders. Our Board (including Mr. Plank) has discussed that, over time, as Mr. Plank further diversifies his assets through sales of Class B Stock, and as the Company issues additional shares of Class A Stock, Mr. Plank’s ownership level would approach the 15% Conversion Threshold that would unwind the dual-class stock structure.

In June 2012, the Board authorized a committee of independent directors, consisting of Douglas E. Coltharp, Anthony W. Deering and A.B. Krongard (the “Special Committee”), to review the dual-class structure. The Special Committee engaged its own independent counsel, Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), to assist in its review. The Special Committee reviewed the sales of shares by Mr. Plank since the time of the Company’s initial public offering, as well as the possibility of his engaging in additional sales of shares, and also considered previous issuances of stock by the Company and how additional issuances of shares by the Company might impact its dual-class stock structure. The Special Committee also reviewed the Company’s dual-class stock structure, in the context of other elements of its corporate governance. In connection with its review, the Special Committee determined that, in connection with any measure that might extend Mr. Plank’s voting control, it would be critical to the Company that Mr. Plank (a) enter into non-competition and non-solicitation commitments and (b) commit to the unwinding of the Company’s dual-class structure (and, as a result, the relinquishment of his control of the Company) if he were to resign from the Company or be terminated for “cause.” The Special Committee concluded that, without these new terms, it would be exceedingly difficult to attract and retain a high-quality replacement if Mr. Plank ever were to leave, in light of the prospect of potentially having Mr. Plank retain control of the Company or being able to compete with the Company after his departure. The Special Committee also considered changes to the Company’s Charter that might provide benefits to the Class A stockholders and which could only be implemented with the approval of Mr. Plank, as holder of all the outstanding Class B Stock.

Accordingly, the Special Committee developed a series of changes under which it would be prepared to support a phased-in reduction of the 15% Conversion Threshold, including non-competition and non-solicitation commitments similar to those reflected in the Noncompete Agreement, the unwinding of the Company’s dual-class structure if Mr. Plank were to resign from the Company or be terminated for “cause” and certain other governance changes for benefit of the holders of the Class A Stock. However, in February 2013, the NYSE advised the Special Committee that a reduction of the 15% Conversion Threshold would be inconsistent with the NYSE’s voting rights policy, and the Board and the Special Committee decided not to proceed with any changes. Thereafter, the Company monitored developments relating to the NYSE voting rights policy, including changes made at other public companies to address similar corporate governance matters, and in November 2014, the Company was informed by the NYSE that the creation of a class of non-voting common stock and issuance of non-voting shares in a dividend would not be inconsistent with the NYSE’s voting rights policy.

In November 2014, Mr. Plank reviewed with the Board his current ownership of Class B Stock and requested that the Board evaluate the creation and issuance of a class of non-voting common stock. Our Board approved and reaffirmed the authority of the Special Committee and authorized the Special Committee to consider the creation and issuance of a class of non-voting common stock and to evaluate and make a recommendation to the Board as to whether and on what terms to proceed. The Special Committee continued to be advised by Fried Frank, and it also engaged Citigroup, Inc., as its financial advisor, to assist in its review.

Over the next several months, with the assistance of its independent legal and financial advisors, the Special Committee engaged in its review. During its deliberations, the Special Committee noted the Company’s significant success since its initial public offering and acknowledged that Mr. Plank has been the driving force behind the Company’s success and that the Company’s future success is substantially dependent on Mr. Plank’s continued service. The Special Committee reviewed recent sales of shares by Mr. Plank and his desire to be able to engage in future sales, without triggering the conversion of his Class B Stock into Class A Stock, as well as the possibility that the Company might want to engage in future issuances of its Class A Stock. In addition, the Special Committee noted that the creation and issuance of a class of non-voting common stock would help mitigate the potential conflict of interest confronting Mr. Plank under the existing structure whenever the Company considers the possibility of equity issuances for acquisitions, compensation or financings. The Special Committee also recognized that the current dual-class structure has served the Company well by allowing Mr. Plank and management to focus on long-term value creation without distraction.

At the same time, the Special Committee reiterated its view that, in connection with any measure that might extend Mr. Plank’s voting control, it would be critical to the Company that Mr. Plank (a) enter into non-competition and non-solicitation commitments and (b) commit to the unwinding of the Company’s dual-class structure (and, as a result, the relinquishment of his control of the Company) if he were to resign from the Company or be terminated for “cause.” Accordingly, the Special Committee informed Mr. Plank that it would recommend the Creation of Class C Stock and the Class C Dividend, subject to, among other things, the entry by Mr. Plank into the Noncompete Agreement and the adoption of a new automatic conversion trigger under which Mr. Plank would forfeit his controlling position if he were to resign or be terminated for “cause.”

As part of its determination, the Special Committee also insisted upon the Transfer Conversion Trigger to limit Mr. Plank’s ability to sell substantial portions of his stock in a short time period while maintaining his voting control, thereby requiring Mr. Plank’s long-term financial interest in our stock to align with this voting control. The Special Committee also conditioned its recommendation upon the adoption of the Equal Treatment Provision and the Board Independence Provisions.

On May 22, 2015, the Special Committee unanimously determined that the Class C Stock Issuance, together with the Charter Amendments and the Noncompete Agreement, are in the best interests of the Company and our stockholders (other than Mr. Plank, as to whom no determination was made), and the Special Committee recommended that the Board approve the Creation of Class C Stock, the issuance of the Class C Dividend and the Noncompete Agreement and approve, declare advisable and submit the Charter Amendments for approval by our stockholders. On June 11, 2015, after the Special Committee reaffirmed its recommendation, the Board unanimously (other than Mr. Plank, who abstained) determined that the Class C Stock Issuance and the Noncompete Agreement, together with the Charter Amendments, the Plan Amendment and the Class C ESPP Adoption, are in the best interests of the Company and our stockholders (other than Mr. Plank, as to whom no determination was made), and the Board unanimously (other than Mr. Plank, who abstained) approved the Creation of Class C Stock and the Noncompete Agreement and approved, declared advisable, submitted and recommended for approval by our stockholders the Charter Amendments, the Plan Amendment and the Class C ESPP Adoption.

Reasons for the Stock and Governance Changes

The Special Committee and our Board approved the Stock and Governance Changes because they believe the changes to be advisable and in the best interests of the Company and in the best interests of our stockholders (other than Mr. Plank, as to whom no determination was made). Our Board believes that the potential advantages of the Stock and Governance Changes include, but are not limited to, the factors described below.

The following discussion of factors considered by the Special Committee and our Board is not intended to be exhaustive, but includes the material factors considered by the Special Committee and our Board in deciding to proceed with the Stock and Governance Changes. In light of the variety of factors considered, neither the Special Committee nor our Board found it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations and recommendations. In addition, individual members of our Board and the Special Committee may have given different weight to different factors. Neither the Special Committee nor our Board reached any specific conclusion on any of the factors considered, but instead conducted an overall analysis of the totality of the advantages and disadvantages of the Stock and Governance Changes.

Allow Management to Continue to Focus on Driving Long-Term Value

Since the formation of Under Armour, our management team has focused on and prioritized long-term goals. We want to continue to be an innovative company, emphasizing long-term growth while remaining nimble and focused on delivering new and creative solutions to athletes and consumers with active lifestyles throughout the world.

Our current corporate governance structure, which uses a dual-class structure to ensure voting control by Mr. Plank so long as he maintains a 15% ownership interest in the Company, allows Mr. Plank to determine the outcome of substantially all matters submitted to a vote of our stockholders, including the election of directors, amendments to our Charter, and matters involving mergers, acquisitions and other transactions resulting in a change of control of the Company. The Class C Stock Issuance will facilitate the continuation of our current corporate governance structure, which our Board and the Special Committee believe has served the Company well by enabling us to continue to focus on growing our brand as well as the long-term best interests of all of our stockholders. The Special Committee and our Board believe that this ability to focus on the long-term has generated, and will continue to generate, substantial benefits for all our stockholders and has been an important competitive advantage for Under Armour. A focus on the long-term is critical to Under Armour’s growth as we continue to gain market share in a highly competitive industry, where long-lasting success depends on not only identifying and executing against long-term trends in performance products, consumer preferences, innovation, technology, and other important aspects of our business and brand, but also creative vision and strong direction. The Special Committee and Board believe that our current dual-class structure has helped to insulate us from short-term pressure and outside influences that could distract our management team from its long-term vision and objectives.

Further, we operate in a highly competitive industry that includes many new competitors as well as increased competition from established companies expanding their production and marketing of performance products and other fitness related technologies. To continue to service our customers and our business, maintain our competitive position and drive our market penetration, Under Armour must continue to have the ability to execute on its strategy with agility. Because it will likely prolong Under Armour’s existing corporate governance structure, the Class C Stock Issuance will preserve our ability to act quickly and decisively to seize opportunities for growth and innovation, even if those opportunities may not yield immediate financial results or may have near-term adverse effects on our stock price. We believe this strategy is one that will allow us to remain on the cutting edge of our industry, continue to offer innovative products that meet the needs and expectations of our customers and sustain our strong market share.

The Class C Stock Issuance will provide our Board with the ability to prolong the period of time during which Mr. Plank may maintain voting control over Under Armour. Subject to the limitations of the Transfer Conversion Trigger, the Class C Stock Issuance will allow Mr. Plank to sell Class C Stock without affecting Mr. Plank’s voting control over Under Armour. By being able to issue shares of Class C Stock in the future instead of shares of Class A Stock, the Board will be able to issue shares of common stock without causing Mr. Plank to come closer to or drop below the 15% Conversion Threshold.

The Special Committee and our Board believe that the Class C Stock Issuance is an appropriate way to make it more likely that Mr. Plank will remain in a position to influence our direction for many years, and believe that this influence has been beneficial to our growth, strategy and autonomy. Mr. Plank will still lose voting power when he sells or transfers shares of Class B Stock, which he has done from time to time, or when Under Armour issues additional shares of Class A Stock, which it may choose to do from time to time.

Better Manage Future Potential Voting Dilution

The Special Committee and our Board believe that our Class A Stock has been an important tool for equity-based employee compensation and may be an important form of currency to help Under Armour further its strategic initiatives (such as the acquisition of complementary businesses). However, any new issuances of our Class A Stock for either of these key purposes results in automatic dilution to both the economic and voting interests of all our stockholders. The economic dilution can be managed by endeavoring to receive value commensurate with the stock that we issue, but the voting dilution cannot be managed. Because of the 15% Conversion Threshold, the impact of any issuance of Class A Stock by the Company is particularly acute. Not only are the voting interests of all stockholders diluted, but issuances of Class A Stock have an additional effect on our corporate governance structure by bringing Mr. Plank closer to the 15% Conversion Threshold. These issuances could eventually result in Mr. Plank dropping below the 15% Conversion Threshold and result in his voting power in the Company immediately dropping from at or above approximately 63.8% (assuming substantially all of his holdings were in Class B Stock) to a level below 15%.

In the view of the Special Committee and our Board, Mr. Plank’s influence—in part through his possession of voting control—has been an important element of our success. We currently have several ways to manage voting dilution to the extent that our Board deems it appropriate, including using cash to finance acquisitions, repurchasing shares of Class A Stock in the market and granting cash-settled equity incentives. Each of these ways of managing voting dilution, however, requires us to expend cash, which in some circumstances may be better used by reinvesting in the growth of our business. The Special Committee and our Board believe that the ability to issue shares of Class C Stock following the Stock and Governance Changes will provide our Board with a significant new tool to manage voting dilution without requiring us to use cash.

From time to time, Under Armour considers acquiring complementary companies, technologies and other assets as a means to fuel growth and innovation in our businesses and we may want to use shares of our common stock as consideration in such acquisitions. The Special Committee and our Board believe that the Class C Stock will provide us with an attractive additional currency to use for acquisitions that will be free of the voting dilution associated with issuances of additional shares of Class A Stock. Although it is true that the use of stock (even Class C Stock) as currency for acquisitions may cause economic dilution to existing stockholders, the Special Committee and our Board believe that the ability to offer stock consideration that better manages voting dilution will provide us with important additional flexibility. Of course, we will still be able to issue shares of Class A Stock in connection with acquisitions if it makes sense to do so.

Mitigate Potential Conflict of Interest Confronting Mr. Plank

Under the terms of our current Charter, with the 15% Conversion Threshold, there is the potential for a conflict of interest confronting Mr. Plank whenever the Company considers issuances of additional shares of Class A Stock, such as under our employee benefit plans, for acquisitions or in financings. The Special Committee and our Board believe that our Class A Stock has been an important tool for equity-based employee compensation and may be an important form of currency to help Under Armour further its strategic initiatives (such as the acquisition of complementary businesses). However, when the Company issues additional shares of Class A Stock (other than to Mr. Plank), Mr. Plank’s percentage ownership of the total number of shares of Class A Stock and Class B Stock is reduced, and he moves closer to the 15% Conversion Threshold at which he would lose voting control of the

Company. Mr. Plank could be faced with a decision as our Chief Executive Officer, Chairman of the Board, or as a stockholder, to recommend or approve the issuance of additional shares of our Class A Stock that may be in the best interest of the Company, but that would result in Mr. Plank moving closer to and perhaps dropping below the 15% Conversion Threshold at which he would lose voting control of the Company. The Class C Stock Issuance would mitigate this potential conflict of interest by providing the Company with the new Class C Stock which could be issued for such purposes.

Encouraging Mr. Plank to Remain as CEO of the Company; Protecting the Company if Mr. Plank Does Not Remain as CEO of the Company

For the reasons described above, it is the strongly held view of our Board and the Special Committee that the significant success realized by the Company has been attributable to Mr. Plank’s leadership, creative vision and management abilities. Our Board and the Special Committee also believe that the future success of the Company is highly dependent on Mr. Plank remaining with the Company. Under our current Charter, however, Mr. Plank would continue to hold the Class B Stock if he were to resign from the Company or be terminated. Previously, Mr. Plank was also not subject to a non-competition agreement with the Company. In an effort to reduce the likelihood that Mr. Plank would leave the Company (and, moreover, potentially utilize his talents to compete with the Company), the Special Committee insisted upon both the execution by Mr. Plank of the Noncompete Agreement and a new automatic conversion trigger upon Mr. Plank’s resignation from the Company or termination of his employment for cause. The Committee believes that the adoption of both the Noncompete Agreement and the new automatic conversion trigger provide significant value to the Company.

The Company does not currently have an employment agreement with Mr. Plank. The Noncompete Agreement provides benefits to the Company and our stockholders by ensuring that, subject to the terms and conditions of the Noncompete Agreement, Mr. Plank will not compete with the Company during his tenure with the Company and for five years after the end of his service to the Company. The Noncompete Agreement also prevents Mr. Plank, subject to the terms and conditions thereof, from soliciting our employees, customers and suppliers and prospective customers and suppliers during his tenure with the Company and for five years after the end of his service to the Company. Any material violation of the Noncompete Agreement as determined by 75% of the Independent Directors would also constitute “cause” sufficient to terminate Mr. Plank’s employment and trigger the conversion of Mr. Plank’s Class B Stock into Class A Stock. This further incentivizes Mr. Plank to adhere to the terms of his Noncompete Agreement.

Mitigating Succession Risk

Under the Charter, Mr. Plank and his family entities would relinquish voting control of the Company through an unwinding of the dual-class structure in the event of his departure from the Company as a result of his death or permanent disability. However, if Mr. Plank were to simply leave the Company or if his employment with the Company were to be terminated, under the existing arrangements, he would not be required to relinquish voting control. Our Board and the Special Committee believe that attracting a qualified chief executive officer to succeed Mr. Plank will be significantly more difficult if Mr. Plank, the founder and former chief executive officer of the Company, continued to retain control of the Company in such a circumstance. Our Board and the Special Committee also believe that the quality of a chief executive officer who would step into the role under these circumstances is likely to be significantly lower than it would be if the Company was no longer controlled by Mr. Plank, resulting in the potential loss of significant value for the Company and its Class A shares. Our Board and the Special Committee believe that if Mr. Plank were to depart, the impact on the Company could be highly negative unless a high-quality replacement were hired.

To address this issue, our Board and the Special Committee are recommending the adoption of the new automatic conversion trigger that would provide for the immediate unwinding of the dual-class structure and the relinquishment of Mr. Plank’s voting control of the Company in certain circumstances if Mr. Plank were to resign as our CEO or as an Approved Executive Officer with the Company, or were terminated by our Board for “cause.” For these purposes, “Approved Executive Officer” shall mean the Chief Executive Officer of the Company or, with the approval of Mr. Plank and a majority of the Independent Directors, any other position with the Company. Our Board and the Special Committee believe that, without these new terms (i.e., if Mr. Plank could leave the Company and compete and/or maintain voting control, which would currently be the case), it would make it exceedingly difficult to attract and retain a high-quality replacement for Mr. Plank, especially in light of the prospect of facing Mr. Plank as a competitor.

Other Benefits to the Holders of our Class A Stock

In addition to providing new triggers for the conversion of the Class B Stock into Class A Stock as described above, the Charter Amendments will provide other benefits to the holders of our Class A Stock. As described in more detail under “Approval of Amendments to Our Charter—Reasons for Charter Amendments”, the Charter Amendments also (a) provide for the treatment of shares of Class A Stock in a manner that is at least as favorable as shares of Class B stock in the event of a merger, consolidation, statutory share exchange, conversion or negotiated tender offer; (b) enhance board independence requirements for so long as the Class B Stock is outstanding by (1) prohibiting the Company from availing itself of the exemptions for “controlled companies” under stock exchange listing standards and (2) imposing stricter standards for determining whether directors are “independent” for these purposes and under the Charter; and (c) provide that the Equal Treatment Provision and the Board Independence Provisions cannot be amended unless declared advisable by the Board, including at least 75% of the Independent Directors, and approved by the affirmative vote of at least 75% of the votes entitled to be cast thereon by holders of outstanding shares of (1) Class A Stock not held by Mr. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Company, voting as a single class, and (2) Class B Stock, voting as a single class.

Potential Disadvantages of the Stock and Governance Changes

Although the Special Committee and our Board each unanimously (with Mr. Plank abstaining) determined that the Stock and Governance Changes are advisable and in the best interests of the Company and in the best interests of our stockholders (other than Mr. Plank, as to whom no determination was made), the Special Committee and the Board recognize that the Stock and Governance Changes involve certain other considerations that, in isolation, may be viewed as negative. These considerations include, but are not limited to, the following:

The Class C Stock Issuance Could Prolong the Period of Time During Which Mr. Plank Can Exercise a Controlling Influence on Most Corporate Matters

Because of his ownership of all the outstanding Class B Stock, Mr. Plank currently has the ability to elect all of our directors and to determine the outcome of all matters submitted for a vote of our stockholders other than matters as to which Class A Stock or Class C Stock have a separate class vote as required by our Charter, and other than those matters requiring the approval of the holders of at least two-thirds of the voting power represented by the Class A Stock and the Class B Stock, voting together as a single class. Matters requiring this two-thirds vote include removal of directors and any amendment of the Charter provisions regarding (a) the removal of directors, (b) vacancies on the Board and (c) amendments to the Bylaws. This will not change following implementation of the Stock and Governance Changes, except that if the Charter Amendments are adopted, so long as the Class B Stock is outstanding, amendments to the Equal Treatment Provision and the Board Independence Provisions must be declared advisable by the Board, including at least 75% of the Independent Directors, and approved by the affirmative vote of at least 75% of the votes entitled to be cast thereon by the holders of (1) Class A Stock (other than Mr. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Company), voting as a single class, and (2) Class B Stock, voting as a single class. This concentration of voting control in Mr. Plank limits the ability of our stockholders other than Mr. Plank to influence corporate matters.

In the past, our issuances of Class A Stock have been limited primarily to issuances under employee benefit plans. Over time, the issuance of additional shares of Class A Stock under employee benefit plans and for other purposes would result in voting dilution to all our stockholders, as well as economic dilution. Such issuances and the resulting economic dilution would also eventually result in Mr. Plank owning less than 15% of the total number of shares of Class A Stock and Class B Stock. Because of the 15% Conversion Threshold, this would result in his voting power dropping from approximately 63.8% of the total voting power of the Class A Stock and the Class B Stock (assuming substantially all of his holdings were in Class B Stock) to less than 15% of the Company’s voting power. Once Mr. Plank owns less than a majority of our total outstanding voting power, he would no longer have the unilateral ability to elect all of our directors and to determine the outcome of most matters submitted for a vote of our stockholders.

As stated above, one of the principal purposes of the Class C Stock Issuance is to create a class of common stock which the Company can use for general corporate purposes, such as consideration in acquisitions, in connection with employee benefit plans or to raise equity capital. Because the shares of Class C Stock have no voting rights (except in certain limited circumstances), the issuance of such shares by the Company will not result in Mr. Plank reaching the 15% Conversion Threshold, which takes into account outstanding shares of Class A Stock and Class B Stock. Similarly, any sales by Mr. Plank of any shares of Class C Stock held by him would not result in him reaching the 15% Conversion Threshold.

As a result, the Class C Stock Issuance could prolong the duration of Mr. Plank’s ownership of a majority of our voting power and his ability to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders, even as his percentage of the total number of outstanding shares of Company common stock declines.

We note that under the terms of the Transfer Conversion Trigger, included as one of the Charter Amendments, all of the outstanding shares of Class B Stock will automatically convert into shares of Class A Stock, on a share for share basis, if Mr. Plank sells, or otherwise disposes, of more than 2.5 million shares of the Company’s common stock in any calendar year beginning in the year of the record date for the Class C Dividend; this number of shares gives effect to the increase in the number of outstanding shares resulting from the Class C Dividend. However, if Mr. Plank sells fewer than the number of shares that he was permitted to sell in any calendar year, the number of unsold shares will be added to the number of shares that he may sell in future calendar years, potentially allowing him to sell more than 2.5 million shares in any given calendar year without triggering the conversion. The Transfer Conversion Trigger will limit Mr. Plank’s ability to sell substantial portions of his stock in a short time period while maintaining his voting control, thereby requiring Mr. Plank’s long-term financial interest in our stock to align with this voting control.

The Class C Stock Issuance May Have an Anti-Takeover Effect

Because the Class C Stock Issuance may prolong the duration of Mr. Plank’s ability to determine the outcome of most matters submitted to a vote of our stockholders, it may have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender or exchange offer or proxy contest for the election of directors. As a result, the Class C Stock Issuance may have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

In addition, our current Charter contains certain provisions that may have an “anti-takeover” effect. The Charter contains authority for our Board to issue shares of preferred stock without stockholder approval. Although our Board has no present intention to issue any such shares, the Board could issue such shares in a manner that deters or seeks to prevent an unsolicited bid for Under Armour. The Charter also does not provide for cumulative voting and, accordingly, a significant minority stockholder could not necessarily elect any designee to our Board.

Our Board is not aware of any bona fide offer by any person or group, including Mr. Plank, to (i) acquire any significant amount of shares of Class A Stock or Class B Stock; (ii) acquire control of Under Armour by means of a merger, tender or exchange offer, solicitation in opposition to management or otherwise; or (iii) change our current Board or management.

Class C Stock May Not be Attractive as Acquisition Currency or for Equity Incentives

One of the principal purposes of the Class C Stock Issuance is to provide the Company with a class of common stock which can then be used from time to time as consideration in connection with the acquisition of other companies. It is possible that companies that we are interested in acquiring will not agree to accept shares of Class C Stock because such shares of stock carry no voting rights. In that instance, if we still wanted to pay for the acquisition with stock consideration, we would have to issue shares of Class A Stock, which would result in both economic and voting dilution to all stockholders, and also bring Mr. Plank closer to the 15% Conversion Threshold. Companies that we are interested in acquiring may also refuse to accept shares of Class C Stock if such stock trades at a significant discount to the shares of Class A Stock or if the trading market for the shares of Class C Stock is not well developed or suffers from limited liquidity or volatility.

Employees may not wish to receive shares of Class C Stock in connection with equity incentives. This is particularly true if the shares of Class C Stock trade at a significant discount to the shares of Class A Stock or if the trading market for the shares of Class C Stock is not well-developed or suffers from limited liquidity or volatility. If employees are not adequately incentivized by receiving shares of Class C Stock, then we might have to issue shares of Class A Stock in order to provide sufficient equity incentives, which would result in both economic and voting dilution to all stockholders, and also bring Mr. Plank closer to the 15% Conversion Threshold. Alternatively, we might have to find other ways to incentivize our employees.

If the Class C Stock trades at a discount to the Class A Stock, companies that we are interested in acquiring may demand more shares of Class C Stock in exchange for accepting such stock as consideration. The same is true for employees in connection with equity incentives. If this occurs, then issuances of Class C Stock may ultimately be more economically dilutive to all of our stockholders than issuances of Class A Stock.

A Liquid Trading Market for the Class C Stock May Not Develop

We believe that a sufficiently liquid market for the Class C Stock will develop following the Class C Dividend, if it is declared. However, there are very few companies that have two classes of publicly-traded common stock, with one of these classes having no voting power or limited voting power, and it is possible that a liquid market for the Class C Stock will not develop. Even if a sufficiently liquid market for the Class C Stock does develop, there can be no assurance that the Class C Stock will not trade at a discount to the Class A Stock. If a sufficiently liquid market does not develop or the Class C Stock trades at a discount to the Class A Stock, it is possible that we will not be able to achieve all the benefits that we anticipate from the issuance of the Class C Stock.

The Class C Dividend may Result in the Class A Stock No Longer being Included in the S&P 500 and Other Indices Based on the Value of These Shares

The Class A Stock is currently included in the S&P 500 Index and certain other stock indices, and we expect that following the payment of the Class C Dividend, the managers of investment funds whose trading is tied to those stock indices may rebalance their holdings to reflect the change in the value of the Class A Stock and the issuance of shares of Class C Stock. We believe that, if we complete the Class C Dividend, the Class A Stock will continue to be included in the S&P 500 Index and the Class C Stock will be added to the S&P 500 Index. Although this decision ultimately is at the discretion of the S&P 500, recently, the S&P 500 has included two classes of shares of companies with dual-class stock structures if both classes meet certain requirements, which we expect the Class C Stock to do. However, there can be no assurance that the Class C Stock will be included in the S&P 500 Index or any other stock index. To the extent that the Class C Stock is not included in the S&P 500 Index or other stock indices, it may be less liquid than the Class A Stock and it may trade at a discount to the Class A Stock.

Certain Stockholders Who Receive the Class C Stock in the Class C Dividend May Not be Able to Hold These Shares, Which May Result in Sales of These Shares on the Open Market

The holding of non-voting stock, such as the Class C Stock, may not be permitted by the investment policies of certain institutional investors or may be less attractive to the portfolio managers of certain institutional investors. Accordingly, certain stockholders who receive shares of Class C Stock when we declare and pay the Class C Dividend may not be able to hold such shares and will be required to sell the shares of Class C Stock when they are received. In addition, significant sales of shares of Class C Stock by investors who receive such shares as part of the Class C Dividend may occur if such investors choose not to hold such shares. These sales could depress trading prices for the Class C Stock, particularly in the period immediately following declaration and payment of the Class C Dividend.

The Use of Shares of Class C Stock as Acquisition Currency May Not Allow For Deferred Tax Treatment

From time to time, Under Armour considers acquiring complementary companies, technologies and other assets as a means to fuel growth and innovations in our business, and we may want to use shares of our common stock as consideration in such acquisitions. The use of stock as acquisition currency generally has the benefit of deferring taxes owed by the sellers in connection with the acquisition until such time as the sellers dispose of the stock received in the acquisition. However, in order for certain types of acquisition structures to qualify for this type of deferred tax treatment, the stock used as consideration must be “voting stock” within the meaning of Section 368(a) of the Code. Because the shares of Class C Stock will not have voting rights (except under certain limited circumstances), they will not qualify as “voting stock” and their use in connection with certain acquisition structures will not result in deferred tax treatment for the sellers in the acquisition. Sellers may have a preference for a transaction in which they can defer taxes owed, in which case Under Armour may have to structure the acquisition in a different manner or may be precluded from using shares of Class C Stock to fund the acquisition. Either of these outcomes could reduce the overall utility of the Class C Stock as a means of managing voting dilution in connection with stock-based acquisitions.

Potential U.S. Federal Income Tax Consequences

We believe that the Class C Stock will not constitute “Section 306 stock” within the meaning of Section 306(c) of the Code. However, if the Class C Stock were determined to constitute Section 306 stock, a stockholder generally would be treated as realizing ordinary income as opposed to capital gain upon certain dispositions (including redemptions) of such Section 306 stock. The rules of Section 306 of the Code are complex, and each stockholder should consult with that stockholder’s own tax advisor regarding the tax consequences of the proposed transactions described in this proxy statement.

Litigation Relating to the Stock and Governance Changes

Following the announcement of the Stock and Governance Changes, two purported class action lawsuits were brought against Under Armour, Kevin Plank and the members of our board of directors on behalf of the stockholders of Under Armour. These two lawsuits were filed in the Circuit Court for Baltimore City and are titled Ramirez v. Plank, et. al., C.A. No. 24-C-15-003240 (June 18, 2015), and Kohnstamm v. Plank, et. al., C.A. No. 24-C-15-003308 (June 23, 2015). These lawsuits generally allege that the individual defendants breached their fiduciary duties in connection with the Stock and Governance Changes. Among other remedies, these lawsuits seek to enjoin the Stock and Governance Changes as well as unspecified money damages, costs and attorneys’ fees.

Description of Class C Stock

The terms of the Class C Stock are set forth in full in the Articles Supplementary. The following summary of the terms of the Class C Stock should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the terms of the Class C Stock set forth in the Articles Supplementary, which are attached to this Proxy Statement as Appendix F.

Holders of Class C Stock will have substantially identical rights to the holders of Class A Stock (after giving effect to the Charter Amendments), except that (a) the holders of Class C Stock are not entitled to vote on any matters submitted to a vote of stockholders except as described in the immediately following section entitled “Voting Rights” and (b) the outstanding shares of Class C Stock will automatically be converted into shares of Class A Stock under certain circumstances (described below). The Charter provides that the Company is authorized to issue up to 400,000,000 shares of Class C Stock. There are currently no shares of Class C Stock issued or outstanding.

Voting Rights

Holders of shares of Class C Stock have no voting rights, except:

(a)	as may be required by law;

(b)	with respect to amendments to the provisions of the Charter that set forth the terms of the Class C Stock and have a material adverse effect on the rights of the Class C Stock, which require the affirmative vote of a majority of the votes entitled to be cast thereon by holders of Class C Stock, voting as a single class;

(c)	with respect to amendments to the Equal Treatment Provision affecting the holders of Class C Stock, which must be declared advisable by the Board, including at least 75% of the Independent Directors, and approved by at least 75% of the votes entitled to be cast thereon by the holders of (1) Class C Stock (other than Mr. Plank, the Kevin A. Plank Family Entities, the Kevin A. Plank Family Members or executive officers of the Company), voting as a single class, and (2) Class B Stock, voting as a single class; and

(d)	upon the conversion of the outstanding shares of Class B Stock into shares of Class A Stock, upon which holders of shares of Class C Stock will immediately have voting rights equal to holders of shares of Class A Stock and will vote together with the Class A Stock as a single class.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of Class C Stock will be entitled to share equally with the holders of Class A Stock and Class B Stock, on a per share basis, in any dividends that our Board may determine to issue from time to time. In the event that a dividend is paid in the form of shares of Class A Stock or Class B Stock, or rights to acquire shares of Class A Stock or Class B Stock, the holders of shares of Class C Stock shall receive shares of Class C Stock, or rights to acquire shares of Class C Stock, as the case may be.

Liquidation

Upon our liquidation, dissolution or winding-up, the holders of Class C Stock will be entitled to share proportionately, on a per share basis, with the holders of the Class A Stock and Class B Stock in the assets of the Company available for distribution after payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion

The Articles Supplementary provide that upon conversion of the outstanding shares of Class B Stock into shares of Class A Stock, the Class C Stock will be automatically converted into shares of Class A Stock on a one-for-one basis on a date fixed by the Company that is as soon as reasonably practicable and in accordance with the Articles Supplementary and any further procedures required by the Company. As disclosed above under “—Voting Rights,” upon conversion of the Class B Stock into Class A Stock but prior to the conversion of Class C Stock into Class A Stock, the Class C Stock will immediately have voting rights equal to the Class A Stock and be entitled to vote together with the Class A Stock as a single class on all matters. Except as so provided, the Class C Stock will not be convertible into any other class of capital stock.

After giving effect to the Charter Amendments, our Charter will provide that each share of Class B Stock will automatically convert into one share of Class A Stock (thereby triggering the conversion of the Class C Stock into Class A Stock) upon (a) Mr. Plank’s ownership of Class A Stock and Class B Stock falling below the 15% Conversion Threshold, (b) the death of Mr. Plank, (c) Mr. Plank ceasing to be affiliated with the Company in any capacity as a result of permanent disability, (d) Mr. Plank’s resignation from the Company or termination for “cause,” or (e) the sale, or other disposition, by Mr. Plank of more than 2.5 million shares of the Company’s common stock in any calendar year beginning in the year of the record date for the Class C Dividend (such number giving effect to the split resulting from the Class C Dividend), subject to a rollover feature that will allow Mr. Plank to sell additional shares in any calendar year without such conversion taking place to the extent his sales in prior calendar years commencing with the calendar year of the Class C Dividend are below 2.5 million shares.

Equal Treatment

In the event of any merger or consolidation of the Company with or into another entity, statutory share exchange between the Company and any other entity or conversion of the Company into another entity (whether or not the Company is the surviving entity) or a third party tender offer entered into pursuant to an agreement with the Company, each holder of shares of Class C Stock will be entitled to receive the same consideration as each holder of shares of Class B Stock on a per share basis, and each holder of shares of Class C Stock will be entitled to receive the same consideration on a per share basis as each holder of shares of Class B Stock is entitled to receive on a per share basis in connection with a transfer of such shares of Class B Stock incidental to such a merger, consolidation, statutory share exchange, conversion or negotiated tender offer, even if the consideration for such transfer is not paid as consideration in such merger, consolidation, statutory share exchange, conversion or negotiated tender offer. However, any amounts paid to Mr. Plank as compensation for services rendered or to be rendered by Mr. Plank to the Company or any acquiring entity or any of their respective affiliates (for example, participating in a retention bonus pool established in connection with a proposed merger or compensation paid for pre- or post-merger services), which payment was approved by a majority of the Independent Directors, will not be deemed to be part of such consideration.

Certain Other Effects of the Stock and Governance Changes

If the Class C Dividend is declared and paid, there will be no effect on the relative voting power or equity interest of each holder of shares of Class A Stock or Class B Stock. Following the Class C Dividend, holders of shares of Class A Stock or Class B Stock who sell their shares of Class C Stock will not lose any voting power, but their relative equity interest in Under Armour will decrease as a result of such sales. Conversely, stockholders who purchase shares of Class C Stock after the Class C Dividend will increase their relative economic interest in Under Armour but will not gain any additional voting power (or any voting power, if they do not otherwise own shares of Class A Stock). In addition, in certain circumstances, the Class B Stock and the Class C Stock will each be automatically converted into Class A Stock. While such conversion will not have an impact on the economic ownership in the Company of holders of the Class A Stock, such conversion will increase the relative voting power of the holders of the Class A Stock compared to the holders of Class B Stock (because the ten votes per share entitled to be cast by holders of Class B Stock would convert into one vote per share entitled to be cast by holders of Class A Stock), but decrease the relative voting power of the holders of the Class A Stock compared to the holders of the Class C Stock (because the Class C Stock currently has no voting power, but holders of the Class C Stock will gain voting power when shares of Class B Stock are converted into Class A Stock).

Effect on Market Price

As of the close of business on July 10, 2015, the closing price of a share of Class A Stock was $86.24, as reported on the NYSE.

If the Class C Dividend is declared, we believe that the market price for the shares of Class A Stock will generally reflect the effect of a two-for-one stock split once the Class C Dividend is paid and, accordingly, we believe (a) the market price of Class A Stock will decrease by approximately 50%, and (b) the market price of each share of Class C Stock will be approximately equal to the market price of shares of Class A Stock (as such price is adjusted as a result of the Class C Dividend).

The trading prices for shares of Class A Stock and Class C Stock may be affected by the relative voting rights between these two classes of stock. Because the Class A Stock carries voting rights, it is possible that it could trade at a premium compared to the Class C Stock. This is particularly true if investors were to place a premium on owning shares of Under Armour that have voting rights, as opposed to shares of Under Armour that do not have voting rights.

Furthermore, the trading prices of shares of Class A Stock and Class C Stock will continue to depend on many factors, including the future performance of Under Armour, general market conditions, and conditions relating to companies in businesses and industries similar to that of Under Armour. Accordingly, we cannot predict the prices at which shares of Class A Stock and Class C Stock will trade following the Creation of Class C Stock (and, in respect of shares of Class C Stock, following the Class C Dividend, if it is declared), just as we could not predict the price at which shares of Class A Stock would trade absent the Creation of Class C Stock and the potential Class C Dividend.

Following the Class C Dividend, there will continue to be no trading market for the Class B Stock.

Effect on Outstanding Warrants

In 2006, the Company issued warrants (the “Warrants”) to purchase in the aggregate 1.9 million shares of Class A Stock to NFL Properties LLC as partial consideration for footwear promotional rights. The Warrants have a term of 12 years from the date of issuance and a current exercise price of $9.25 per share, which was the adjusted closing price of the Class A Stock on the date of issuance of the Warrants. As of the Record Date, all the outstanding Warrants were exercisable, and no Warrants had been exercised.

When the Class C Dividend is paid, the exercise price and the number of underlying shares issuable upon exercise of each Warrant will be adjusted so that the holder of any Warrant thereafter exercised will be entitled to receive the number of underlying shares of Class A Stock and Class C Stock that such holder would have owned immediately following the payment of the Class C Dividend had such Warrant been exercised immediately prior to the time of such dividend, with the Board adjusting the exercise price in good faith.

Effect on Trading Market and Potential Reduced Relative Liquidity of Shares of Class A Stock

We expect that we are more likely in the future to issue shares of Class C Stock than shares of Class A Stock for general corporate purposes, including to fund employee equity incentive programs, finance acquisitions or to raise equity capital. It is possible that following payment of the Class C Dividend, some portion of our stockholders will sell their shares of Class C Stock but retain their shares of Class A Stock in order to monetize a portion of their investment in Under Armour while retaining their relative voting power. Any such issuance of additional shares of Class C Stock by Under Armour or dispositions of shares of Class C Stock by significant or other stockholders may serve to further increase market activity in the shares of Class C Stock relative to the shares of Class A Stock.

Effect on Percentage Interest

The percentage interest of each stockholder in the total equity of Under Armour will not be changed by the Creation of Class C Stock or the payment of the Class C Dividend.

Effect on Equity Incentive Plans and Outstanding Equity Awards

We currently have one active equity incentive plan under which new equity incentive awards can be granted, the Long-Term Incentive Plan. The Long-Term Incentive Plan provides for the issuance of shares of our Class A Stock pursuant to stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, and unrestricted stock awards (“Awards”). Shares of Class A Stock issued pursuant to Awards are identical to all other shares of Class A Stock. Under Armour intends to maintain the ability to grant future Awards relating to shares of Class A Stock pursuant to the Long-Term Incentive Plan and, upon approval of the Plan Amendment, will also have the ability to issue future awards relating to Class C Stock.

The Long-Term Incentive Plan originally authorized 40 million shares of Class A Stock to be issued pursuant to awards under the Plan, with approximately 18 million of these shares remaining available for issuance under future awards, as of June 3, 2015. If the Plan Amendment is approved by the Stockholders at the Special Meeting (see Proposal 2), then effective as of the date of the payment of the Class C Dividend (a) 30 million shares of Class C Stock will be authorized to be issued pursuant to future awards under the Long-Term Incentive Plan, and (b) the number of shares of Class A Stock available for issuance pursuant to future awards under the Long-Term Incentive Plan will be reduced from 40 million shares to 30 million shares, so that approximately 8 million of these shares will remain available for future awards.

For illustrative purposes, assuming that our Class A Stock was trading at a price of $75 per share immediately prior to the Class C Dividend, the value of the approximately 18 million shares of Class A Stock that are currently available for issuance under the Long-Term Incentive Plan would be approximately $1.35 billion. Assuming that, immediately following the payment of the Class C Dividend, our Class A Stock and our Class C Stock are each trading at a price of $37.50 per share, then the aggregate value of the shares of Class A Stock and Class C Stock then available for issuance under future awards (approximately 8 million shares and 30 million shares, respectively) would be approximately $1.425 billion.

We also have an Employee Stock Purchase Plan (the “ESPP”) which provides all eligible employees an opportunity to purchase Class A Stock at a 15% discount from fair market value subject to certain limits as defined in the ESPP. If the Class C ESPP is adopted by our stockholders at the Special Meeting (see Proposal 3), then 2,000,000 shares of Class C Stock will be authorized and available for purchase under the Class C ESPP, and the Company expects to use the Class C ESPP, rather than the current ESPP, following payment of the Class C Dividend and so long as the Class C Stock remains outstanding.

Following the Class C Stock Issuance, all outstanding Awards under the Long-Term Incentive Plan will be adjusted after the Effective Date to conform their terms to our capital structure, as follows: (i) each stock option to purchase a share of Class A Stock shall be adjusted so that such stock option represents the right to purchase one share of Class A Stock and one share of Class C Stock, with the original exercise price of the stock option allocated proportionately between the share of Class A Stock and the Class C Stock according to their relative fair market values, determined pursuant to a reasonable valuation method; and (ii) each share of Class A restricted stock and each restricted stock unit representing the right to receive a share of Class A Stock shall be adjusted so that it represents one share of Class A Stock and one share of Class C Stock, and the right to receive one share of Class A Stock and one share of Class C Stock upon settlement, respectively. The outstanding stock options, shares of restricted stock and restricted stock units adjusted as described in the preceding sentence, will in all other respects continue to be subject to the terms and conditions applicable to them prior to the adjustment.

An example of the effect of the Class C Stock Issuance on an outstanding option to purchase 100 shares of Class A Stock at an exercise price of $50.00 per share is as follows: such option will, following the Creation of Class C Stock and the Class C Dividend, if it is declared, represent an option to purchase 100 shares of Class A Stock and 100 shares of Class C Stock, in each case at an exercise price of approximately $25.00 per share. The original exercise price will be appropriately allocated between the shares of Class A Stock and Class C Stock according to their relative fair market values, determined pursuant to a reasonable valuation method under applicable tax code provisions. As a result, more than 50% of the original exercise price may be allocated to either class of shares.

Accounting Matters

The par value per share of our shares of Class A Stock and Class B Stock will remain unchanged at $0.0003 1/3 per share after the Creation of Class C Stock and the Class C Dividend, if it is declared. On the effective date of the Class C Dividend, if it is declared, there will be an increase in stockholders’ equity equal to the aggregate amount of Class C Stock, par value $0.0003 1/3 per share, that is issued. We will give retroactive effect to prior period share and per share amounts in our consolidated financial statements for the effect of the Creation of Class C Stock and the Class C Dividend, if it is declared, such that prior periods are comparable to current period presentation. We do not anticipate any other material accounting consequences as a result of the Creation of Class C Stock and the Class C Dividend, if it is declared.

Effect on Preferred Stock

The Class C Dividend, if it is declared, will not have any effect on the rights, preferences and privileges of, and restrictions on, any preferred stock. Our Charter does not specify a number of authorized shares of preferred stock. Currently, no shares of preferred stock are issued or outstanding.

Material U.S. Federal Income Tax Consequences

We believe that, in general, for U.S. federal income tax purposes (i) neither the Creation of Class C Stock nor the Class C Dividend, if it is declared, will be taxable to a stockholder of Under Armour; (ii) the Class C Stock will not constitute “Section 306 stock” within the meaning of Section 306(c) of the Code; (iii) the tax basis of each share of Class A Stock and Class B Stock, as applicable, with respect to which Class C Stock is distributed in the potential Class C Dividend will be apportioned between such share of Class A Stock or Class B Stock, on the one hand, and the Class C Stock received in the potential Class C Dividend, on the other hand, in proportion to the fair market value of such shares on the date of the potential Class C Dividend; (iv) if the shares of Class A Stock and Class B Stock were held as capital assets immediately before the Effective Date, the holding period for each new share of Class C Stock will include such stockholder’s holding period for the share of common stock with respect to which the Class C Stock is distributed; and (v) no gain or loss will be recognized on any subsequent conversion of Class C Stock into shares of Class A Stock. Gain or loss would be recognized, however, on the subsequent disposition of shares of Class C Stock in a taxable transaction. Further, if the Class C Stock were determined to constitute Section 306 stock, a stockholder generally would be treated as realizing ordinary income as opposed to capital gain upon certain dispositions (including redemptions) of such Section 306 stock. Stockholders are urged to seek the advice of their tax counsel on these matters and on tax matters other than U.S. federal income tax matters.

Securities Act of 1933

The distribution of shares of Class C Stock as a stock dividend will not involve a “sale” of a security under the Securities Act or Rule 145 thereunder. Consequently, we are not required to register, and will not register, the Class C Stock issued in connection with the Class C Dividend pursuant to the Securities Act.

Because the Class C Stock Issuance will not constitute a “sale” of Class C Stock pursuant to the Securities Act, stockholders will not be deemed to have purchased such shares separately from the Class A Stock or Class B Stock to which such shares of Class C Stock relate pursuant to the Securities Act and Rule 144 thereunder. Shares of Class A Stock held at the time of the effectiveness of the Class C Stock Issuance (whether in respect of shares of Class A Stock or Class B Stock) received in the Class C Dividend, if it is declared, other than any such shares held by “affiliates” of Under Armour within the meaning of the Securities Act, may be offered for sale and sold in the same manner as the Class A Stock prior to the Class C Stock Issuance without registration pursuant to the Securities Act (or in the case of equity awards, pursuant to registration statements that we will file under the Securities Act). Affiliates of Under Armour will continue to be subject to the restrictions specified in Rule 144 of the Securities Act.

NYSE Criteria

The shares of Class A Stock are currently traded on the NYSE and will remain traded on the NYSE following the Class C Stock Issuance.

Application will be made to list the shares of Class C Stock on the NYSE. The listing of the shares of Class C Stock on the NYSE is subject to the NYSE’s approval of listing applications and notices, which will be conditioned upon Under Armour’s satisfaction of certain listing requirements. We believe that we will be able to satisfy these listing requirements.

Potential Changes in Law or Regulations

In prior years, bills have been introduced in Congress that, if enacted, would have prohibited the listing of common stock on a national securities exchange if such common stock was part of a class of securities that has no voting rights or carried disproportionate voting rights. Although these bills have not been acted upon by Congress, there can be no assurance that such a bill (or a modified version thereof) will not be introduced in Congress in the future. Legislation or other regulatory developments could make the shares of Class A Stock and Class C Stock ineligible for trading on the NYSE or other national securities exchanges. We are unable to predict whether any such legislation or regulatory proposals will be adopted or whether they will have such effect.

APPROVAL OF AMENDMENTS TO OUR CHARTER

(PROPOSAL 1)

Description of Proposal

Proposal 1 provides for approval of the Charter Amendments. The Special Committee recommended, and the Board determined that it was advisable that, prior to the declaration and payment of the Class C Dividend, our Charter would be amended as follows:

a.	To adopt a new conversion trigger under which each share of Class B Stock will be automatically converted into one share of Class A Stock if Mr. Plank sells, or otherwise disposes of, a total of more than 2.5 million shares of the Company’s common stock in any calendar year. The outstanding shares of Class B Stock will automatically convert into shares of Class A Stock if Mr. Plank sells, or otherwise disposes of, more than 2.5 million shares of Class A Stock and Class C Stock in any calendar year beginning in the calendar year of the record date for the Class C Dividend. However, if Mr. Plank sells fewer than the number of shares that he was permitted to sell in any calendar year, the number of unsold shares will be added to the number of shares that he may sell in the future calendar years, potentially allowing him to sell more than 2.5 million shares in any given calendar year without triggering the Transfer Conversion Trigger. The Transfer Conversion Trigger will limit Mr. Plank’s ability to sell substantial portions of his stock in a short time period while maintaining his voting control, thereby requiring Mr. Plank’s long-term financial interest in our stock to align with this voting control. Upon such conversion, the Class C Stock will also be automatically converted into shares of Class A Stock, so that the Company will cease to operate under a multi-class stock structure.

b.	To adopt a new automatic conversion trigger under which each share of Class B Stock will automatically convert into one share of Class A Stock upon the departure of Mr. Plank from the Company in certain circumstances. If Mr. Plank resigns from the Company as an Approved Executive Officer or is terminated by the Board for “cause,” then each share of Class B Stock will be automatically converted into one share of Class A Stock. Upon such conversion, the Class C Stock will also be automatically converted into shares of Class A Stock, so that the Company will cease to operate under a multi-class stock structure.

c.	To provide for the treatment of shares of Class A Stock in a manner that is at least as favorable as shares of Class B Stock in certain transactions. In the event of any merger or consolidation of the Company with or into another entity, a statutory share exchange between the Company and any other entity or the conversion of the Company into another entity (whether or not the Company is the surviving entity) or a third party tender offer entered into pursuant to an agreement with the Company, the holders of each share of Class A Stock and Class B Stock will be entitled to receive the same consideration on a per share basis, and each holder of shares of Class A Stock will be entitled to receive the same consideration on a per share basis as each holder of shares of Class B Stock is entitled to receive on a per share basis in connection with a transfer of such shares of Class B Stock incidental to such a merger, consolidation, statutory share exchange, conversion or negotiated tender offer, even if the consideration for such transfer is not paid as consideration in such merger, consolidation, statutory share exchange, conversion or negotiated tender offer, subject to certain exceptions.

d.	To enhance board independence requirements for so long as the Class B Stock is outstanding by (1) prohibiting the Company from availing itself of the exemptions for

“controlled companies” under stock exchange listing standards and (2) imposing stricter standards for determining whether directors are “independent”. So long as the Class B Stock is outstanding, and because it will not be entitled to avail itself of exemptions for “controlled companies” under applicable listing standards, the Company will be required to maintain a majority of independent directors and independent compensation and corporate governance committees, and for the purpose of determining independence under listing standards, “independence” will mean that a director has no family relationship with Mr. Plank, and no material financial or service relationship with Mr. Plank or any members of his family, in addition to the independence requirements to which the Company is subject under the listing standards of any exchange upon which the Company is listed.

e.	To provide that amendments to the Equal Treatment Provision and the Board Independence Provisions require a supermajority vote. The Equal Treatment Provision and the Board Independence Provisions cannot be amended unless declared advisable by the Board, including at least 75% of the Independent Directors, and approved by at least 75% of the votes entitled to be cast thereon by the holders of (1) Class A Stock (other than Mr. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Company), voting as a single class, and (2) Class B Stock, voting as a single class.

Reasons for Charter Amendments

The Special Committee and our Board believe that the Charter Amendments are advisable and in the best interests of the Company, and in the best interests of our stockholders (other than Mr. Plank, as to whom no determination is made), and they determined that the Class C Dividend should only be effected if the Charter Amendments are in place. The Special Committee and our Board believe that the potential advantages of the Charter Amendments include, but are not limited to, the factors described below.

The following discussion of factors considered by the Special Committee and our Board is not intended to be exhaustive, but includes the material factors considered by the Special Committee and our Board in deciding to proceed with the Charter Amendments. In light of the variety of factors considered, neither the Special Committee nor our Board found it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations and recommendations. See also “The Stock and Governance Changes—Potential Advantages of the Stock and Governance Changes” above.

a.	Charter Amendment to Provide that Each Share of Class B Stock Will Automatically Convert into One Share of Class A Stock if Mr. Plank Sells Shares of Class A Stock and Class C Stock In any Calendar Year In Excess of a Certain Limit.

Our Charter currently provides that each share of Class B Stock be automatically converted into one share of Class A Stock upon (a) Mr. Plank’s stock ownership triggering the 15% Conversion Threshold, (b) the death of Mr. Plank, or (c) Mr. Plank ceasing to be affiliated with the Company in any capacity as a result of permanent disability, and the Charter Amendments include a provision to provide for such conversion if Mr. Plank resigns from the Company or his employment is terminated for “cause.”

While the Special Committee concluded that it would be in the best interest of the Company and its stockholders (other than Mr. Plank, as to whom no determination was made) to effect the Class C Stock Issuance to allow the Company to issue shares of common stock, and to allow Mr. Plank to sell shares of common stock, while preserving Mr. Plank’s voting control of the Company, the Special Committee also determined that it would be in the best interest of the Company and its stockholders (other than Mr. Plank, as to whom no determination was made) to impose limits on the number of shares of Class C Stock that Mr. Plank may sell. Accordingly, the Special Committee recommended that the Board declare advisable and recommend, and that the stockholders approve, the Transfer Conversion Trigger pursuant to which each share of Class B Stock will automatically convert into one share of Class A Stock if Mr. Plank (together with all Kevin A. Plank Family Entities) sells, or otherwise disposes of, in any calendar year beginning in the calendar year of the record date for the Class C Dividend more than 2.5 million shares of Class A Stock and Class C Stock (such number giving effect to the split resulting from the Class C Dividend).

The Transfer Conversion Trigger has a rollover feature providing that the number of shares Mr. Plank will be permitted to sell in any calendar year, commencing with the first calendar year after the year in which the record date for the Class C Dividend will occur, will be increased by the number of shares Mr. Plank (together with all Kevin A. Plank Family Entities) was permitted to, but did not, sell or otherwise dispose of, during the preceding calendar years commencing with the calendar year of the Class C Dividend. Under our Charter, upon any purported sale, pledge, transfer, assignment or disposition of any share of Class B Stock to a person or legal entity other than Mr. Plank or a Kevin A. Plank Family Entity, such share of Class B Stock will be automatically converted into a share of Class A Stock. The Charter Amendments indicate that such transfers of shares of Class B Stock, when converted into Class A Stock, will count against the Transfer Conversion Trigger. For purposes of determining the occurrence of the Transfer Conversion Trigger, (1) all transfers of Class A Stock or Class C Stock by Mr. Plank or a Kevin A. Plank Family Entity to Mr. Plank or a Kevin A. Plank Family Entity will be disregarded; (2) a pledge of shares of Class A Stock or Class C Stock, prior to default thereunder, which does not grant to the pledgee the power to vote or direct the vote of the pledged share or the power to vote or direct the disposition of the pledged share prior to a default, without any foreclosure or transfer of ownership, will not be deemed to be a transfer of such shares of Class A Stock or Class C Stock; and (3) the withholding by the Company of shares of Class A Stock or Class C Stock otherwise deliverable to Mr. Plank pursuant to any equity compensation award for the purpose of satisfying the exercise price of any such equity compensation award on a cashless basis or to cover tax withholding obligations with respect to the vesting or exercise of any such equity compensation award will not be considered a transfer of such shares. In the event of any split, subdivision, combination or reclassification of the shares of Class A Stock, Class B Stock and Class C Stock (including a split effected by a dividend paid in shares of Company common stock on all outstanding shares of Company common stock) after the Class C Dividend (but not including the Class C Dividend), proportional adjustments shall be made to the Transfer Conversion Trigger and in calculating the number of shares of Class A Stock and Class C Stock transferred prior thereto for purposes of determining the occurrence of the Transfer Conversion Trigger.

The Special Committee believes that imposing the Transfer Conversion Trigger will limit Mr. Plank’s ability to sell substantial portions of his stock in a short time period while maintaining voting control, thereby requiring Mr. Plank’s long-term financial interest in our stock to align with this voting control. As described under “Description of Class C Stock—Conversion”, at such time as the outstanding shares of Class B Stock are converted into shares of Class A Stock, the outstanding shares of Class C Stock will vote together with the Class A Stock as a single class on all matters and will automatically convert into shares of Class A Stock as soon as reasonably practicable thereafter, so that the Company would then have only a single class of outstanding common stock, the Class A Stock.

b.	Charter Amendment to Provide that Each Share of Class B Stock Shall be Automatically Converted into One Share of Class A Stock if Mr. Plank Resigns from the Company or His Employment with the Company is Terminated for “Cause.”

Our Charter currently provides that each share of Class B Stock will automatically convert into one share of Class A Stock effective upon (a) Mr. Plank’s stock ownership triggering the 15% Conversion Threshold, (b) the death of Mr. Plank, or (c) Mr. Plank ceasing to be affiliated with the Company in any capacity as a result of permanent disability and the Charter Amendments include a provision for such conversion if Mr. Plank exceeds the Transfer Conversion Trigger.

In reviewing the Company’s corporate governance as part of its consideration of the Class C Stock Issuance, the Special Committee determined that it was in the best interest of the Company and its stockholders (other than Mr. Plank, as to whom no determination was made) to amend the Charter to provide that each share of Class B Stock will automatically convert into one share of Class A Stock immediately if Mr. Plank resigns as an Approved Executive Officer of the Company or his employment with the Company is terminated for “cause.”

For these purposes, “cause” is defined as the occurrence of any of the following with respect to Mr. Plank: (a) material misconduct or neglect in the performance of duties; (b) the commission of any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient import to potentially discredit or adversely affect our ability to conduct our business in the normal course; (c) material breach of our code of conduct; (d) any act that results in severe harm to us, excluding any act in good faith reasonably believed to be in our best interests; or (e) material breach of the Noncompete Agreement. Mr. Plank may not be terminated for “cause” for purposes of the foregoing unless and until a notice of intent to terminate Mr. Plank for cause, specifying the particulars of the conduct of Mr. Plank forming the basis for such termination, is given to Mr. Plank by at least 75% of the Independent Directors and, subsequently, at least 75% of the Independent Directors find, after reasonable notice to Mr. Plank (but in no event less than fifteen (15) days prior notice) and an opportunity for Mr. Plank and his counsel to be heard by the Board, that termination of Mr. Plank for “cause” is justified. The conversion of the Class B Stock (and Class C Stock) would occur automatically after such finding has been made by the Board and five (5) business days after the Board gives to Mr. Plank notice thereof, specifying in detail the particulars of the conduct of Mr. Plank found by the Board to justify termination for “cause.”

As described under “Description of Class C Stock—Conversion”, upon the conversion of the outstanding shares of Class B Stock into shares of Class A Stock, the outstanding shares of Class C Stock will automatically convert into shares of Class A Stock as soon as reasonably practicable thereafter and will immediately vote together with the Class A Stock as a single class on all matters, so that the Company would then have only a single class of outstanding common stock, the Class A Stock.

The Special Committee and our Board believe that an automatic conversion trigger providing for the immediate conversion of each share of Class B Stock into Class A Stock (which would also trigger the conversion of the Class C Stock into Class A Stock) if Mr. Plank resigns or is terminated for “cause” was important to ensure Mr. Plank’s long-term continued service to the Company and to enable the Company to retain a qualified chief executive officer to succeed Mr. Plank if he were to leave the Company. The Special Committee believes that without this new conversion trigger, it would be difficult to attract and retain a high-quality replacement if Mr. Plank ever were to leave, in light of the prospect of potentially having Mr. Plank retain control of the Company after his departure.

c.	Charter Amendment to Provide for the Treatment of Class A Stock in a Manner That Is at Least as Favorable as Class B Stock in Certain Transactions.

The Charter Amendments will expand upon the treatment of shares of Class A Stock in relation to Class B Stock in connection with certain fundamental transactions involving the Company. Under the existing Charter, in the event of a merger or consolidation of the Company with or into another entity (whether or not the Company is the surviving entity), the holders of each share of Class A Stock and Class B Stock are entitled to receive the same consideration on a per share basis. The Charter Amendments will expand this protection provided to the holders of Class A Stock to cover statutory share exchanges, conversions and negotiated tender offers, and the Charter Amendments will also expand the protection to apply to consideration incidental to a merger, consolidation, statutory share exchange, conversion or negotiated tender offer, even if the consideration for such transfer is not paid as consideration in such merger, consolidation, statutory share exchange, conversion or negotiated tender offer, subject to certain exceptions. Specifically, under the Charter as amended by the Charter

Amendments, in the event of any merger or consolidation of the Company with or into another entity, a statutory share exchange between the Company and any other entity or the conversion of the Company into another entity (whether or not the Company is the surviving entity) or a third party tender offer entered into pursuant to an agreement with the Company, the holders of each share of Class A Stock and Class B Stock will be entitled to receive the same consideration on a per share basis, and each holder of shares of Class A Stock will be entitled to receive the same consideration on a per share basis as each holder of shares of Class B Stock is entitled to receive on a per share basis in connection with a transfer of such shares of Class B Stock incidental to a merger, consolidation, statutory share exchange, conversion or negotiated tender offer, even if the consideration for such transfer is not paid as consideration in such merger, consolidation, statutory share exchange, conversion or negotiated tender offer. However, any amounts paid to Mr. Plank as compensation for services rendered or to be rendered by Mr. Plank to the Company or any acquiring entity or any of their respective affiliates (for example, participating in a retention bonus pool established in connection with a proposed merger, or compensation paid for pre- or post-merger services), which payment was approved by a majority of the Independent Directors, will not be deemed to be part of such consideration. For so long as any shares of Class B Stock remain outstanding, the Company may not enter into a plan or agreement providing for a merger, consolidation, statutory share exchange, conversion or negotiated tender offer that is inconsistent with the foregoing.

The Charter Amendments specify that the Equal Treatment Provision may not be amended unless declared advisable by our Board of Directors, including at least 75% of the Independent Directors, and approved by at least 75% of the votes entitled to be cast thereon by (1) the holders of Class A Stock (other than Mr. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Company), voting as a single class, and (2) the holders of Class B Stock, voting as a single class.

The Special Committee and our Board believe that these enhanced provisions related to the treatment of shares of Class A Stock provide important protection to all of our stockholders and help to ensure that all stockholders will be on an equal footing in connection with fundamental transactions involving the Company.

d.	Charter Amendment to Enhance Board Independence Requirements by Prohibiting the Company from Availing Itself of the Exemptions for “Controlled Companies” under Applicable Listing Standards and Imposing Stricter Standards for Determining Whether Directors are “Independent.”

The Charter Amendments provide that, so long as any shares of Class B Stock remain outstanding, the Company may not avail itself of any exemption available to “controlled companies” under applicable Listing Standards. As a result, so long as the Company’s stock is listed on the NYSE or otherwise subject to requirements that it maintain a majority of independent directors and independent committees, the Company will be required to maintain a majority of independent directors and independent compensation and corporate governance committees. In addition, for the purpose of meeting the Listing Standards, in order to be “independent,” a director must have no family relationship with Mr. Plank, or material financial or service relationship with Mr. Plank or any members of his family, in addition to the independence requirements to which the Company is subject under the Listing Standards of any exchange upon which the Company is listed, or may be listed in the future.

Currently, the Class A Stock is listed on the NYSE. The Corporate Responsibility rules of the NYSE, set forth in Section 303A of the NYSE’s Listed Company Manual, impose corporate governance standards on companies the shares of which are listed on the NYSE. These rules provide certain exemptions, however, for a listed company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company (referred to under these rules as a

“controlled company”). Specifically, a controlled company is not required to comply with Section 303A.01, 303A.04 or 303A.05 of the NYSE listing standards.

•	Section 303A.01 of the NYSE listing standards requires that listed companies must have a majority of independent directors.

•	Section 303A.04 of the NYSE listing standards requires that listed companies must have a nominating / corporate governance committee composed entirely of independent directors and that the committee must have a written charter that imposes certain purposes and responsibilities on the committee, including (a) identifying individuals qualified to become board members and selecting or recommending that the board select director nominees; developing and recommending corporate governance guidelines for the corporation; and overseeing the evaluation of the board and management and (b) conducting an annual performance evaluation of the committee.

•	Section 303A.05 of the NYSE listing standards requires that listed companies must have a compensation committee composed entirely of independent directors, with these members satisfying the additional independence requirements set forth in Section 303A.02(a)(ii) of the standards, and that the committee must have a written charter that imposes certain purposes and responsibilities on the committee.

Because of the ownership of all its outstanding Class B Stock by Mr. Plank, since its initial public offering in 2005, the Company has been a “controlled company” within the meaning of these NYSE listing standards. Following an initial one-year transition period immediately after the initial public offering, the Company has not, however, availed itself of any of these exemptions, so that since that time the Company has always had a majority of independent directors and nominating / corporate governance and compensation committees that have met the requirements of these listing standards.

In reviewing the Company’s corporate governance in connection with considering the Class C Stock Issuance, the Special Committee determined that it would be beneficial to the holders of the Class A Stock to amend the Charter to provide that the Company could not avail itself of the exemptions available for controlled companies under the applicable stock exchange corporate governance rules.

The Special Committee and our Board believe that, for so long as the Class B Stock is outstanding, enhanced board independence requirements prohibiting the Company from availing itself of the exemptions for “controlled companies” afforded by the corporate governance rules of any stock exchange upon which the Company’s stock is currently listed, or may be listed in the future, will benefit the holders of the Class A Stock by maintaining a majority of independent directors and independent compensation and corporate governance committees.

The Corporate Responsibility rules of the NYSE require that a majority of a listed company’s directors be “independent” and that certain committees of the board of directors be comprised of independent directors. These rules include standards for determining whether a director will be considered “independent” for these purposes.

Under these rules, a director is not independent if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company,

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service,

(iii) the director or any immediate family member of the director is a partner or employee of a firm that is the company’s internal or external auditor or was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time,

(iv) the director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee, or

(v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For purposes of these rules, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

In reviewing the Company’s corporate governance in connection with considering the Class C Stock Issuance, the Special Committee determined that it would be in the best interest of the Company and its stockholders (other than Mr. Plank, as to whom no determination was made) to amend the Charter to provide that a director would not be considered independent for purposes of stock exchange listing standards if he or she was a family member of Mr. Plank or has a material financial or service relationship with Mr. Plank or his family members. Accordingly, the Charter Amendments include a provision that in order for the Board to make any determination that a director of the Company is “independent” for purposes of the listing standards, in addition to any requirements of law or the listing standards,

(A) such director shall not be Mr. Plank or a Kevin A. Plank Family Member and

(B) the Board must have determined that such director has no material financial or service relationship with Mr. Plank or any Kevin A. Plank Family Member.

e.	Charter Amendment to Require that any Amendment of the Equal Treatment Provision or the Board Independence Provisions will Require a Supermajority Vote.

Under our Charter and Maryland law, any amendment of our Charter must be declared effective by our Board and approved by the holders of a majority of the voting power of the shares of Class A Stock and Class B Stock outstanding, voting together as a single class. In addition, so long as any shares of Class A Stock or Class B Stock are outstanding, an amendment to any provision of the Charter setting forth the terms of either class so as to have a material adverse effect on the rights of the class, must be approved by the affirmative vote of a majority of the outstanding shares of the class, voting as a single class.

In view of the fact that the Equal Treatment Provision and the Board Independence Provisions provide benefits to the holders of the Class A Stock, the Special Committee determined that any amendment of these provisions should be subject to supermajority voting requirements and Independent Director approval. Accordingly, the proposed Charter Amendments provide that, so long as any shares of Class B Stock remain outstanding, in order to amend either the Equal Treatment Provision or the Board Independence Provision, the amendment must be (a) declared advisable by the Board, including at least 75% of the Independent Directors, and (b) approved by at least 75% of the votes entitled to be cast thereon by the holders of (1) Class A Stock (other than Mr. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Company), voting as a single class, and (2) Class B Stock, voting as a single class.

Required Vote

Approval of the Charter Amendments included in Proposal 1 requires the affirmative “FOR” vote of the holders of a majority of the voting power of (a) the shares of Class A Stock and Class B Stock outstanding as of the Record Date and entitled to vote thereon, voting together as a single class, and (b) the shares of Class B Stock outstanding as of the Record Date and entitled to vote thereon, voting as a single class.

As a result of his beneficial ownership of all the 35,700,000 outstanding shares of our Class B Stock and 76,445 shares of Class A Stock, which together represent as of the Record Date approximately 66.5% of the total voting power of all outstanding shares of Class A Stock and Class B Stock, Mr. Plank will have the power to approve each of the Charter Amendments without the affirmative vote of any other stockholder. In the Noncompete Agreement, Mr. Plank and the manager with voting power over certain shares of Class B Stock held by two limited liability companies controlled by Mr. Plank, have agreed to vote, and to cause to be voted, at the Special Meeting all shares of Class A Stock and Class B Stock beneficially owned by Mr. Plank and his affiliates and associates “FOR” each of the Charter Amendments included in Proposal 1.

No Charter Amendment will be implemented unless all the Charter Amendments are approved and implemented.

The Board of Directors recommends a vote “FOR” approval of the Charter Amendments.

APPROVAL OF AMENDMENT OF OUR SECOND AMENDED AND RESTATED 2005 OMNIBUS LONG-TERM INCENTIVE PLAN

(PROPOSAL 2)

Description of Proposal

On February 17, 2015, the Board of Directors adopted the Long-Term Incentive Plan, which was approved by our stockholders at the 2015 Annual Meeting held on April 29, 2015. The Board believes that issuing common stock and other equity interests related to the common stock will incentivize our employees and align their interests with the long-terms goals of the Company. Following the Creation of Class C Stock, the Board believes that it is advisable to amend our Long-Term Incentive Plan in order to afford our Board the flexibility to award Class C Stock under the Long-Term Incentive Plan, in addition to Class A Stock, which is the only class of common stock that may currently be issued under the Long-Term Incentive Plan. We are submitting the Plan Amendment to our stockholders for approval in order to modify the class of shares that may be awarded to certain employees under the Long-Term Incentive Plan, and to authorize 30.0 million shares of Class C Stock to be issued pursuant to awards under the Long-Term Incentive Plan. The number of shares of Class A Stock authorized to be issued pursuant to awards under the Long-Term Incentive Plan will also be reduced from 40.0 million shares to 30.0 million shares. The maximum number of shares of stock with respect to which stock options, stock appreciation rights or performance equity awards that may be granted in any calendar year will be increased as well. The material terms of the Long-Term Incentive Plan remain unchanged in all other respects.

The Plan Amendment provides that the changes to the Long-Term Incentive Plan will become effective as of the date upon which we first issue any shares of Class C Stock, which we expect to be the date upon which the Class C Dividend is paid.

In accordance with SEC disclosure requirements, the following is a description of the material features of the Long-Term Incentive Plan as amended by Proposal 2. The Long-Term Incentive Plan as amended by Proposal 2 is set forth in its entirety as Appendix C to this Proxy Statement. The following description and summary are qualified in their entirety by reference to Appendix C.

Description of the Long-Term Incentive Plan and the Amendment

Purpose of the Long-Term Incentive Plan. The purpose of the Long-Term Incentive Plan is to enhance our ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve our Company and to use maximum effort to improve the business results and earnings of our Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of our Company. The purpose of the Plan Amendment is to allow awards under the Long-Term Incentive Plan to be made with respect to the Class C Stock, as well as the Class A Stock, so that the Company may achieve the objectives of the Long-Term Incentive Plan without bringing Mr. Plank closer to or dropping below the 15% Conversion Threshold, as described above under “The Stock and Governance Changes”. For purposes of Proposal 2, our references to “share” means a share of Class A Stock or Class C Stock, as applicable.

Administration of the Long-Term Incentive Plan. Our Compensation Committee has such powers and authorities related to the administration of the Long-Term Incentive Plan as are consistent with our corporate governance documents and applicable law. Each committee member will be a “non-employee director” within the meaning of the exemption under Rule 16b-3 of the Securities Exchange

Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Currently, our Compensation Committee is comprised of three directors who meet these independence requirements and who also qualify as independent directors under the corporate governance listing standards of the New York Stock Exchange, as well as the New York Stock Exchange’s additional independence requirements for compensation committee members. The committee has the authority to determine, among other things, who receives awards, what type of awards are granted, the number of shares of our Class A Stock and, after the proposed amendment, the number of shares of Class C Stock, subject to an award, the terms and conditions of each award and the form of each award agreement. The committee has the authority to amend, modify or supplement the terms of any outstanding award, to interpret and administer the Long-Term Incentive Plan and any award agreement and to establish rules and regulations for the administration of the Long-Term Incentive Plan.

Term of the Long-Term Incentive Plan. The Long-Term Incentive Plan became effective as of February 17, 2015, and will terminate on February 17, 2025.

Amendment and Termination. Our Board of Directors may at any time amend, suspend, or terminate the Long-Term Incentive Plan as to any awards which have not been made. An amendment will be contingent on approval of our stockholders to the extent stated by our Board, required by applicable law or required by applicable stock exchange listing requirements. No awards will be made after termination of the Long-Term Incentive Plan. No amendment, suspension, or termination of the Long-Term Incentive Plan will, without the consent of the holder of the award, impair rights or obligations under an outstanding award.

No Repricing of Stock Options or Stock Appreciation Rights. The Long-Term Incentive Plan prohibits, without the approval of our stockholders, any amendment or modification of an outstanding stock option or stock appreciation right that reduces the exercise price of the award, either by lowering the exercise price or by canceling the outstanding award and granting a replacement award with a lower exercise price, or that otherwise would be treated as a repricing under the rules of the New York Stock Exchange or cause the award to be treated as deferred compensation subject to the limitations of Internal Revenue Code Section 409A. The Long-Term Incentive Plan further prohibits, without the approval of our stockholders, the cash repurchase of an outstanding stock option or stock appreciation right when the fair market value of a share is lower than the exercise price of such stock option or stock appreciation right.

Shares Available for Plan Awards. The Long-Term Incentive Plan currently authorizes 40,000,000 shares of Class A Stock to be issued pursuant to awards, with 18,153,265 shares remaining available for the issuance of future awards as of June 3, 2015. If the Plan Amendment is approved, then effective as of the date of payment of the Class C Dividend, (a) 30,000,000 shares of Class C Stock will be authorized to be issued pursuant to awards under the Long-Term Incentive Plan, and (b) the number of the Class A Stock to be issued pursuant to awards under the Long-Term Incentive Plan will be reduced from 40,000,000 shares to 30,000,000 shares.

For illustrative purposes, assuming that our Class A Stock was trading at a price of $75 per share immediately prior to the Class C Dividend, the value of the approximately 18 million shares of Class A Stock that are currently available for issuance under the Long-Term Incentive Plan would be approximately $1.35 billion. Assuming that, immediately following the payment of the Class C Dividend, our Class A Stock and our Class C Stock are each trading at a price of $37.50 per share, then the aggregate value of the shares of Class A Stock and Class C Stock then available for issuance under future awards (approximately 8 million shares and 30 million shares, respectively), would be approximately $1.425 billion.

Any of the available shares may be issued pursuant to incentive stock options. The maximum number of shares of stock with respect to which stock options or stock appreciation rights may be granted in any calendar year to any one person is 2,000,000 (after giving effect to the Class C Stock Issuance). Shares that are withheld from an award or surrendered in payment of any exercise price or taxes relating to the award will be treated as delivered and will reduce the shares available under the Long-Term Incentive Plan. Any shares covered by an award that are not purchased or are forfeited, settled in cash or otherwise terminated without delivery of shares to the award holder will be available for future grants under the Long-Term Incentive Plan. The number and class of shares available under the Long-Term Incentive Plan and/or subject to outstanding awards, as well as the maximum number of shares with respect to which stock options or stock appreciation rights may be granted in any calendar year to any one person, will be equitably adjusted in the event of various changes in the capitalization of our Company. See “—Performance Awards” below for the maximum number of shares of stock that may be granted under a performance based equity award, other than an option or stock appreciation right, to any one person in any calendar year.

Eligibility and Participation. Awards may be made to an employee, officer or director of our Company or an affiliate of our Company, a consultant or adviser providing services to our Company or an affiliate of our Company, or any other individual whose participation is determined by the Compensation Committee to be in the best interests of our Company. At December 31, 2014, we had approximately 10,700 employees.

Type of Awards. The Long-Term Incentive Plan authorizes awards of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and unrestricted stock units and dividend equivalent rights, as well as performance-based equity awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The award agreement will set forth whether the award is made with respect to Class A Stock or Class C Stock.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award stock options, including incentive stock options and non-qualified stock options, and stock appreciation rights to eligible persons. The committee may award stock appreciation rights in tandem with or as a component of other awards or as stand-alone awards.

Exercise Price of Stock Options and Stock Appreciation Rights. The exercise price per share of a stock option or stock appreciation right will in no event be less than 100% (or 110% in the case of an incentive stock option issued to a person who owns more than ten percent of the total combined voting power of all classes of our outstanding stock) of the fair market value per share of our stock; provided that with respect to awards made in substitution for or in exchange for awards made by an entity we acquire, the exercise price does not need to be at least the fair market value on the date of the substitution or exchange. A stock appreciation right confers a right to receive, upon exercise, the excess of the fair market value of one share of our stock, on the date of exercise over the grant price of the stock appreciation right. The grant price may be fixed at the fair market value of a share of our stock on the date of grant or may vary in accordance with a predetermined formula while the stock appreciation right is outstanding; provided that the grant price may not be less than the fair market value of a share of our stock on the grant date. A stock appreciation right granted in tandem with an outstanding stock option following the grant date of such stock option may have a grant price that is equal to the stock option’s exercise price; provided, however, that the stock appreciation right’s grant price may not be less than the fair market value of a share of our Class A Stock, and after the proposed amendment, of our Class C Stock, on the grant date of the stock appreciation right.

Vesting of Stock Options and Stock Appreciation Rights. The Compensation Committee will determine when a stock option or stock appreciation right will become exercisable and the effect of termination of service on such award, and include such information in the award agreement.

Special Limitations on Incentive Stock Options. The Compensation Committee may award incentive stock options only to an employee of our Company or a subsidiary corporation of our

Company and only to the extent that the aggregate fair market value (determined at the time the option is granted) of the shares of our stock with respect to which all incentive stock options held by the employee become exercisable for the first time during any calendar year does not exceed $100,000.

Exercise of Stock Options and Stock Appreciation Rights. A stock option may be exercised by the delivery to us of written notice of exercise and payment in full of the exercise price (plus the amount of any taxes which we may be required to withhold). To the extent permitted under the award agreement, the payment may be made through cash, delivery of shares, broker assisted cashless exercises, net exercise or in any other form consistent with applicable law. The Compensation Committee has the discretion to determine the method or methods by which a stock appreciation right may be exercised.

Expiration of Stock Options and Stock Appreciation Rights. Stock options and stock appreciation rights will expire at such time as the Compensation Committee determines; provided, however that no stock option may be exercised more than ten years from the date of grant, or in the case of an incentive stock option held by a person that owns more than ten percent of the total combined voting power of all classes of our outstanding stock, not more than five years from the date of grant.

Restricted Stock and Restricted Stock Units. At the time a grant of restricted stock or restricted stock units is made, the Compensation Committee establishes the applicable “restricted period” and any restrictions in addition to or other than the expiration of such restricted period, including the satisfaction of any performance objectives. Unless the committee otherwise stipulates in an award agreement, holders of restricted stock will have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock. The committee may provide that any such dividends paid must be reinvested in shares of stock, which may or may not be subject to the same restrictions applicable to such restricted stock. All distributions, if any, received by a holder of restricted stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction will be subject to the restrictions applicable to the original grant. Holders of restricted stock units will have no rights as stockholders of our Company. The committee may provide that the holder of restricted stock units will be entitled to receive dividend equivalent rights, which may be deemed reinvested in additional restricted stock units.

Unless the Compensation Committee otherwise provides, upon the termination of a person’s service, any restricted stock or restricted stock units held by the person that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be deemed forfeited.

The Compensation Committee may grant restricted stock or restricted stock units to a person in respect of services rendered and other valid consideration, or in lieu of or in addition to any cash compensation due the person.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Compensation Committee, the restrictions applicable to shares of restricted stock or restricted stock units will lapse. Restricted stock units may be settled in cash or stock as determined by the committee and set forth in the award agreement.

Unrestricted Stock Awards. The Compensation Committee may grant or sell an unrestricted stock or unrestricted stock unit award to an eligible person in respect of services rendered and other valid consideration, or in lieu of or in addition to any cash compensation due the person.

Dividend Equivalent Rights. A dividend equivalent right is an award entitling a person to receive credits based on cash or stock distributions that would have been paid on the shares of our stock if such shares had been issued to and held by the person. A dividend equivalent right may be granted as a component of another award or as a freestanding award. The terms and conditions of dividend equivalent rights will be specified in the award agreement.

Performance Awards. Under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to our chief executive officer and to our three other most highly compensated executive officers (other than our chief financial officer) as disclosed in our Proxy Statement may be limited to the extent that it exceeds $1,000,000 in any one year. We can only deduct compensation in excess of that amount if it qualifies as performance-based compensation under Section 162(m). Performance-based compensation includes compensation payable solely on account of the attainment of one or more performance goals established by a committee of outside directors if the material terms under which the compensation is to be paid are approved by our stockholders.

Under the Long-Term Incentive Plan, our Compensation Committee may approve an equity award that is subject to the attainment of one or more performance goals. To qualify the equity award under Section 162(m) of the Internal Revenue Code, the grant, exercise or settlement of the award must be contingent upon the achievement of pre-established, objective performance goals over a performance period established by the committee. In establishing the performance goals, the committee must use one or more of the several business criteria listed in the Long-Term Incentive Plan, which include the following, and which may be applied to Under Armour as a whole, and/or to specified subsidiaries or business units of Under Armour: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, a Standard & Poor’s stock index; (3) net revenues; (4) net income; (5) earnings per share; (6) income from operations; (7) operating margin; (8) gross profit; (9) gross margin; (10) pretax earnings; (11) earnings before interest expense, taxes, depreciation and amortization; (12) return on equity; (13) return on capital; (14) return on investment; (15) return on assets; (16) working capital; (17) free cash flow; and (18) ratio of debt to stockholders’ equity. Performance goals must be established in writing no later than 90 days after the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain. The committee may reduce, but not increase, the amount of the award that is earned based upon achievement of the performance goals. The committee must certify in writing prior to grant, exercise or settlement of the award that the performance goals were in fact satisfied.

The measurement of any performance goal may include or exclude any of the following events that occur during or otherwise impact a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary and/or nonrecurring items as described in our financial statements or notes thereto and/or in management’s discussion and analysis of financial condition and results of operations, and in any case appearing in our annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. Any inclusions or exclusions will be prescribed in a form that meets the requirements of Section 162(m) of the Internal Revenue Code for deductibility.

The maximum number of shares of stock that may be granted under a performance based equity award to any one person in any calendar year is 1,000,000 (after giving effect to the Class C Stock Issuance), other than an option or stock appreciation right (which are subject to a 2,000,000 maximum after giving effect to the Class C Stock Issuance). These limitations on the maximum number of shares of stock that may be granted under various awards will be equitably adjusted in the event of various changes in the capitalization of our Company.

Adjustment for Corporate Changes. Unless otherwise determined by the Compensation Committee, awards that would become vested within the twelve months following a change in control (as defined in the Long-Term Incentive Plan) will be immediately vested on such change in control. Beginning in 2014, the committee has generally provided that all restricted stock and restricted stock units and other equity awards will vest upon a change in control only if an employee is terminated without cause or for good reason (generally referred to as a “double trigger”). In the event of a recapitalization, reclassification, stock split, or other similar change affecting our stock, we will adjust proportionately and accordingly the number, class and kinds of shares for which awards may be made under the Long-Term Incentive Plan, including the maximum number of shares of stock under a performance based equity award or with respect to which stock options or stock appreciation rights may be granted pursuant to the Long-Term Incentive Plan in any calendar year to any one person, and the number, class and kind of shares for which awards are outstanding so that the proportionate interest of the person holding the award immediately following such event will, to the extent practicable, be the same as immediately before such event.

If we undergo any reorganization, merger, or consolidation with one or more other entities and there is a continuation, assumption or substitution of stock options and stock appreciation rights in connection with the transaction, any stock option or stock appreciation right previously granted will apply to the securities to which a holder of the number of shares of stock subject to such award would have been entitled immediately following such transaction, with a corresponding proportionate adjustment of the exercise price per share. If we undergo any such transaction and there is not a continuation, assumption or substitution of stock options and stock appreciation rights in connection with the transaction, then in the Compensation Committee’s discretion, each stock option and stock appreciation right may be canceled in exchange for the same consideration that the person otherwise would receive as a stockholder in connection with the transaction (or cash equal to such consideration) if the person held the number of shares of stock generally obtained by dividing (i) the excess of the fair market value of the number of shares of stock that remain subject to the exercise of the vested portion of such award immediately before such transaction over the total exercise price for such vested portion, by (ii) the fair market value of a share of stock on such date.

Clawback Events. The Long-Term Incentive Plan provides that any award subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy we adopt pursuant to any such law, government regulation or stock exchange listing requirement) and the Compensation Committee, in its sole and exclusive discretion, may require that any award recipient reimburse us for all or part of the amount of any payment in settlement of any award.

Nontransferability of Awards. Generally, only the person who received a stock option or stock appreciation right may exercise the award and no such award will be assignable or transferable other than by will or laws of descent and distribution. However, the Long-Term Incentive Plan permits the Compensation Committee to adopt procedures to allow an award recipient to designate a beneficiary to exercise the rights of the recipient and receive any distribution with respect to the awards upon the recipient’s death. In addition, if authorized in the award agreement, the person may transfer, not for value, all or part of the award (other than an incentive stock option) to certain family members. Neither restricted stock nor restricted stock units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Compensation Committee.

Tax Withholding and Tax Offset Payments. We will have the right to deduct from payments of any kind otherwise due to a person any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an award to such person, upon the issuance of any shares of stock upon the exercise of a stock option or stock appreciation right or pursuant to an award.

Registration. We intend to amend our existing registration statement on Form S-8 filed with the SEC with respect to the Long Term Incentive Plan to cover shares issuable under the Long Term Incentive Plan as amended by the Plan Amendment.

Plan Benefits. The following reflects grants made during 2015 under the Long-Term Incentive Plan, which was approved by our stockholders at the 2015 Annual Meeting held on April 29, 2015. All future awards to directors, executive officers, and employees will be made at the discretion of the Compensation Committee. Therefore, we cannot determine future benefits for any other awards under the Long-Term Incentive Plan at this time.

Name and Position	Number of Units(1)
Kevin A. Plank, Chairman of the Board and Chief Executive Officer	138,275
Brad Dickerson, Chief Operating Officer and Chief Financial Officer	55,310
Kip J. Fulks, President, Footwear and Innovation	55,310
Henry B. Stafford, Chief Merchandising Officer	55,310
Karl-Heinz Maurath, President, International	13,718
Executive Group	424,922
Non-Executive Director Group	16,598
Non-Executive Officer Employee Group	729,042

(1)	Includes performance based restricted stock unit awards and, with respect to Mr. Plank, Mr. Dickerson, Mr. Fulks and Mr. Stafford, performance based stock option awards, in each case with vesting tied to company performance. With respect to any performance based awards, the information in the table above reflects the number of performance awards assuming achievement of the highest or “stretch” level of performance conditions for these performance awards.

Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences to our company and to U.S. taxpayers of awards granted under the 2005 Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

Non-Qualified Stock Options and Stock Appreciation Rights. No taxable income is reportable when a non-qualified stock option or stock appreciation right is granted to a person. Upon exercise, generally, the person will have ordinary income equal to the fair market value of the underlying shares of our Class A Stock or Class C Stock, as applicable, on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be capital gain or loss to the person.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for persons who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the incentive stock option is exercised). If the person exercises the incentive stock option and then sells the underlying shares of our Class A Stock or Class C Stock, as applicable, more than two years after the grant date and more than one year after the exercise date, the sale price minus the exercise price will be taxed as capital gain or loss. If the person exercises the incentive stock option and sells the shares before the end of the two- or one-year holding periods, then the person generally will have ordinary income at the time of the sale equal to the fair market value of the shares of our Class A Stock or Class C Stock, as applicable, on the exercise date (or the sale price, if less) minus the exercise price of the incentive stock option, and any additional gain on the sale will be treated as capital gain.

Restricted Stock and Restricted Stock Units. A person receiving restricted stock or restricted stock units will not have taxable income upon the grant unless, in the case of restricted stock, the person timely elects under Internal Revenue Code Section 83(b) to be taxed at that time. Instead, the person will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares of our Class A Stock or Class C Stock, as applicable, (or cash) received.

Unrestricted Stock and Unrestricted Stock Units. A person receiving an unrestricted stock or unrestricted stock unit award will have taxable income when the shares underlying the award are delivered equal to the fair market value of the shares on the delivery date.

Tax Effect for Our Company. We generally will receive a tax deduction for any ordinary income recognized by a person with respect to an award under the 2005 Plan (for example, upon the exercise of a non-qualified stock option or the vesting of a restricted stock award). In the case of incentive stock options that meet the holding period requirements described above, the person will not recognize ordinary income; therefore, we will not receive a deduction. Special rules under Internal Revenue Code Section 162(m) limit the deductibility of compensation paid to our Chief Executive Officer and to each of our three other most highly compensated executive officers (other than the chief financial officer) named in the summary compensation table, provided that the executive officer is employed by us as an executive officer as of the end of that year. Under Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1,000,000. However, we can preserve the deductibility of compensation related to the exercise of stock options or stock appreciation rights or the vesting of performance-based equity awards if certain conditions of Section 162(m) are met, including shareholder approval of the 2005 Plan with set limits on the number of such awards that any person may receive in a given period. Preserving the deductibility of performance-based equity awards also requires shareholder approval of the 2005 Plan with respect to certain key terms of performance related equity awards, as described in further detail above. The 2005 Plan has been designed to permit the Compensation Committee to grant stock options, stock appreciation rights and performance-based equity awards that satisfy the conditions of Section 162(m). Our deduction may also be limited by Internal Revenue Code Section 280G.

Required Vote

Approval of Proposal 2 requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the proposal at the Special Meeting.

As a result of his beneficial ownership of 35,700,000 shares of our Class B Stock and 76,445 shares of Class A Stock, which together represent as of the Record Date approximately 66.5% of the total voting power of all outstanding shares of Class A Stock and Class B Stock, Mr. Plank will have the power to approve the Plan Amendment without the affirmative vote of any other stockholder. In the Noncompete Agreement, Mr. Plank and the manager with voting power over certain shares of Class B Stock held by two limited liability companies controlled by Mr. Plank, have agreed to vote, and to cause to be voted, at the Special Meeting all shares of Class A Stock and Class B Stock beneficially owned by Mr. Plank and his affiliates and associates “FOR” Proposal 2.

The Board of Directors recommends a vote “FOR” approval of the Plan Amendment.

APPROVAL OF OUR CLASS C EMPLOYEE STOCK PURCHASE PLAN

(PROPOSAL 3)

Description of Proposal

We are requesting that our stockholders approve the Under Armour, Inc. 2015 Class C Employee Stock Purchase Plan (which we refer to as the “Class C ESPP”).

The Board believes that, following completion of the Stock and Governance Changes, it will be advantageous for our employees to make purchases of our Class C Stock under a new employee stock purchase plan, rather than continuing to purchase shares of Class A Stock under the Class A ESPP. Accordingly, the Board adopted the Class C ESPP on June 11, 2015, subject to the approval of our stockholders at the Special Meeting.

Our existing Under Armour, Inc. Employee Stock Purchase Plan (the “Class A ESPP”), which was effective as of January 1, 2006, only allows for the purchase of Class A Stock. The Class C ESPP is intended to facilitate regular investment in the common stock of the Company by furnishing a convenient means for eligible employees to make stock purchases through payroll deductions. The Board believes that adopting the Class C ESPP will encourage stock ownership by eligible employees of the Company and each of its participating subsidiaries, thereby increasing eligible employees’ personal interest in the Company’s continued success and progress. The Class C ESPP is not intended to comply with the provisions of Section 423 of the Code.

The proposed Class C ESPP, if approved by our stockholders, will contain the same material provisions in all respects as our Class A ESPP, except that the Class C ESPP will offer Class C Stock. It is our intent that, following the Class C Stock Issuance, we will discontinue future offerings under the current ESPP so long as the Class C Stock remains outstanding.

Summary of the Class C ESPP

The following is a summary of the material features of the Class C ESPP. This summary is qualified in its entirety by the copy of the Class C ESPP which is attached as Appendix D to this proxy statement.

Administration. The Class C ESPP will be administered by the Compensation Committee of our Board. Such committee has full authority to adopt administrative rules and procedures and to interpret the provisions of the Class C ESPP. All costs and expenses incurred in plan administration are paid by Under Armour without charge to participants.

Shares Subject to the Class C ESPP. 2,000,000 shares of our Class C Stock have been reserved for issuance under the Class C ESPP. The shares may be made available from authorized but unissued shares of our Class C Stock. Any shares issued under the Class C ESPP will reduce, on a share-for-share basis, the number of shares available for subsequent issuance under the Class C ESPP.

In the event of any change in the number of shares of Class C Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, reorganization, spin-off, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Class C Stock which may be purchased under the Class C ESPP will be appropriately adjusted by the Compensation Committee. In the event of any change in the number of shares of Class C Stock outstanding by reason of any other event or transaction, the Compensation Committee may, but need not, make such adjustments in the number of shares of Class C Stock which may be purchased under the Class C ESPP as the Compensation Committee may deem appropriate.

Eligibility. After completing 90 days of service with the Company, all full-time employees of the Company whose customary employment with the Company is more than five months in any calendar year and whose principal work location is within the United States will be eligible to participate in the Class C ESPP, unless the Compensation Committee determines otherwise. The Company anticipates that the Compensation Committee will determine, as it has with respect to the Class A ESPP, that certain non-U.S. employees of the Company, as selected by the Compensation Committee from time to time, will also be eligible to participate in the Class C ESPP.

Offering Periods and Purchase Dates. Shares of our Class C Stock will be offered under the Class C ESPP through a series of monthly offering periods. Purchases of shares will occur on the last trading day of each monthly offering period. Each purchase right entitles the participant to purchase the whole and fractional number of shares of Class C Stock obtained by dividing the participant’s payroll deductions for each month by the purchase price in effect on the last trading day of the month.

Purchase Limitations. The Compensation Committee may prescribe a limit on the number of shares of Class C Stock that may be purchased by a participant during a specified time period.

Purchase Price. The Class C ESPP has initially established that the purchase price will be equal to 95% of the closing selling price per share of our Class C Stock on the New York Stock Exchange on the last trading day of the month. However, the Compensation Committee has the discretionary authority to change the purchase price discount formula, provided it is not less than 85% of the closing selling price per share of our Class C Stock on the New York Stock Exchange on the last trading day of the month. The Company anticipates that the Compensation Committee will determine, as it has with respect to the Class A ESPP, to establish a purchase price equal to 85% of the closing selling price per share.

Payroll Deductions and Stock Purchases. Each participant may authorize periodic payroll deductions in any amount up to a maximum of 70% of eligible earnings each month. A participant may also change his/her rate of payroll deductions for future payroll periods. The accumulated deductions will automatically be applied on each purchase date to the purchase of whole shares of Class C Stock at the purchase price in effect for that purchase date.

Termination of Purchase Rights. A participant may stop contributions to the Class C ESPP at any time, and such change will become effective as of the next purchase period. A participant’s purchase right will immediately terminate upon his or her cessation of employment for any reason. Any payroll deductions that the participant may have made for the month in which such cessation of employment occurs will be refunded and will not be applied to the purchase of Class C Stock.

Stockholder Rights. No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the purchase date.

Assignability. No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.

Amendment and Termination. Assuming the Class C ESPP is approved by our stockholders, the Class C ESPP will terminate upon the earlier of the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights, or a date specified by our Board. No further stock purchases or grants of stock purchase rights will occur after the Class C ESPP is terminated.

The Board may, at any time, amend the Class C ESPP in any respect. However, no amendment will be effective unless approved by stockholders, if such approval is required to comply with any applicable law, regulation or stock exchange rule.

U.S. Federal Income Tax Consequences. The following discussion outlines generally the federal income tax consequences of participation under the Class C ESPP. Individual circumstances may vary these results. The federal income tax law and regulations are frequently amended, and each participant should look to his or her own tax counsel for advice regarding federal income tax treatment under the Class C ESPP.

Payroll deductions made under the Class C ESPP are reported as part of a participant’s income for the year in which these amounts otherwise would have been paid to the participant. Accordingly, contributions to the Class C ESPP are made on an after-tax basis.

As of each purchase date, each participant will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares of Class C Stock purchased over the purchase price paid by the participant for such shares. The Company is entitled to a deduction for United States federal income tax purposes in the same amount. The Company is required to withhold United States federal income and employment taxes on the amount of compensation that a participant recognizes with respect to the purchase of Class C Stock.

A participant will recognize gain or loss when the participant sells shares purchased under the Class C ESPP. The amount of gain or loss will be the difference between the amount the participant receives on the sale of the shares of Class C Stock and the participant’s cost basis in the shares of Class C Stock. The cost basis in the shares of Class C Stock generally will be equal to the fair market value of the shares of Class C Stock on the date they are purchased under the Class C ESPP. The gain or loss will be long-term or short-term capital gain depending upon how long the shares of Class C Stock have been held.

New Plan Benefits. The benefits to be received by our executive officers, directors and employees as a result of the proposed approval of the Class C ESPP are not determinable, since the amounts of future purchases by participants are based on elective participant contributions. No purchase rights have been granted, and no shares of Class C Stock have been issued, with respect to the 2.0 million shares of Class C Stock for which stockholder approval is sought under this proposal.

Registration. We intend to file a registration statement on Form S-8 filed with the SEC to cover shares issuable under the Class C ESPP.

Required Vote

Approval of Proposal 3 requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the proposal at the Special Meeting.

As a result of his beneficial ownership of 35,700,000 shares of our Class B Stock and 76,445 shares of Class A Stock, which together represent as of the Record Date approximately 66.5% of the total voting power of all outstanding shares of Class A Stock and Class B Stock, Mr. Plank will have the power to approve the adoption of the Class C ESPP without the affirmative vote of any other stockholder. In the Noncompete Agreement, Mr. Plank and the manager with voting power over certain shares of Class B Stock held by two limited liability companies controlled by Mr. Plank, have agreed to vote, and to cause to be voted, at the Special Meeting all shares of Class A Stock and Class B Stock beneficially owned by Mr. Plank and his affiliates and associates “FOR” Proposal 3.

The Board of Directors recommends a vote “FOR” approval of the Class C ESPP Adoption.

OTHER CONSIDERATIONS

Appraisal Rights

Under Maryland law, holders of our common stock will not be entitled to appraisal rights in connection with the Class C Stock Issuance or the matters to be considered at the Special Meeting.

Stockholder Information

Following completion of the Stock and Governance Changes, we will deliver to the holders of shares of Class A Stock, Class B Stock and Class C Stock the same proxy statements, annual reports, and other information and reports as we currently deliver to the holders of shares of Class A Stock and Class B Stock.

Stockholder Proposals

Stockholder proposals to be included in our Proxy Statement pursuant to SEC rule 14a-8 for our 2016 Annual Meeting of Stockholders must be received by the Secretary of Under Armour on or before November 19, 2015.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2016 Annual Meeting of Stockholders, but which will not be included in the Proxy Statement for such meeting, must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s Annual Meeting of Stockholders. For the 2016 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no earlier than October 20, 2015 and no later than December 19, 2015. However, if we delay or advance mailing notice of the 2016 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2015 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2016 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2016 Annual Meeting, if that date is later).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A Stock. The information is provided as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	7,840,362	8.28	22,118,204
Equity compensation plans not approved by security holders	2,017,578	9.25	—

The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 5,028,768 restricted stock units and deferred stock units issued to employees, non-employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.

The number of securities remaining available for future issuance as of December 31, 2014 includes 19,287,554 shares of our Class A Stock under our Long-Term Incentive Plan and 2,830,650 shares of our Class A Stock under our Class A ESPP. In addition to securities issued upon the exercise of stock options, warrants and rights, the Long-Term Incentive Plan authorizes the issuance of restricted and unrestricted shares of our Class A Common Stock and other equity awards. Refer to Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 31, 2014 (our “2014 10-K”).

The number of securities issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans not approved by security holders includes 1,920,000 fully vested and non-forfeitable warrants granted in 2006 to NFL Properties LLC as partial consideration for footwear promotional rights, and 97,578 shares of our Class A Common Stock to be issued in connection with the delivery of shares pursuant to deferred stock units granted to certain of our marketing partners. These deferred stock units are not included in the weighted average exercise price calculation above. See Note 12 to the Consolidated Financial Statements included in our 2014 10-K for a further discussion of the warrants. The deferred stock units are issued to certain of our marketing partners in connection with their entering into endorsement and other marketing services agreements with us. The terms of each agreement set forth the number of deferred stock units to be granted and the delivery dates for the shares, which range from a 1 to 10 year period, depending on the contract. The deferred stock units are non-forfeitable.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A Stock and Class B Stock by:

•	each director;

•	our Chief Executive Officer and the other executive officers named in the 2014 Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of June 3, 2015. No shares in this table held by our directors or executive officers are pledged as security. As of June 3, 2015, there were 179,934,522 shares of Class A Stock and 35,700,000 shares of Class B Stock outstanding.

Beneficial Owner	Shares Owned(1)	Options Exercisable within 60 Days	Beneficially Owned Shares	Percentage of Outstanding(2)	Percentage of Voting Shares(3)
Kevin A. Plank (4)	35,776,445	0	35,776,445	16.6%	66.5%
Byron K. Adams, Jr. (5)	45,146	0	45,146	*	*
George W. Bodenheimer (5)	0	0	0	*	*
Douglas E. Coltharp (5)(6)	82,000	27,456	109,456	*	*
Anthony W. Deering (5)	40,400	19,076	59,476	*	*
Karen W. Katz (5)	0	0	0	*	*
A.B. Krongard (5)	50,140	35,856	85,996	*	*
William R. McDermott (5)	0	35,856	35,856	*	*
Eric T. Olson (5)	0	0	0	*	*
Harvey L. Sanders (5)	174,000	35,856	209,856	*	*
Brad Dickerson (7)	0	206,000	206,000	*	*
Kip J. Fulks (8)	100,000	222,000	322,000	*	*
Henry B. Stafford (9)	51,135	201,000	252,135	*	*
Karl-Heinz Maurath (10)	28,420	0	28,420	*	*
All Executive Officers and Directors as a Group (5)(11)	36,438,088	1,048,100	37,486,188	17.3%	66.7%
5% Stockholders
Fidelity Management & Research Company (12)	14,993,469		14,993,469	7.0%	2.8%
Prudential Financial, Inc. and related parties (13)	11,996,205		11,996,205	5.6%	2.2%
The Vanguard Group (14)	12,738,852		12,738,852	5.9%	2.4%

*	Less than 1% of the shares.
(1)	Includes shares issuable within 60 days of June 3, 2015 upon the vesting of awards of restricted stock units, or RSUs. Does not include RSU awards with shares issuable more than 60 days from June 3, 2015, including RSUs or stock options with performance based vesting.

(2)	The percentage of outstanding figure takes into account the 35,700,000 shares of outstanding Class B Stock held, directly or indirectly, by Kevin A. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, less than one percent, all executive officers and directors as a group, 1.0%, Fidelity Management & Research Company, 8.3%, Prudential Financial, Inc., 6.7% and The Vanguard Group, 7.1%.
(3)	Each share of Class A Stock has one vote and each share of Class B Stock has ten votes. The percentage of voting shares reflects the combined effects of both Class A Stock and Class B Stock.
(4)	Includes 76,445 shares of Class A Stock and 33,834,100 shares of Class B Stock beneficially owned by Mr. Plank individually or in trust and 1,865,900 shares of Class B Stock held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel as the manager of the limited liability companies. The manager has voting control over the shares held by the companies and shares investment control with Mr. Plank over the shares held by these companies. Because the 35,700,000 shares of Class B Stock beneficially owned by Mr. Plank, which are all the shares of Class B Stock outstanding, are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 35,700,000 shares of Class A Stock into which the Class B Stock may be converted. Does not include RSUs for 113,678 shares.
(5)	Does not include deferred stock units, or DSUs or RSUs held by non-management directors. The RSUs will be converted to DSUs on a one-for-one basis upon vesting. The DSUs will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of June 3, 2015, the non-management directors held the following amounts of DSUs and RSUs:

Name	DSUs	RSUs
Byron K. Adams, Jr.	40,420	1,584
George W. Bodenheimer	1,474	3,047
Douglas E. Coltharp	52,367	1,584
Anthony W. Deering	54,427	1,584
Karen W. Katz	1,120	3,132
A.B. Krongard	63,240	1,584
William R. McDermott	57,088	1,584
Eric T. Olson	9,894	2,996
Harvey L. Sanders	58,828	1,584

(6)	Includes 6,000 shares of Class A Stock owned by Mr. Coltharp individually, 75,000 shares owned by his wife and 1,000 shares of Class A Stock held by two Uniform Transfer to Minors Act accounts.
(7)	Does not include RSUs for 56,838 shares.
(8)	Does not include stock options for 50,000 shares exercisable more than 60 days from the Record Date and RSUs for 56,838 shares.
(9)	Does not include RSUs for 50,838 shares.
(10)	Does not include RSUs for 86,838 shares.
(11)	Includes shares shown as beneficially owned by the directors and executive officers as a group (19 persons). Does not include stock options for 50,000 shares exercisable more than 60 days from the Record Date and RSUs for 559,234 shares.
(12)

According to their report on Schedule 13G, as of December 31, 2014, Fidelity Management & Research Company, or Fidelity, and certain affiliates of Fidelity, were deemed to beneficially own in the aggregate 14,993,469 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 810,583 shares and no power to vote 14,182,886 shares, and sole power to dispose of all of these shares. The principal business address of Fidelity is 245 Summer Street, Boston, Massachusetts 02210.
(13)	According to their report on Schedule 13G, as of December 31, 2014, Prudential Financial, Inc., or Prudential, and certain affiliates of Prudential, were deemed to beneficially own in the aggregate 11,996,205 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 836,955 shares, shared power to vote 6,283,454 shares and no power to vote 4,875,796 shares, and sole power to dispose of 836,955 shares and shared power to dispose of 11,159,250 shares. Jennison Associates LLC, or Jennison, filed a separate Schedule 13G reporting beneficial ownership of 11,779,949 shares. However, these shares have not been listed separately because they are included in the shares reported by Prudential, which indirectly owns 100% of the equity interest in Jennison. Jennison furnishes investment advice to investment companies, insurance separate accounts and institutional clients holding shares of our Class A stock, and as a result of its role as investment adviser, Jennison may be deemed to be the beneficial owner of these shares. The principal business address of Prudential is 751 Broad Street, Newark, New Jersey 07102. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017.
(14)	According to their report on Schedule 13G, as of December 31, 2014, The Vanguard Group, or Vanguard, and certain affiliates of Vanguard, were deemed to beneficially own in the aggregate 12,738,852 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 289,416 shares and no power to vote 12,449,436 shares and sole power to dispose of 12,466,538 shares and shared power to dispose of 272,314 shares. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EXECUTIVE COMPENSATION

Under the rules of the Securities and Exchange Commission, because our stockholders will be taking action with respect to compensation plans at the Special Meeting, we are required to furnish the following information with respect to our executive compensation. In accordance with these rules, all information in the following “Executive Compensation” section of this proxy statement has been taken from our proxy statement for our Annual Meeting held April 29, 2015.

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2014 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Executive Summary and Highlights for 2014

For 2014 nearly 100% of the annual compensation potential for our Chief Executive Officer, or CEO, Kevin Plank and a substantial portion of the annual compensation potential for our other executive officers was directly tied to the financial performance of our company, primarily through:

•	our annual cash incentive plan with awards earned based on our financial performance in 2014; and

•	our annual performance based restricted stock unit awards for 2014 with vesting tied to our financial performance in 2014 and 2015, continuing our long-standing practice of making our annual equity awards performance based.

Our performance for 2014 was strong across all measures considered under our annual cash incentive plan:

•	Net revenues were $3.08 billion, an increase of 32% over 2013, and well above the revenue level of $2.7 billion required to be eligible for incentive awards under the plan.

•	Operating income percentage was 11.5%, a 10 basis point improvement over 2013, and above the 11.4% level required to be eligible for incentive awards under the plan.

•	Operating income was $354 million, an increase of 34% over 2013, and at a level sufficient to fund incentive awards generally above the target level under the plan.

The performance targets for the restricted stock unit awards granted in 2014 were set at levels that management and the Compensation Committee believed would ensure that the awards vest only following meaningful operating income growth in 2014 and 2015.

In addition to the substantial portion of compensation tied to performance, other elements of our compensation for our executive officers that we believe are aligned with best practices and contribute to a reasonable compensation program include:

•	commencing with equity awards granted in 2014, a change from automatic vesting upon a change in control (generally referred to as “single trigger”) to vesting following a change in control only if employment is terminated without cause or for good reason (generally referred to as “double trigger”);

•	limited other severance protections, with the protections primarily following a change in control and only if employment is terminated without cause or for good reason (again, generally referred to as “double trigger”);

•	“clawback” provisions in our annual cash incentive plan (beginning in 2013) and in our long-term incentive plan (beginning for performance based equity awards in 2015) requiring our company to seek to recover awards under these plans for improper conduct as required under applicable law;

•	no pension or supplemental retirement plan;

•	no company contributions to our deferred compensation plan in 2014 for any executive officer;

•	limited other benefits and perquisites for these executives;

•	no employment agreements with our executive officers (other than an agreement with Mr. Maurath, our President of International, as required under local law);

•	stock ownership guidelines for our executive officers designed to encourage our executives to retain meaningful levels of our stock to further align their interests with the interests of our stockholders; and

•	a prohibition on hedging of Under Armour shares, with no director or executive officer having any shares pledged as security.

Advisory Vote to Approve Executive Compensation

At our 2014 Annual Meeting of Stockholders we held an advisory vote to approve executive compensation, commonly referred to as “say on pay.” The Compensation Committee values the opinions expressed by stockholders in these votes. While these votes are advisory and non-binding, the Compensation Committee and the Board reviews the voting results and seeks to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented.

Our stockholders overwhelmingly approved our “say on pay” proposal at our 2014 Annual Meeting of Stockholders, with more than 99% of the votes cast voting to approve our executive compensation. The Compensation Committee reviewed the voting results and given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. The Compensation Committee will continue to consider results from the annual “say on pay” advisory vote, including the results from the 2015 Annual Meeting of Stockholders (at which more than 99% of the votes cast voted to approve our executive compensation), as well as other stockholder input, when reviewing executive compensation programs, principles and policies.

Objectives of our Compensation Program

The overall objectives of our compensation program for our executive officers are to attract and retain highly qualified executives committed to our brand and our mission, to motivate our executives to build and grow our business profitably, and to align the interests of our executives with the interests of our stockholders. Our compensation program is designed to reward our executives for growth in our net revenues and operating income, primarily through our annual cash incentive plan and our performance based equity awards. In addition, our equity awards incentivize our executive officers to generate positive returns for our stockholders.

Our compensation consists primarily of:

•	salary;

•	an annual cash incentive award based primarily on the annual performance of the company;

•	equity awards, including our annual performance based equity award with the amount eligible to vest tied to the performance of the company; and

•	minimal benefits and perquisites.

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally. We have a deferred compensation plan pursuant to which executives may defer certain compensation; however we did not make any company contributions to this plan in 2014 for any executive officers.

Compensation Decision-Making Process

Compensation Committee review process

In late 2014 and again in early 2015, in conjunction with the approval of the 2014 annual cash incentive plan awards and 2015 salaries and annual equity awards for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included:

•	summary compensation information for 2012 through 2014;

•	the value realized upon exercise of stock options and vesting of restricted stock in 2014;

•	the value realized from stock sales since our initial public offering in 2005;

•	the value of outstanding stock options, restricted stock units and unrestricted stock held at the end of 2014;

•	balances and investment returns under our deferred compensation plan; and

•	a summary of compensation to be paid upon a termination of employment under various circumstances, and upon a change in control of Under Armour.

The Compensation Committee reviewed similar tally sheet data in early 2014 in conjunction with the approval of 2014 salaries and annual equity awards for executive officers.

In early 2014, the Compensation Committee engaged the services of Towers Watson to provide executive compensation consulting services to the committee. The committee obtained from Towers Watson competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation. The competitive market data was based on a peer group and published industry survey data from Towers Watson’s Retail/Wholesale Executive Compensation Database. The peer group was developed by management based on publicly traded companies within the apparel and footwear industries. Some of the companies within the peer group we may compete with for talent or compare our performance against from time to time. The following companies were included in the peer group: Abercrombie & Fitch Co., American Eagle Outfitters, Inc., Coach, Inc., Columbia Sportswear Company, Deckers Outdoor Corporation, lululemon athletica inc., Michael Kors Holdings Limited, Nike, Inc., Quiksilver, Inc., Ralph Lauren Corporation, Urban Outfitters, Inc., V.F. Corporation and Wolverine World Wide, Inc.

The Compensation Committee did not target compensation at or near any particular percentile ranking within the peer group or industry survey data, or otherwise use this competitive market data to determine the amount or form of executive compensation. Rather the committee used this data as a general assessment of the competitiveness of our executive compensation program and determined that our executive compensation was reasonable when compared to the peer group and industry data. As discussed throughout this Compensation Discussion and Analysis section, the Committee considers many factors in the determination of executive compensation levels, including the executive’s prior experience, the position and level of responsibility with the company and company and individual performance.

Management’s role in determining compensation

As discussed throughout this Compensation Discussion and Analysis section, our management makes recommendations to the Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers, other than our CEO, Kevin Plank. Mr. Plank, with input from other senior executives, has generally recommended the salaries, annual incentive awards and equity awards for our executive officers. The recommendations are based on an assessment of each executive’s performance, including the performance of the department or departments for which the executive officer has responsibility and contributions made to the overall success of our business. These executives, including our Chief Human Resources Officer, our Chief Financial Officer and our General Counsel and Corporate Secretary, have also been involved in recommendations on the design and framework for our annual incentive plan and our equity awards, including the restricted stock unit awards with vesting tied to our company’s performance. Most of these executives attend meetings of the Compensation Committee. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without the executive officers present.

Components of Our Compensation Program

SALARY

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility.

In 2008, our CEO Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. As our largest stockholder, he believes he should be compensated for his services based primarily on our company’s performance through our annual incentive plan and annual performance based equity awards as discussed below.

Mr. Plank proposed and the Compensation Committee approved salary increases for 2014 for certain executive officers based in part on the continued strong performance of the leadership team in 2013 driving a 27% increase for the year in both net revenues and operating income, and the team’s ongoing management of a more complex and expanding global business and challenging long term growth plans. The company had finished 2013 with net revenues of $2.33 billion, and entered 2014 with a net revenues goal of $3.0 billion, finishing the year at $3.08 billion or 32% over 2013.

The following table summarizes adjustments made to base salaries for our named executive officers from 2013 to 2014:

Named Executive	Title	2014 Base Salary	Increase from 2013
Kevin A. Plank	Chairman of the Board and Chief Executive Officer	$ 26,000	0%
Brad Dickerson	Chief Financial Officer	$575,000	15.0%
Kip J. Fulks	Chief Operating Officer	$650,000	16.9%
Henry B. Stafford	Chief Merchandising Officer	$630,000	15.4%
Karl-Heinz Maurath	President, International	$450,000	11.5%

ANNUAL CASH INCENTIVE AWARD

Plan Design and Performance Measures

We have an annual cash incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based primarily on company performance during the year. The primary performance measures considered for 2014 were net revenues and profitability.

Net Revenues

For 2014, company performance was assessed first on the level of net revenue growth. If the company achieved a certain minimum net revenue growth for 2014, then executives would be eligible for annual incentive awards under the plan. Management and the Compensation Committee viewed net revenue growth as a fundamental indicator of our business strength.

Profitability

In addition, our 2014 plan included levels of operating income growth for 2014. Assuming the minimum net revenue growth was achieved, annual incentive award amounts would vary based on our operating income for 2014, which includes the impact of the incentive awards. The plan also required that our operating income as a percentage of our net revenues for 2014, or our operating margin, not decrease from the 11.4% we achieved in 2013. Operating income measures were included to ensure that management was operating the business in a profitable manner.

Other Performance Measures

Our annual cash incentive plan for 2014 was based primarily on the overall company performance measures described above. For executives in charge of certain business units, generally 50% of their incentive award was tied to the performance of their respective business units based primarily on the net revenue growth and profitability of the business units. These measures, when combined with the other business units, align with the consolidated measures discussed above.

Below is a summary of the primary performance measures considered in our annual cash incentive plan for 2014:

2014 Annual Cash Incentive Plan Performance Measures
2014 Performance Measure				Required Growth from 2013

Net Revenues	Required to reach $2.7 billion to be eligible for any award			15.8%

Operating Margin	11.4%			Required to achieve same level as 2013

Operating Income*	Threshold	Target	Stretch	Threshold	Target	Stretch

	$318 million	$325 million	$332 million	20%	23%	25%

*   The higher operating income targets must include the funding for higher incentive award amounts. As a result, the company must otherwise increase operating income by approximately 8-9% to move from the threshold to target level, and another 7-8% to move from the target to stretch level, in order to fund higher incentive award amounts and achieve a higher operating income.

Our annual cash incentive plan for 2014 also considered our inventory position because of the continued significance of inventory management to our financial condition and our operating efficiency. We measured our inventory position based on our inventory days forward coverage at year-end. Inventory days forward coverage is a measure indicating the estimated number of days of future sales to cover the value of inventory at year-end. A lower number of days forward coverage is a general indicator of more efficient inventory management. Annual incentive award payouts could be adjusted down 0%-20% based on our failure to achieve 120 days or fewer of days forward coverage.

Incentive Award Levels

For 2014, the Compensation Committee set the following award levels under our annual cash incentive plan:

	Threshold	Target	Stretch
	(Pays at 40% of Target)		(Pays at 167% of Target)

Chief Executive Officer	$840,000	$2.1 million	$3.5 million

Other Named Executive Officers	24% of annual salary	60% of annual salary	100% of annual salary

The annual incentive amounts for all the named executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance. We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow our business.

The award levels for 2014 were substantially the same as the award levels for 2013, except for Mr. Plank. The Compensation Committee increased the stretch amount under the incentive plan for our CEO Mr. Plank to $3.5 million for 2014 (and adjusted the threshold and target amounts accordingly) based on his significant leadership role and continued strong performance, and his importance to the long-term future success of our company. The stretch amount for Mr. Plank was set at $2.5 million for 2013 and 2012. The committee also considered the continued low, nominal salary of $26,000 received by Mr. Plank for the past several years and the committee’s belief that his total compensation was well below the level appropriate for his leadership position and performance.

2014 Annual Cash Incentive Awards

Below is a summary of the primary performance measures considered in our annual cash incentive plan for 2014, as compared to our actual results for 2014 and 2013:

2013 Results	2014 Performance Measure			2014 Results	2014 v. 2013 Results
Net Revenue
$2.33 billion		$2.7 billion		$3.08 billion	+ 32%

Operating Margin
11.4%		11.4%		11.5%	+ 10 basis points

Operating Income
	Threshold	Target	Stretch

$265 million	$318 million	$325 million	$332 million	$354 million	+ 34%

Management and the Compensation Committee believed that the minimum net revenue level of $2.7 billion necessary for executives to be eligible for an annual cash incentive award for 2014 was set high enough to ensure that the minimum incentive award amounts would only be paid if we continued to demonstrate meaningful net revenue growth, and that operating income targets for 2014 were set appropriately to incentivize our management to continue to drive meaningful operating income growth.

Our performance for 2014 was strong across all measures considered under the annual cash incentive plan:

•	Net revenues were $3.08 billion, an increase of 32% over 2013, and well above the level of $2.7 billion required to be eligible for incentive awards under the plan.

•	Operating margin was 11.5%, an increase of 10 basis points over 2013, and above the 11.4% required to be eligible for incentive awards under the plan.

•	Operating income was $354 million, an increase of 34% over 2013, and at a level sufficient to fund incentive awards at approximately 115% of the target level under the plan while still maintaining an operating margin at 11.5%, above the minimum 11.4% required under the plan.

Our annual incentive plan challenged our executives to achieve an operating margin for 2014 at least equal to the 11.4% achieved in 2013, while still delivering strong net revenue and operating income growth. Our leadership team was disappointed that our strong net revenue growth did not result in higher operating income sufficient to fund annual incentive awards closer to the stretch level under the plan. While our results were strong across all of our business units, the team believed that we could have serviced certain parts of our business, including our North American wholesale business, in a more efficient and profitable manner and better managed our selling, general and administrative expenses to drive more profitability for the company. As a result, management recommended and the Compensation Committee approved a reduction in the incentive awards for our senior executives from approximately 115% to approximately 92% of the target level under the plan.

Our International business unit produced particularly strong results in 2014, with revenues increasing 96% over 2013. As a result, the Compensation Committee approved an annual incentive award for Mr. Maurath, our President of International, at approximately 133% of the target level under the plan.

We achieved an inventory forward days coverage of approximately 117 days at the end of 2014, an improvement over 2013 and satisfying the target of not more than 120 days set under the annual cash incentive plan. As a result, there were no reductions in annual incentive awards based on our inventory management.

The annual cash incentive award for our executives is primarily determined based on the company and business unit financial performance measures discussed above. However, the Compensation Committee considers the overall performance of our CEO and the other executive officers, and may adjust up or down the annual incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility, as well as the contributions the executive and department are making to the overall success of Under Armour. For 2014, the committee did not make any further adjustments to the annual cash incentive awards for the named executive officers based on individual performance, beyond the adjustments discussed above.

For the annual cash incentive amounts paid to the named executive officers, see the “2014 Summary Compensation Table” below.

EQUITY AWARDS

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of our executives with those of our stockholders.

The committee approves equity awards under our 2005 Amended and Restated Omnibus Long-Term Incentive Plan. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour.

Performance Based Equity Awards for 2014

In February 2014, management recommended and the Compensation Committee approved a performance based restricted stock unit award to our executive officers and other members of management. Vesting of the target award amount is tied to achievement by the company of a certain combined operating income for 2014 and 2015, with 40% of the maximum amount earned if the threshold performance level is met, 80% earned if the target is met and 100% earned if a higher stretch performance level is met. Upon achievement of the performance target, the shares earned under the award vest in three equal annual installments beginning in February 2016 as an incentive for the executive to remain with the company. Management and the committee believed that the performance targets were set high enough to ensure that the award vests only following meaningful operating income growth. Management and the committee believed that adding performance conditions to the vesting was important to further incentivize our team to increase our profitability and drive long-term stockholder value.

The employees receiving this equity award were chosen based primarily on their position and responsibilities with the company, as well as their past performance. The total amount of this equity award to all employees was generally based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee, including executive officers, was based on a projected value of equity to be delivered over time and was generally tiered based on the employee’s level within the company. The threshold, target and maximum number of shares that can be earned by the named executive officers are included in the “Grants of Plan-Based Awards for 2014” table below.

Vesting of Prior Years Performance Based Equity Awards

In early 2012, the Compensation Committee approved the annual performance based restricted stock unit awards to our management. Vesting of the 2012 award was tied to achievement by the company of a certain combined operating income for 2013 and 2014 as follows:

•	forty percent of the award would be earned if the threshold level of $500 million was achieved, representing a nearly 20% compound annual growth rate in the three year period 2012-2014;

•	eighty percent of the award would be earned if the target level of $550 million was achieved, representing approximately a 23% compound annual growth rate in the three year period 2012-2014; and

•	all of the award would be earned if the stretch level of $580 million was achieved, representing more than a 25% compound annual growth rate in the three year period 2012-2014.

The committee set the growth targets to incentivize management to continue to drive strong operating income growth during the performance period. Following achievement of the performance targets, the earned shares vest 50% in February 2015 and 50% in February 2016.

In early 2013, the committee approved the annual performance based restricted stock unit awards to our management. For the 2013 award, the committee changed the performance measurement to be based on the combined operating income for the first and second years that followed, rather than the second and third years that followed as had been the case with the 2012 award. The committee believed it was more appropriate to set targets that are one and two years into the future, given the company’s rapid growth rate and the need to adjust our business and our investments in response to changes in the marketplace. As a result, vesting of the 2013 award, like the 2012 award, was based on the combined operating income for 2013 and 2014, using the same targets set for the 2012 award as described above. To maintain the same combined total vesting period, the committee added another year to the time-based vesting period following achievement of the performance targets, with 33-1/3% of the earned shares vesting in each of February 2015, February 2016 and February 2017.

The company achieved a combined operating income for 2013 and 2014 of $619 million, well above the stretch performance level for the awards of $580 million. As a result, all of the 2012 and 2013 performance awards were earned.

BENEFITS AND PERQUISITES

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax deferred basis for retirement and other needs. The plan allows for company contributions in certain limited cases. See “Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in 2014 for any named executive officer.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 60% of their salary; however, the benefit is capped at a maximum benefit of $6,500 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy brings the total long-term disability insurance benefit for the executive officers closer to the 60% of salary level. For the named executive officers, the supplemental policy provides additional monthly disability benefits of approximately $20,000-$30,000. To avoid reducing the expected benefit to the executive officers, we also provide a tax gross-up to them to cover the income taxes incurred as a result of our paying the premiums on these policies. At Mr. Plank’s request, we do not provide a tax gross-up to him.

Other Compensation Practices

Equity Grant Practices

During 2014, equity awards were granted to executive officers at one of our regularly scheduled Compensation Committee meetings. Our practice is to grant stock options with an exercise price equal to the closing market price of our Class A Stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option.

Hedging and Pledging

Our Board has adopted, as part of our insider trading policy, prohibitions against any employee or director hedging ownership of Under Armour stock by engaging in short sales or purchasing and selling of derivative securities relating to Under Armour stock. No director or executive officer of the company has any shares pledged as security.

Change in Control Severance Agreements

We have a change in control severance agreement with all of our executives except for our CEO, Mr. Plank. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control.

The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control, generally referred to as a “double trigger.” The agreements do not provide for a tax gross-up.

The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and annual incentive award plus a pro-rata annual incentive award for the year in which the employment ends. The executive must agree to not compete against the company for one year in order to receive these benefits. The agreements have a fixed two-year term with no automatic renewal of the term. In late 2013, the Compensation Committee and the Board reviewed the agreements and a summary prepared by our management on change in control severance benefits offered by other public companies in our line of business, and decided that the agreements were reasonable and should be extended for an additional two years through the end of 2015.

Deductibility of Executive Compensation

Management and the Compensation Committee consider, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to our CEO and the three other most highly compensated executive officers (excluding the chief financial officer) named in the summary compensation table provided that the executive officer is employed by us as an executive officer as of the end of that year.

We intend for awards paid by us pursuant to our annual incentive plan to qualify as performance-based compensation that will not be subject to the limitations on tax deductibility under Section 162(m). The tax deductions related to vesting of performance based restricted stock unit awards and the exercise of stock options, also qualify as performance-based compensation and thus are not subject to these limitations on tax deductibility. Although we are able to record compensation expense for federal income tax purposes for other restricted stock awards in the year when the restricted stock award vests, the expense related to these outstanding restricted stock awards will be subject to these limitations on tax deductibility if the executive is subject to these limitations in the year of vesting.

2014 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in the applicable years to our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated executive officers in 2014. In March 2015, we announced certain organizational changes, appointing Mr. Fulks as President of Product and Innovation, and Mr. Dickerson as Chief Operating Officer and Chief Financial Officer. Mr. Fulks’ and Mr. Dickerson’s titles throughout this “Executive Compensation” Section refer to their titles as of December 31, 2014. Certain salary and annual incentive plan compensation amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation for 2014” below. For additional information regarding performance based stock awards granted each year and how the awards are presented in the table, please see Note (1) to the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin A. Plank Chairman of the Board and Chief Executive Officer	2014 2013 2012	26,000 26,000 26,000	0 0 0	1,600,000 784,226 0	1,921,500 2,375,000 1,500,000	8,690 3,262 3,623	3,556,190 3,188,488 1,529,623
Brad Dickerson Chief Financial Officer	2014 2013 2012	575,000 500,000 460,000	0 0 0	600,000 392,113 0	315,675 475,000 276,000	24,102 15,662 14,555	1,514,777 1,382,775 750,555
Kip J. Fulks Chief Operating Officer	2014 2013 2012	650,000 556,200 540,000	0 0 0	800,000 392,113 0	356,850 528,390 324,000	23,280 5,567 6,048	1,830,130 1,482,270 870,048
Henry B. Stafford Chief Merchandising Officer	2014 2013 2012	630,000 545,900 530,000	0 0 0	800,000 392,113 0	345,870 518,605 278,250	16,238 10,123 11,113	1,792,108 1,466,741 819,363
Karl-Heinz Maurath (5) President, International	2014 2013 2012	450,000 403,500 116,666	0 0 900,000	400,000 392,113 3,001,500	360,450 337,609 0	2,303,928 230,972 29,166	3,514,378 1,364,194 4,047,332

(1)	Values not included in the table: In 2012, 2013 and 2014, the Compensation Committee approved awards with vesting tied to company performance. SEC disclosure rules require us to present in the table above the fair value of each award as of the grant date. For the 2012 awards, the performance measurement period was two years and the period did not begin until the year following the year the awards were granted. Due to the long-term performance period and the challenging performance targets, achievement of the performance conditions was not deemed probable during the period the awards were granted. Therefore, the fair value of the 2012 awards were measured as $0 as of the grant date of the awards.

However, for the 2013 and 2014 awards, the performance measurement period was two years, and the period began in the year the award was granted. Achievement of the “threshold” performance condition was deemed probable during the periods the awards were granted and accordingly, the threshold level value, or 40% of the highest or “stretch” level value is included in the table for these awards.

In order to provide a year-over-year comparison of the value of each stock award, presented below are the fair values of the 2012, 2013 and 2014 awards at grant date assuming achievement of the threshold level of performance conditions for these performance awards.

Name	2012 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)	2013 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)	2014 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2014-2015) ($)
Kevin A. Plank	1,027,440	784,226	1,600,000
Brad Dickerson	513,720	392,113	600,000
Kip J. Fulks	513,720	392,113	800,000
Henry B. Stafford	411,024	392,113	800,000
Karl-Heinz Maurath	513,720	392,113	400,000

Below are the fair values of the 2012, 2013 and 2014 awards at grant date assuming achievement of the highest or “stretch” level of performance conditions for these performance awards.

Name	2012 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)	2013 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)	2014 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2014-2015) ($)
Kevin A. Plank	2,568,600	1,960,565	4,000,000
Brad Dickerson	1,284,300	980,282	1,500,000
Kip J. Fulks	1,284,300	980,282	2,000,000
Henry B. Stafford	1,027,560	980,282	2,000,000
Karl-Heinz Maurath	1,284,300	980,282	1,000,000

We ultimately achieved the “stretch” level of performance for the 2012 and 2013 awards based on our combined operating income for 2013 and 2014. The performance period for the 2014 awards continues through the end of 2015.

(2)	The equity grants included in this table are further described under “Compensation Discussion and Analysis” above or in the “Grants of Plan-Based Awards for 2014” or “Outstanding Equity Awards at 2014 Fiscal Year-End” tables below. We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	Reflects the amounts earned under our annual cash incentive plan for the applicable year. For discussion of the 2014 plan, see “Compensation Discussion and Analysis” above.
(4)	All Other Compensation for 2014 includes the following items:

Name	Insurance Premiums ($)(a)	Matching Contributions Under 401(k) Plan ($)	Other ($)(b)	Tax Reimbursements ($)(C)
Kevin A. Plank	7,650	1,040	0	0
Brad Dickerson	8,325	7,633	0	8,144
Kip J. Fulks	6,511	10,400	0	6,369
Henry B. Stafford	6,334	4,717	0	5,187
Karl-Heinz Maurath	13,928	0	100,000	2,190,000

(a)	The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides approximately $20,000 to $30,000 per month, depending on the executive, in disability insurance until normal retirement age and supplements the disability insurance offered to employees generally, which provides a maximum of $6,500 per month.
(b)	For Mr. Maurath, the other compensation includes a monthly allowance of $8,333 in 2014 intended primarily to cover living expenses in Panama, health insurance and a pension fund for him.
(c)

The tax reimbursements include a gross-up amount to cover taxes on disability insurance premiums reflected in the table for Mr. Dickerson, Mr. Fulks and Mr. Stafford. We do not provide a tax gross-up to Mr. Plank at his request. In addition, Mr. Maurath primarily provides services from our international management office in Panama. We have agreed to provide a reimbursement to Mr. Maurath for U.S. income tax liabilities he incurs as a result of time we require him to spend working in the United States. This reimbursement totaled $2,190,000 for the 2013 tax year and 2014 tax year. Reimbursements for tax year 2013 totaling $690,000 were paid in early 2014. Reimbursements for tax year 2014 totaling $1,500,000 were paid throughout 2014.
(5)	Mr. Maurath joined our company in September 2012. His annual salary for 2012 was set at $400,000, and he was granted an equity award with time based vesting (in addition to the performance based awards described in Note (1) to the table). Mr. Maurath also received a signing bonus in 2012 of $500,000 and was guaranteed a bonus in 2012 of $400,000. These amounts are shown in the “Bonus” column.

Grants of Plan-Based Awards for 2014

The following table contains information concerning: (1) possible payments to the named executive officers under our 2014 annual cash incentive plan approved by the Compensation Committee in early 2014; and (2) estimated equity award payouts to the named executive officers in 2014 under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin A. Plank		840,000	2,100,000	3,500,000
	2/11/14				29,812	59,624	74,530	1,600,000
Brad Dickerson		138,000	345,000	575,000
	2/11/14				11,180	22,360	27,950	600,000
Kip J. Fulks		156,000	390,000	650,000
	2/11/14				14,906	29,813	37,266	800,000
Henry B. Stafford		151,200	378,000	630,000
	2/11/14				14,906	29,813	37,266	800,000
Karl-Heinz Maurath		108,000	270,000	450,000
	2/11/14				7,454	14,907	18,634	400,000

(1)	As more fully described in “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award for 2014 pursuant to our annual cash incentive plan based primarily on corporate performance. The threshold, target and maximum amounts in the table reflect the possible incentive awards based on corporate performance. The target incentive award for Mr. Plank was $2,100,000 and the target incentive award for the other named executive officers was 60% of base salary paid during the year. The threshold award was approximately 40% of the target award amount, and the maximum award was approximately 167% of the target award amount.
(2)	These performance based restricted stock unit awards vest based on our company achieving a certain combined operating income for 2014 and 2015. There are three performance levels for this award—40% of the maximum amount earned if the threshold performance level is met, 80% earned if the target is met and 100% earned if a higher stretch performance level is met. Upon achievement of the performance target and subject to continued employment, the award amount earned will vest in three equal annual installments beginning in February 2016. If the threshold level is not achieved, the award will be forfeited. All of the shares vest sooner upon death or disability or upon an involuntary termination of employment following a change in control of Under Armour. Dividend equivalents are not paid on performance based restricted stock units.
(3)	See Note (1) to the “2014 Summary Compensation Table” above for further information on the value and other terms of the performance based restricted stock units granted in 2014.

Employment Agreement

The company entered into an employment agreement (as required by local law) with Karl-Heinz Maurath in September 2012, with no set term, to serve as President of International. The company may terminate the agreement upon two months’ prior notice or immediately for cause as defined in the agreement. Pursuant to the agreement, Mr. Maurath receives a base salary of $400,000 per year, with salary merit increases subject to the discretion of the Compensation Committee, and he is eligible for an annual bonus up to a maximum of 100% of salary pursuant to our annual incentive compensation plan. He also receives an annual net living allowance of up to $100,000 intended primarily to cover living expenses in Panama, health insurance and a pension fund for him, and participates in other standard benefit programs offered to executives of the company. The agreement also provides for an annual long-term incentive award at a level consistent with annual awards for Executive Vice Presidents at the company.

The agreement further provides that he will receive certain severance payments and benefits upon a termination of employment. These payments and benefits are described under “Potential Payments Upon Termination of Employment or Change in Control” below. Under the agreement, he is subject to obligations regarding confidentiality of company information, protection of the company’s intellectual property and non-solicitation.

We do not have an employment agreement with any of our other named executive officers.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table contains information concerning unexercised stock options and restricted stock units that were not vested for the named executive officers as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Kevin A. Plank	0	0			26,666(2)	1,810,621	74,530(7)	5,060,587
					120,000(3)	8,148,000
					80,516(4)	5,467,036

Brad Dickerson	38,000	0	3.43	3/9/2019	20,000(2)	1,358,000	27,950(7)	1,897,805
	168,000	0	7.10	3/8/2020	60,000(3)	4,074,000
					40,258(4)	2,733,518

Kip J. Fulks	72,000	0	7.10	3/8/2020	33,334(2)	2,263,379	37,266(7)	2,530,361
	150,000	50,000	18.92	11/20/2021	60,000(3)	4,074,000
					40,258(4)	2,733,518

Henry B. Stafford	201,000	0	8.13	5/31/2020	12,000(2)	814,800	37,266(7)	2,530,361
					48,000(3)	3,259,200
					40,258(4)	2,733,518

Karl-Heinz Maurath	0	0			30,000(5)	2,037,000	18,634(7)	1,265,249
					60,000(3)	4,074,000
					40,258(4)	2,733,518

(1)	Mr. Fulks’ 50,000 unvested options vest in one remaining annual installment in November 2015. All options vest sooner upon death or disability or a change in control of Under Armour.
(2)	These shares vested in February 2015.

(3)	These performance based restricted stock unit awards granted in 2012 were earned at the stretch level based on our company achieving a certain combined operating income for 2013 and 2014 and subject to continued employment, 50% of the award amount earned vested in February 2015 and the remaining 50% will vest one year later. All of the shares vest sooner upon death or disability or upon a change in control of Under Armour.
(4)	These performance based restricted stock unit awards granted in 2013 were earned at the stretch level based on our company achieving a certain combined operating income for 2013 and 2014 and subject to continued employment, the award vests in three equal annual installments beginning in February 2015. All of the shares vest sooner upon death or disability or upon a change in control of Under Armour.
(5)	25,000 shares will vest in August 2015 and the remaining 5,000 shares will vest in August 2016.
(6)	Based on $67.90 per share (the closing price of our Class A Stock on December 31, 2014).
(7)	See Note (2) to the “Grants of Plan-Based Awards for 2014” table above for the performance based vesting terms of these restricted stock units granted in 2014. The number of restricted stock units shown is the maximum number of shares that could vest under the award.

Option Exercises and Stock Vested in 2014

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin A. Plank	0	0	26,666	1,413,298
Brad Dickerson	48,000	2,701,940	20,000	1,060,000
Kip J. Fulks	0	0	33,332	1,766,596
Henry B. Stafford	60,000	2,672,331	52,000	2,488,800
Karl-Heinz Maurath	0	0	45,000	3,097,800

(1)	Value realized represents market value at exercise less the exercise price.
(2)	Value realized is calculated by multiplying the number of shares vested by the closing price of our stock on the date of vesting.

Nonqualified Deferred Compensation for 2014

The table below sets forth information concerning our deferred compensation plan for each named executive officer during 2014.

Name	Executive Contributions in 2014 ($)	Registrant Contributions in 2014 ($)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2014 ($)
Kevin A. Plank	0	0	82,434	0	1,438,629
Brad Dickerson	0	0	3,046	0	125,222
Kip J. Fulks	0	0	0	0	0
Henry B. Stafford	0	0	0	0	0
Karl-Heinz Maurath	0	0	0	0	0

The Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals.

Participating employees may elect to defer from 10% to 75% of their annual base salary and 10% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given year by June 30th of the year for which incentive awards are earned. For example, to defer any 2014 incentive award that might be payable in early 2015, employees must have made an election by June 30, 2014. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.

The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under this plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We contribute to a grantor trust in order to provide us with a source of funds for the benefits payable to participants under the plan. The assets in the trust are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date. Employees may also elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of two to ten years, as elected at the time of deferral. If an employee becomes disabled, we pay distributions in a lump sum or in annual installments over a period of two to ten years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment. If an employee dies, we pay distributions in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are quantified assuming the termination of employment or change in control occurred on December 31, 2014. The definitions of “change in control,” “cause” and “good reason” and descriptions of the payments and benefits appear after the table. This table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation for 2014” above.

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Kevin A. Plank
• Change in Control			15,425,658	15,425,658
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control			4,048,470	4,048,470
• Termination of employment for any other reason in connection with a Change in Control				0
• Disability			20,486,245	20,486,245
• Death			20,486,245	20,486,245

Brad Dickerson
• Change in Control			8,165,518	8,165,518
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,725,000	15,823	1,518,244	3,259,067
• Termination of employment for any other reason in connection with a Change in Control	575,000			575,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	345,000			345,000
• Disability			10,063,323	10,063,323
• Death			10,063,323	10,063,323

Kip J. Fulks
• Change in Control			11,519,772	11,519,772
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,950,000	15,823	2,024,289	3,990,112
• Termination of employment for any other reason in connection with a Change in Control	650,000			650,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	390,000			390,000
• Disability			14,050,133	14,050,133
• Death			14,050,133	14,050,133

Henry B. Stafford
• Change in Control			6,807,518	6,807,518
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,890,000	15,541	2,024,289	3,929,830
• Termination of employment for any other reason in connection with a Change in Control	630,000			630,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	378,000			378,000
• Disability			9,337,880	9,337,880
• Death			9,337,880	9,337,880

Karl-Heinz Maurath
• Change in Control			8,844,518	8,844,518
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,350,000		1,012,199	2,362,199
• Termination of employment for any other reason in connection with a Change in Control	450,000			450,000
• Termination of employment without Cause	900,000			900,000
• Disability	450,000		10,109,767	10,559,767
• Death			10,109,767	10,109,767

Definitions

In the change in control severance agreements and for the equity awards, the term “change in control” is generally defined as:

•	any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Kevin A. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•	the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

In the change in control severance agreements and for the equity awards, the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of duties;

•	any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;

•	use of illegal drugs;

•	material breach of our code of conduct;

•	any act that results in severe harm to us, excluding any act in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.

In the change in control severance agreements and for the equity awards, the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;

•	relocation more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the change in control severance agreement; or

•	a material breach by us of any of the terms of the change in control severance agreement.

Benefits and Payments

Upon a Change in Control

For awards granted prior to 2014, restricted stock units and performance based restricted stock units vest upon a change in control and a portion of stock options vest upon a change in control. The amounts reflect the value of restricted stock units and performance based restricted stock units on December 31, 2014 and, for stock options that vest, the value of the stock covered by the option on December 31, 2014 less the exercise price. See “Outstanding Equity Awards at 2014 Fiscal Year-End” table for the equity awards that vest upon a change in control.

For awards granted beginning in 2014, all restricted stock units and all performance based restricted stock units require a double trigger for vesting in connection with a change of control. Double-trigger vesting requires both a change of control and a termination of the award holder’s employment without Cause or by the executive for Good Reason in connection with that change of control for the vesting of unvested equity awards to accelerate. For any performance based restricted stock unit awards for which the performance period is not complete, the number of shares at the target level of performance would be accelerated.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without Cause or by the executive for Good Reason in connection with a change in control, the executive would receive:

•	accrued but unpaid salary and vacation pay (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant);

•	a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment;

•	a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment; and

•	for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefits unless the executive becomes eligible for another employer’s benefits that are substantially similar.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, other than Cause or for Good Reason, the executive is entitled to:

•	accrued but unpaid salary and vacation pay (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant); and

•	a pro-rata bonus for the year in which the change in control occurs (assumed in this case to be the maximum bonus).

Termination of employment without Cause

In the event the company terminates Mr. Maurath’s employment without cause he would receive his salary for one year and a pro-rata bonus for the year he was terminated (assumed in this case to be the maximum bonus).

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives generally may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period. Mr. Maurath is not subject to this agreement due to limitations under local law.

Disability

All restricted stock units, performance based restricted stock units and stock options vest upon the executive’s disability.

The named executive officers are covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $6,500 monthly). If executives had become disabled, they would have received monthly supplemental disability insurance payments of $20,000 until age 65. Mr. Maurath is covered by a separate disability insurance policy that pays monthly disability insurance payments of $30,000 until age 65. Monthly disability payments are not included in the above table because they are paid under a disability insurance policy and not by us. In addition, under his employment agreement, if Mr. Maurath becomes disabled he continues to receive his salary for one year.

Death

All restricted stock units, performance based restricted stock units and stock options vest upon the executive’s death.

APPENDIX A

UNDER ARMOUR, INC.

ARTICLES OF AMENDMENT

Under Armour, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Section (a)(vii) of Article SIXTH of the charter of the Corporation (the “Charter”) is hereby deleted in its entirety and the following is inserted in lieu thereof:

(vii)          Merger, etc. In the event of (A) a merger or consolidation of the Corporation with or into another entity, a statutory share exchange between the Corporation and any other entity or the conversion of the Corporation into any other entity (whether or not the Corporation is the surviving entity) or (B) a third party tender offer entered into pursuant to an agreement with the Corporation (a “Negotiated Tender Offer”), the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same consideration on a per share basis, and each holder of shares of Class A Common Stock shall be entitled to receive the same consideration on a per share basis as each holder of shares of Class B Common Stock is entitled to receive on a per share basis in connection with a transfer of such shares of Class B Common Stock incidental to a merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer, even if the consideration for such transfer is not paid as consideration in such merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer; provided, however, that any amounts paid to Kevin A. Plank as compensation for services rendered or to be rendered by Kevin A. Plank to the Corporation or any acquiring entity or any of their respective affiliates (for example, participating in a retention bonus pool established in connection with a proposed merger, or compensation paid for pre- or post-merger services), which payment was approved by a majority of the Independent Directors (as defined below), shall not be deemed to be part of such consideration. For so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not enter into a plan or agreement providing for a merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer that is inconsistent with the foregoing. The term “Independent Directors” means such directors of the Corporation who are independent under applicable law, the Listing Standards (as defined below) and any other standards adopted by the Board for determining the independence of directors generally, who are not Kevin A. Plank or a Kevin A. Plank Family Member (as defined below) and whom the Board has determined have no material financial or service relationship with Kevin A. Plank or any Kevin A. Plank Family Member. The term “Kevin A. Plank Family Member” means: (X) the spouse, and any parent, child, sibling, parent-in-law, sibling-in-law or child-in-law, of Kevin A. Plank; (Y) any individual (other than a domestic employee) who shares a home with Kevin A. Plank; and (Z) any lineal descendant, including by adoption, of any of the foregoing individuals. The term “Listing Standards,” means, for so long as shares of the Corporation’s stock are listed on the New York Stock Exchange, the requirements of the New York Stock Exchange generally applicable to companies with voting common equity securities listed thereon (the “NYSE Listing Standards”), or if the Corporation’s stock is not so listed, the listing requirements or rules of the principal national securities exchange on which the Corporation’s stock is then listed or traded, or if the Corporation’s stock is not then listed or traded on any national securities exchange, the NYSE Listing Standards.

In addition to any other approval required by the MGCL or the Charter, so long as any shares of Class B Common Stock remain outstanding, any amendment to this Section (a)(vii) of Article SIXTH shall be valid, and any requirement of this Section (a)(vii) of Article SIXTH may be waived, only if such amendment or waiver is advised by the Board, including at least 75% of the Independent Directors, and approved by the affirmative vote of at least 75% of the votes entitled to be cast on the matter by (i) holders of shares of Class A Common Stock (excluding Kevin A. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Corporation), voting as a single class, and (II) holders of shares of Class B Common Stock, voting as a single class.

SECOND: Section (a)(ix)(1) of Article SIXTH of the Charter is hereby amended by relettering clauses (D) and (E) thereof as clauses (F) and (G), respectively, and inserting immediately after clause (C) thereof the following:

(D)          Each outstanding share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective immediately upon the termination of Kevin A. Plank as an Approved Executive Officer (as defined below) for “Cause” (as defined in the Confidentiality, Non-Competition, and Non-Solicitation Agreement, dated as of June 15, 2015, between the Corporation and Kevin A. Plank, as it may be amended from time to time with the approval of at least 75% of the Independent Directors (the “Agreement”)) in accordance with the terms of the Agreement or upon the resignation of Kevin A. Plank as an Approved Executive Officer. The term “Approved Executive Officer” means the Chief Executive Officer of the Corporation or, with the approval of Kevin A. Plank and a majority of the Independent Directors, any other position with the Corporation designated as such.

(E)          Each outstanding share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective upon the Transfer Conversion Time (as defined below). The “Transfer Conversion Time” shall mean the time at which Kevin A. Plank, together with all Kevin A. Plank Family Entities, shall have sold, pledged, transferred, assigned or disposed of (each a “Transfer”), in the aggregate, from and after the Class C Dividend Record Date (as defined below), a number of shares of Class A Common Stock and Class C Common Stock exceeding the then Permitted Sale Amount (as defined below). For purposes of determining the occurrence of the Transfer Conversion Time, (i) all Transfers of Class A Common Stock or Class C Common Stock by Kevin A. Plank or a Kevin A Plank Family Entity to Kevin A. Plank or a Kevin A Plank Family Entity shall be disregarded; (ii) a pledge of shares of Class A Common Stock or Class C Common Stock, prior to default thereunder, which does not grant to the pledgee the power to vote or direct the vote of the pledged share or the power to vote or direct the disposition of the pledged share prior to a default, without any foreclosure or transfer of ownership, shall not be deemed a Transfer of such shares of Class A Common Stock or Class C Common Stock; (iii) in the event shares of Class B Common Stock shall have been automatically converted into shares of Class A Common Stock pursuant to clause (B) of Section (a)(ix)(1) of Article SIXTH in connection with a purported direct or indirect Transfer of shares of Class B Common Stock, such shares of Class A Common Stock shall be deemed to have been Transferred by Kevin A. Plank and the Kevin A Plank Family Entities; and (iv) the withholding by the Corporation of shares of Class A Common Stock or Class C Common Stock otherwise deliverable to Kevin A. Plank pursuant to any equity compensation award for the purpose of satisfying the exercise price of such equity compensation award on a cashless basis or to cover tax withholding obligations with respect to the vesting or exercise of such equity compensation award shall not be considered a Transfer of such shares. The “Permitted Sale Amount” shall mean initially Two Million Five Hundred Thousand (2,500,000) (less two (2) times the number of shares of Class A Common Stock Transferred (or deemed Transferred) by Kevin A. Plank or a Kevin A Plank Family Entity during the calendar year during which the Class C Dividend Record Date falls and prior to the Class C Dividend Record Date); provided that the “Permitted Sale Amount” shall be increased by Two Million Five Hundred Thousand (2,500,000) as of January 1 of each calendar year occurring after the Class C Dividend Record Date. The “Class C Dividend Record Date” shall mean the record date established by the Board of Directors for the payment of the Class C Dividend. The “Class C Dividend” shall mean the dividend consisting of one share of Class C Common Stock for each outstanding share of Class A Common Stock or Class B Common Stock declared on or about the date that the Articles of Amendment first containing this Section (a)(ix)(1)(E) of Article SIXTH become effective. In the event of any split, subdivision, combination or reclassification of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock (including a split effected by a dividend paid in shares of Common Stock on all outstanding shares of Common Stock) after the Class C Dividend (but not including the Class C Dividend), proportional adjustments shall be made to the Permitted Sale Amount and in calculating the number of shares of Class A Common Stock and Class C Common Stock Transferred prior thereto for purposes of determining the occurrence of the Transfer Conversion Time.

THIRD: Section (a) of Article SIXTH of the Charter is hereby amended by adding at the end thereof the following paragraph (x):

(x)        Corporate Governance. So long as any shares of Class B Common Stock are outstanding:

(1)          The Corporation shall not avail itself of any exemption or other provision available to a “controlled company” under the NYSE Listing Standards or any comparable provision under any other applicable Listing Standards.

(2)          In order for the Board to make any determination that a director of the Corporation is “independent” for purposes of the Listing Standards, in addition to any requirements of law or the Listing Standards, (A) such director shall not be Kevin A. Plank or a Kevin A. Plank Family Member and (B) the Board shall have determined that such director has no material financial or service relationship with Kevin A. Plank or any Kevin A. Plank Family Member.

(3)          In addition to any other approval required by the MGCL or the Charter, any amendment to this Section (a)(x) of Article SIXTH shall be valid, and any requirement of this Section (a)(x) of Article SIXTH may be waived, only if such amendment or waiver is advised by the Board, including at least 75% of the Independent Directors, and approved by the affirmative vote of at least 75% of the votes entitled to be cast on the matter by (A) holders of shares of Class A Common Stock (excluding Kevin A. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Corporation), voting as a single class, and (B) holders of shares of Class B Common Stock, voting as a single class.

FOURTH: The foregoing amendment to the Charter has been declared advisable by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required under the Maryland General Corporation Law (the “MGCL”) and the Charter.

FIFTH: The total number of shares of stock that the Corporation has the authority to issue is not changed by the foregoing amendment to the Charter.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signatures appear on next page]

IN WITNESS WHEREOF, Under Armour, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its                     and attested by its                     , as of the     day of                     , 2015.

ATTEST:	UNDER ARMOUR, INC.

By:
Name: Title:	Name: Title:

APPENDIX B

UNDER ARMOUR, INC.

UNOFFICIAL COMPILED CHARTER

(EXCLUDING ARTICLES SUPPLEMENTARY)

FIRST: The name of the Corporation is Under Armour, Inc.

SECOND: The Corporation shall have a perpetual existence.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activities permitted by a corporation organized under the General Corporation Law of the State of Maryland (the “MGCL”).

The enumeration of the purposes, objects and business of the Corporation is made in furtherance, and not in limitation, of the powers conferred upon the Corporation by law, and is not intended, by the mention of any particular purpose, object or business, in any manner to limit or restrict the generality of any other purpose, object or business mentioned, or to limit or restrict any of the powers of the Corporation, and the said Corporation shall enjoy and exercise all of the powers and rights now or hereafter conferred by statute upon corporations. Nothing herein contained shall be deemed to authorize or permit the Corporation to carry on any business or exercise any power or do any act which a corporation formed under the laws of the State of Maryland may not at the time lawfully carry on or do.

FOURTH: The post office address of the principal office of the Corporation is 1020 Hull Street, 3rd Floor, Baltimore, MD 21230.

FIFTH: The name of the resident agent of the Corporation within the State of Maryland is The Corporation Trust Incorporated and the address of such agent is 351 West Camden Street, Baltimore, Maryland 21201.

SIXTH: The total number of shares of capital stock that the Corporation has the authority to issue is Eight Hundred and Thirty-Five Million, Seven Hundred Thousand (835,700,000) shares, all of which consist of common stock, par value $0.0003 1/3 per share (the “Common Stock”), of which Four Hundred Million (400,000,000) shares are designated as shares of Class A Common Stock, par value $0.0003 1/3 per share (the “Class A Common Stock”), and Thirty-Five Million, Seven Hundred Thousand (35,700,000) shares are designated as shares of Class B Common Stock, par value $0.0003 1/3 per share (the “Class B Common Stock”), having an aggregate par value of Two Hundred and Seventy-Eight Thousand, Five Hundred and Sixty-Six Dollars and Sixty-Six and Two-Thirds Cents ($278,566.66 2/3). The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

A description of each class of stock of the Corporation, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, is as follows:

(a)     Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

(i)           Ranking. Except as otherwise expressly provided in this Charter, the powers, preferences and rights of the holders of Class A Common Stock and holders of Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

(ii)            Voting. Except as otherwise expressly required by law or provided in this Charter, and subject to any voting rights provided to holders of hereafter created preferred stock at any time outstanding, the holders of any outstanding shares of Class A Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Charter or the Bylaws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast ten (10) votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(iii)           No Cumulative Voting. Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

(iv)           Amendments Affecting Stock.

(1)           So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of at least a majority of the outstanding shares of Class A Common Stock voting as a single class, amend, alter or repeal any provision of this Article SIXTH setting forth the terms of the Class A Common Stock so as to have a material adverse effect on the rights of the Class A Common Stock.

(2)           So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of at least a majority (or such higher percentage, if any, as may then be required by applicable law) of the outstanding shares of Class B Common Stock voting as a single class, amend, alter or repeal any provision of this Article SIXTH setting forth the terms of the Class B Common Stock so as to have a material adverse effect on the rights of the Class B Common Stock.

(v)            Dividends; Stock Splits. Subject to any rights provided to holders of any hereafter created preferred stock at any time outstanding, and subject to any other provisions of this Charter, as it may be amended from time to time, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(1)           If, at any time, a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation) is declared or paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be declared or paid, on the shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share.

(2)           If, at any time, a dividend or other distribution payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation, or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation (“Voting Securities”) is paid or declared on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid or declared, on the shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided that, for this purpose, if a dividend consisting of shares of Class A Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation is paid on shares of Class A Common Stock, and a dividend consisting of shares of Class B Common Stock or voting securities identical to the other voting securities paid on the shares of Class A Common Stock or rights, options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities is paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.

(3)           The Corporation shall not have the power to issue shares of Class B Common Stock as a dividend or other distribution paid on shares of Class A Common Stock, and the Corporation shall not have the power to issue shares of Class A Common Stock as a dividend or other distribution paid on shares of Class B Common Stock.

(4)           In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification, such that the relative voting rights of the shares of Class A Common Stock and Class B Common Stock remain the same.

(vi)           Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any hereafter created preferred stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

(vii)          Merger, etc. In the event of (A) a merger or consolidation of the Corporation with or into another entity, a statutory share exchange between the Corporation and any other entity or the conversion of the Corporation into any other entity (whether or not the Corporation is the surviving entity) or (B) a third party tender offer entered into pursuant to an agreement with the Corporation (a “Negotiated Tender Offer”), the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same consideration on a per share basis, and each holder of shares of Class A Common Stock shall be entitled to receive the same consideration on a per share basis as each holder of shares of Class B Common Stock is entitled to receive on a per share basis in connection with a transfer of such shares of Class B Common Stock incidental to a merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer, even if the consideration for such transfer is not paid as consideration in such merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer; provided, however, that any amounts paid to Kevin A. Plank as compensation for services rendered or to be rendered by Kevin A. Plank to the Corporation or any acquiring entity or any of their respective affiliates (for example, participating in a retention bonus pool established in connection with a proposed merger, or compensation paid for pre- or post-merger services), which payment was approved by a majority of the Independent Directors (as defined below), shall not be deemed to be part of such consideration. For so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not enter into a plan or agreement providing for a merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer that is inconsistent with the foregoing. The term “Independent Directors” means such directors of the Corporation who are independent under applicable law, the Listing Standards (as defined below) and any other standards adopted by the Board for determining the independence of directors generally, who are not Kevin A. Plank or a Kevin A. Plank Family Member (as defined below) and whom the Board has determined have no material financial or service relationship with Kevin A. Plank or any Kevin A. Plank Family Member. The term “Kevin A. Plank Family Member” means: (X) the spouse, and any parent, child, sibling, parent-in-law, sibling-in-law or child-in-law, of Kevin A. Plank; (Y) any individual (other than a domestic employee) who shares a home with Kevin A. Plank; and (Z) any lineal descendant, including by adoption, of any of the foregoing individuals. The term “Listing Standards,” means, for so long as shares of the Corporation’s stock are listed on the New York Stock Exchange, the requirements of the New York Stock Exchange generally applicable to companies with voting common equity securities listed thereon (the “NYSE Listing Standards”), or if the Corporation’s stock is not so listed, the listing requirements or rules of the principal national securities exchange on which the Corporation’s stock is then listed or traded, or if the Corporation’s stock is not then listed or traded on any national securities exchange, the NYSE Listing Standards.

In addition to any other approval required by the MGCL or the Charter, so long as any shares of Class B Common Stock remain outstanding, any amendment to this Section (a)(vii) of Article SIXTH shall be valid, and any requirement of this Section (a)(vii) of Article SIXTH may be waived, only if such amendment or waiver is advised by the Board, including at least 75% of the Independent Directors, and approved by the affirmative vote of at least 75% of the votes entitled to be cast on the matter by (i) holders of shares of Class A Common Stock (excluding Kevin A. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Corporation), voting as a single class, and (II) holders of shares of Class B Common Stock, voting as a single class.

(viii)            No Preemptive or Subscription Rights. No holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to preemptive or subscription rights.

(ix)             Rights of Class B Common Stock.

(1)         (A)       The Class B Common Stock shall be owned only by Kevin A. Plank or a Kevin A. Plank Family Entity. A “Kevin A. Plank Family Entity” means (i) any not-for-profit corporation controlled by Kevin A. Plank, his wife or children, or any combination thereof, (ii) any other corporation if at least 66% of the value and voting power of its outstanding equity is owned by Kevin A. Plank, his wife or children, or any combination thereof; (iii) any partnership if at least 66% of the value and voting power of its partnership interests are owned by Kevin A. Plank, his wife or children, or any combination thereof; (iv) any limited liability or similar company if at least 66% of the value and voting power of the company and its membership interests are owned by Kevin A. Plank, his wife or children; or (v) any trust the primary beneficiaries of which are Kevin A. Plank, his wife, children and/or charitable organizations, which if the trust is a wholly charitable trust, at least 66% of the trustees of such trust are appointed by Kevin A. Plank or his wife.

(B)         A share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective immediately upon (i) any purported sale, pledge, transfer, assignment or disposition of such share of Class B Common Stock to any person or legal entity other than to Kevin A. Plank or a Kevin A. Plank Family Entity; provided, however, that a pledge of Class B Common Stock, prior to default thereunder, which does not grant to the pledgee the power to vote or direct the vote of the pledged share or the power to vote or direct the disposition of the pledged share prior to a default, without any foreclosure or transfer of ownership shall not trigger the conversion of such share of Class B Common Stock, or (ii) the holder of such share of Class B Common Stock ceasing to be either Kevin A. Plank or a Kevin A. Plank Family Entity.

(C)         Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective immediately upon (i) the record date for any meeting of the Corporation’s stockholders, if the aggregate number of shares of Class A Common Stock and Class B Common Stock beneficially owned on such record date by Kevin A. Plank and each Kevin A. Plank Family Entity, when taken together, is less than 15.0% of the total number of shares of Class A Common Stock and Class B Common Stock outstanding on that record date, (ii) the death of Kevin A. Plank, or (iii) Kevin A. Plank’s ceasing to be affiliated with the Corporation in any capacity as a result of a permanent disability.

(D)         Each outstanding share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective immediately upon the termination of Kevin A. Plank as an Approved Executive Officer (as defined below) for “Cause” (as defined in the Confidentiality, Non-Competition, and Non-Solicitation Agreement, dated as of June 15, 2015, between the Corporation and Kevin A. Plank, as it may be amended from time to time with the approval of at least 75% of the Independent Directors (the “Agreement”)) in accordance with the terms of the Agreement or upon the resignation of Kevin A. Plank as an Approved Executive Officer. The term “Approved Executive Officer” means the Chief Executive Officer of the Corporation or, with the approval of Kevin A. Plank and a majority of the Independent Directors, any other position with the Corporation designated as such.

(E)         Each outstanding share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective upon the Transfer Conversion Time (as defined below). The “Transfer Conversion Time” shall mean the time at which Kevin A. Plank, together with all Kevin A. Plank Family Entities, shall have sold, pledged, transferred, assigned or disposed of (each a “Transfer”), in the aggregate, from and after the Class C Dividend Record Date (as defined below), a number of shares of Class A Common Stock and Class C Common Stock exceeding the then Permitted Sale Amount (as defined below). For purposes of determining the occurrence of the Transfer Conversion Time, (i) all Transfers of Class A Common Stock or Class C Common Stock by Kevin A. Plank or a Kevin A Plank Family Entity to Kevin A. Plank or a Kevin A Plank Family Entity shall be disregarded; (ii) a pledge of shares of Class A Common Stock or Class C Common Stock, prior to default thereunder, which does not grant to the pledgee the power to vote or direct the vote of the pledged share or the power to vote or direct the disposition of the pledged share prior to a default, without any foreclosure or transfer of ownership, shall not be deemed a Transfer of such shares of Class A Common Stock or Class C Common Stock; (iii) in the event shares of Class B Common Stock shall have been automatically converted into shares of Class A Common Stock pursuant to clause (B) of Section (a)(ix)(1) of Article SIXTH in connection with a purported direct or indirect Transfer of shares of Class B Common Stock, such shares of Class A Common Stock shall be deemed to have been Transferred by Kevin A. Plank and the Kevin A Plank Family Entities; and (iv) the withholding by the Corporation of shares of Class A Common Stock or Class C Common Stock otherwise deliverable to Kevin A. Plank pursuant to any equity compensation award for the purpose of satisfying the exercise price of such equity compensation award on a cashless basis or to cover tax withholding obligations with respect to the vesting or exercise of such equity compensation award shall not be considered a Transfer of such shares. The “Permitted Sale Amount” shall mean initially Two Million Five Hundred Thousand (2,500,000) (less two (2) times the number of shares of Class A Common Stock Transferred (or deemed Transferred) by Kevin A. Plank or a Kevin A Plank Family Entity during the calendar year during which the Class C Dividend Record Date falls and prior to the Class C Dividend Record Date); provided that the “Permitted Sale Amount” shall be increased by Two Million Five Hundred Thousand (2,500,000) as of January 1 of each calendar year occurring after the Class C Dividend Record Date. The “Class C Dividend Record Date” shall mean the record date established by the Board of Directors for the payment of the Class C Dividend. The “Class C Dividend” shall mean the dividend consisting of one share of Class C Common Stock for each outstanding share of Class A Common Stock or Class B Common Stock declared on or about the date that the Articles of Amendment first containing this Section (a)(ix)(1)(E) of Article SIXTH become effective. In the event of any split, subdivision, combination or reclassification of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock (including a split effected by a dividend paid in shares of Common Stock on all outstanding shares of Common Stock) after the Class C Dividend (but not including the Class C Dividend), proportional adjustments shall be made to the Permitted Sale Amount and in calculating the number of shares of Class A Common Stock and Class C Common Stock Transferred prior thereto for purposes of determining the occurrence of the Transfer Conversion Time.

(F)         Shares of Class B Common Stock may be voluntarily converted into an equal number of shares of Class A Common Stock by the submission by the holder of such shares of a notice of election to the Corporation that sets forth the number of shares of Class B Common Stock to be so converted.

(~~E~~G)      In the event of any conversion of Class B Common Stock pursuant to this Article SIXTH, Section (a)(ix)(1), certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent an equal number of shares of Class A Common Stock until the certificates representing such Class B Shares are promptly exchanged for new certificates representing an equal number of Class A Shares, as contemplated by Article SIXTH, Section (a)(ix)(5) below.

(2)           Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Article SIXTH, Section (a)(ix)(1), no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Class B Common Stock as of a record date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Class A Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Class A Common Stock as of a record date on or after such conversion date.

(3)           Shares of the Class B Common Stock converted into shares of Class A Common Stock pursuant to Article SIXTH, Section (a)(ix)(1) shall be retired and the Corporation shall not be authorized to reissue such shares of Class B Common Stock.

(4)           Such number of shares of Class A Common Stock as may from time to time be required for issuance upon conversion of outstanding shares of Class B Common Stock pursuant to Article SIXTH, Section (a)(ix)(1) shall be at all times reserved for such purpose.

(5)           As promptly as practicable after the presentation and surrender for conversion, during usual business hours at any office or agency of the Corporation, of any certificate representing shares (or fractions of shares) of Class B Common Stock that have been converted into shares of Class A Common Stock pursuant to Article SIXTH, Section (a)(ix)(1) hereof, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate an equal number of shares of Class A Common Stock issuable upon such conversion. The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock held by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect to the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(x)           Corporate Governance. So long as any shares of Class B Common Stock are outstanding:

(1)           The Corporation shall not avail itself of any exemption or other provision available to a “controlled company” under the NYSE Listing Standards or any comparable provision under any other applicable Listing Standards.

(2)           In order for the Board to make any determination that a director of the Corporation is “independent” for purposes of the Listing Standards, in addition to any requirements of law or the Listing Standards, (A) such director shall not be Kevin A. Plank or a Kevin A. Plank Family Member and (B) the Board shall have determined that such director has no material financial or service relationship with Kevin A. Plank or any Kevin A. Plank Family Member.

(3)           In addition to any other approval required by the MGCL or the Charter, any amendment to this Section (a)(x) of Article SIXTH shall be valid, and any requirement of this Section (a)(x) of Article SIXTH may be waived, only if such amendment or waiver is advised by the Board, including at least 75% of the Independent Directors, and approved by the affirmative vote of at least 75% of the votes entitled to be cast on the matter by (A) holders of shares of Class A Common Stock (excluding Kevin A. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Corporation), voting as a single class, and (B) holders of shares of Class B Common Stock, voting as a single class.

(b)    Preferred Stock. Shares of hereafter created preferred stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

The authority of the Board of Directors with respect to each series of hereafter preferred stock shall include, but not be limited to, determination of the following: (i) the number of shares constituting that series and the distinctive designation thereof; (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (viii) any other relative rights, preferences and limitations of that series.

The Board of Directors shall have the power from time to time to classify or reclassify any unissued shares of the capital stock of the Corporation by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares and, in such event, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Maryland law.

SEVENTH: The following provisions are hereby adopted for the purposes of describing the rights and powers of the Corporation and of the directors and stockholders:

(a)     The business and affairs of the Corporation shall be managed under the direction of the Board of Directors (the “Board of Directors” or the “Board”). The number of directors of the Corporation which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors in accordance with the Bylaws of the Corporation, but shall never be less than the minimum number required by the MGCL.

(b)     The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until the next annual meeting of the stockholders and until his successor shall be elected and shall qualify or until his earlier resignation or removal.

(c)     Subject to the rights of the holders of any class of hereafter created preferred stock then outstanding and entitled to elect one or more directors, any director or the entire Board of Directors may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the combined voting power of all classes of shares of capital stock entitled to vote in the election of directors so removed.

(d)     The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, without the approval of the stockholders of the Corporation, for such consideration as said Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Charter and Bylaws of the Corporation.

(e)     Subject to the terms of any one or more classes or series of any hereafter created preferred stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies.

(f)     In considering a potential acquisition of control of the Corporation, the Board of Directors of the Corporation may consider the effect of such potential acquisition of control on: (i) the stockholders, employees, suppliers, customers, and creditors of the Corporation; and (ii) the communities in which offices or other establishments of the Corporation are located.

(g)     The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

(h)     The Board of Directors of the Corporation has the sole power to alter, amend or repeal the Bylaws of the Corporation, or to adopt new Bylaws of the Corporation.

(i)     With respect to any corporate action to be taken by the Corporation which, under the general laws of the State of Maryland, would (in the absence of this subparagraph (i) of this Article SEVENTH) require the authorization or approval of a greater proportion than a majority of all votes entitled to be cast for such action to be effective and valid, such corporate action shall be effective and valid if authorized or approved by at least a majority of all the votes entitled to be cast thereon, after due authorization and/or approval and/or advice of such action by the Board of Directors as required by law.

(j)     The Corporation hereby elects not to be governed by any of the provisions of Section 3-602 of subtitle 6 of Title 3 of the MGCL as to any business combinations or as to any existing or future interested stockholders of the Corporation or their affiliates. For purposes of applying Section 3-603(e)(1)(iii) of the MGCL, this provision shall be deemed to part of the original articles of incorporation as defined in Section 3-601(n)(2) of the MGCL.

(k)     The Corporation hereby elects not to be governed by any of the provisions of Section 3-803 of subtitle 8 of Title 3 of the MGCL as to the classification of the Board of Directors of the Corporation or to otherwise permit the classification of the Board of Directors into more than one class without the recommendation of the Board of Directors and the affirmative vote of the holders of not less than a majority of all votes cast on the matter at an annual meeting or a special meeting called for that purpose.

The enumeration and definition of a particular power of the Board of Directors included in the foregoing is for descriptive purposes only and shall in no way limit or restrict the terms of any other clause of this or any other Article of this Charter, or in any manner exclude or limit any powers conferred upon the Board of Directors under the MGCL now or hereafter in force. . The current directors of the Corporation, who shall serve until their successors are duly elected and qualify are Kevin Plank, Thomas Sippel, Harvey Sanders, A B Krongard, Douglas Coltharp Byron Adams and William McDermott

EIGHTH: No director or officer of the Corporation shall be liable to the Corporation or to its Stockholders for money damages except (i) to the extent that is proved that such director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

NINTH: The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the indemnification provision of the MGCL now or hereafter in force. With respect to an employee or agent, other than a director or officer of the Corporation, the Corporation may, as determined by and in the discretion of the Board of Directors of the Corporation, indemnify and advance expenses to such employees or agents in connection with a proceeding to the extent permitted by and in accordance with the indemnification provision of the MGCL now or hereafter in force.

TENTH: The Charter may be amended only upon the recommendation of the Board of Directors and the affirmative vote of the holders of not less than a majority of all of the outstanding capital stock entitled to vote on the matter; provided, however, that the Charter provisions regarding removal of directors (see Article Seventh, paragraph (c)), vacancies on the board of directors (see Article Seventh, paragraph (e)) and amendments to the Bylaws of the Corporation (see Article Seventh, paragraph (h)) may be amended only by the affirmative vote of holders of not less than two-thirds of all of the outstanding capital stock entitled to vote the matter.

*        *        *        *         *

APPENDIX C

UNDER ARMOUR, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS LONG-TERM INCENTIVE PLAN, AS AMENDED

Under Armour, Inc., a Maryland corporation (the “Company”), sets forth herein the terms of its Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “Plan”) ~~as follows:~~. The Plan, as amended, will become effective as of the date upon which the Company first issues any shares of Class C Shares (as defined in the Plan).

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such officers, directors, key employees, and other persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and dividend equivalent rights. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein. ~~The effective date of the Amended and Restated 2005 Omnibus Long-Term Incentive Plan was November 18, 2005. Effective February 17, 2015, subject to shareholder approval, the Company amended and restated the Plan, without increasing the number of reserved shares pursuant to Section 4, to: (a) extend the expiration date of the Plan until the tenth anniversary of the approval of the second amended and restated Plan by the stockholders of the Company, and (b) to make certain other changes as set forth herein.~~

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1           “Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control” with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

2.2           “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Unrestricted Stock, or Dividend Equivalent Rights under the Plan.

2.3           “Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.

2.4           “Board” means the Board of Directors of the Company.

2.5           “Change in Control” shall have the meaning set forth in Section 15.2.

2.6           “Class A Shares” means the class A common stock, par value $.0003 1/3 per share, of the Company.

2.7           “Class C Shares” means the class C common stock, par value $.0003 1/3 per share, of the Company.

2.8           ~~2.6~~ “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.9             ~~2.7~~ “Committee” means a committee of the Board comprised of at least two (2) members appointed by the Board. Each Committee member shall be a “non-employee director” within the meaning of the exemption under Rule 16b-3 of the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code.

2.10           ~~2.8~~ “Company” means Under Armour, Inc., a Maryland corporation, or any successor corporation.

2.11           ~~2.9~~ “Disability” means, unless otherwise stated in the applicable Award Agreement, a physical or mental condition of the Grantee with respect to which the Grantee is eligible for benefits under a long-term disability plan sponsored by the Company or an Affiliate or would be eligible if the Grantee had purchased coverage under such long-term disability plan; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.12           ~~2.10~~ “Dividend Equivalent Right” means a right, granted to a Grantee under Section 13 hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

2.13           ~~2.11~~ “Effective Date” This Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan is effective February 17, ~~2015, subject to shareholder approval; provided, however, approval by the stockholders of the Company must occur within the period ending twelve (12) months after the date the Plan is adopted by the Board.~~2015.

2.14           ~~2.12~~ “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.15           ~~2.13~~ “Fair Market Value” means the value of a share of Stock, determined as follows: if on the grant date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on The Nasdaq Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on the grant date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Committee in good faith using a reasonable valuation method in accordance with Section 409A of the Code.

2.16           ~~2.14~~ “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent of the voting interests.

2.17           ~~2.15~~ “Grantee” means a person who receives or holds an Award under the Plan.

2.18           ~~2.16~~ “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.19           ~~2.17~~ “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.20           ~~2.18~~ “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.21           ~~2.19~~ “Option Price” means the exercise price for each share of Stock subject to an Option.

2.22           ~~2.20~~ “Plan” means this Second Amended and Restated Under Armour, Inc. 2005 Omnibus Long-Term Incentive Plan, as may be amended from time to time.

2.23           ~~2.21~~ “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock or Unrestricted Stock.

2.24           ~~2.22~~ “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.25           ~~2.23~~ “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.26           ~~2.24~~ “SAR Exercise Price” means the per share exercise price of an SAR granted to a Grantee under Section 9 hereof.

2.27           ~~2.25~~ “Section 409A” shall mean Section 409A of the Code and the regulations and other binding guidance promulgated thereunder.

2.28           ~~2.26~~ “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.29           ~~2.27~~ “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate; provided, however, if any Award governed by Section 409A is to be distributed on a termination of Service, then Service shall be terminated when the Grantee has a “separation from service” within the meaning of Section 409A. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive.

2.30           ~~2.28~~ “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate.

2.31           ~~2.29~~ “Stock” means ~~the class A common stock, par value $.0003 1/3per share, of the Company.~~, as applicable with respect to any Award, either Class A Shares or Class C Shares as designated in the applicable Award Agreement.

2.32           ~~2.30~~ “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.

2.33           ~~2.31~~ “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.34           ~~2.32~~ “Termination Date” means the date upon which an Option shall terminate or expire, as set forth in Section 8.3 hereof.

2.35           ~~2.33~~ “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.36           ~~2.34~~ “Unrestricted Stock” means an Award pursuant to Section 11 hereof.

3.	ADMINISTRATION OF THE PLAN

3.1.	General.

The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and applicable law. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan. The interpretation and construction by the Committee of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. Without limitation, the Committee shall have full and final authority, subject to the other terms and conditions of the Plan, to:

(i)                 designate Grantees,

(ii)                determine the type or types of Awards to be made to a Grantee,

(iii)               determine the number of shares of Stock and class of Stock to be subject to an Award,

(iv)               establish the terms and conditions of each Award (including, but not limited to, the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options),

(v)                prescribe the form of each Award Agreement, and

(vi)               amend, modify, or supplement the terms of any outstanding Award, including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

Notwithstanding the foregoing, no amendment or modification may be made to an outstanding Option or SAR that (i) causes the Option or SAR to become subject to Section 409A, or (ii) without the approval of the stockholders of the Company, (a) reduces the Option Price or SAR Exercise Price, either by lowering the Option Price or SAR Exercise Price or by canceling the outstanding Option or SAR and granting a replacement Option or SAR with a lower Option Price or SAR Exercise Price, (b) would be treated as a re-pricing under the rules of The New York Stock Exchange or the otherwise applicable stock exchange, or (c) provides for the cash repurchase of Options or SARs when the Fair Market Value of a share of Stock is lower than the Option Price of such Option or the SAR Exercise Price of such SAR; provided, that, appropriate adjustments may be made to outstanding Options and SARs pursuant to Section 15.

3.2.	No Liability.

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.3.	Book Entry.

Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

4.	STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 15, (a) the maximum number of shares of ~~Stock~~Class A Shares available for issuance under the Plan shall be ~~40.0 million.~~ 30.0 million, and (b) the maximum number of shares of Class C Shares available for issuance under the Plan shall be 30.0 million. All such shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted pursuant to the Plan in any calendar year to any one Service Provider or other participant in the Plan shall be ~~1.0~~2.0 million. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.

The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4. Subject to any limitations of the Code, the following shares of Stock subject to an Award shall not reduce the number of shares of Stock available for delivery in connection with future Awards under the Plan: (a) any shares of Stock that are subject to any Award which for any reason expires or is terminated, forfeited or canceled without having been fully exercised or satisfied, (b) any Award based on shares of Stock that is settled for cash, expires or otherwise terminates without the issuance of such Stock, and (c) Stock delivered under the Plan in connection with the continuation, assumption or substitution of Options and SARs pursuant to Section 15.4. To the extent that the Option Price of any Option granted under the Plan, or if pursuant to Section 16.3 the withholding obligation of any Grantee with respect to an Option or other Award, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation) or by withholding shares of Stock, such shares of Stock shall be deemed to have been delivered for purposes of the limits set forth in this Section 4. Upon the exercise of a SAR, the total number of Shares subject to such exercise shall reduce the number of Shares available for delivery under the Plan.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.	Term.

The Plan shall be effective as of the Effective Date. No further Awards may be made under the Plan on or after the ten (10) year anniversary of the Effective Date.

5.2.	Amendment and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Awards which have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. No Awards shall be made after termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, materially impair rights or obligations under any Award theretofore awarded; provided, however, that the Board may amend the Plan and the Committee may amend any Award or Award Agreement, either retroactively or prospectively, without the consent of the Grantee, (x) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, and/or so that any Award that is intended to qualify as performance-based compensation qualifies for such exception under Code Section 162(m), or (y) if the Board or the Committee determines in its discretion that such amendment either (I) is required or advisable for the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Service Providers and Other Persons.

Subject to this Section 6, Awards may be made to: (i) any Service Provider, including any Service Provider who is an officer or director of the Company or of any Affiliate, as the Committee shall determine and designate from time to time, and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2.	Successive Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3.	Stand-Alone, Additional, Tandem, and Substitute Awards.

Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall have the right to require the surrender of such other Award in consideration for the grant of the new Award.

7.	AWARD AGREEMENT

Each Award shall be evidenced by an Award Agreement, in such form or forms as the Committee shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the related Award Agreement. The Option Price of each Option shall be at least the Fair Market Value on the grant date of a share of Stock; provided, however, that (a) in the event that a Grantee is a Ten Percent Stockholder as of the grant date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the grant date, and (b) with respect to Awards made in substitution for or in exchange for awards made by an entity acquired by the Company or an Affiliate, the Option Price does not need to be at least the Fair Market Value on the grant date.

8.2.	Vesting.

Subject to Section 8.3 hereof, each Option shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3.	Term.

Each Option shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten years from the grant date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the related Award Agreement (the “Termination Date”); provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the grant date shall not be exercisable after the expiration of five years from its grant date. An Award Agreement may provide that the period of time over which an Option (other than an Incentive Stock Option) may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Grantee’s exercise of such Option would violate an applicable law or the Grantee is subject to a “black-out” period; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such law or be subject to such “black-out” period.

8.4.	Termination of Service.

Each Award Agreement at the grant date shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued, and may reflect distinctions based on the reasons for termination of Service.

8.5.	Method of Exercise.

An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award.

8.6.	Rights of Holders of Options.

Unless otherwise stated in the related Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock ) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 15 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.7.	Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled, subject to Section 3.3 hereof, to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

8.8.	Transferability of Options.

Except as provided in Section 8.9, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetence, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.9, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.9.	Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.9, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 8.9, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.9 or by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may also provide that Options may be transferred to persons other than Family Members. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.10.	Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.	Right to Payment.

An SAR shall confer on the Grantee a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the SAR Exercise Price, as determined by the Committee. The Award Agreement for an SAR shall specify the SAR Exercise Price, which may be fixed at the Fair Market Value of a share of Stock on the grant date or may vary in accordance with a predetermined formula while the SAR is outstanding; provided that the SAR Exercise Price may not be less than the Fair Market Value of a share of Stock on the grant date, except with respect to Awards made in substitution for or in exchange for awards made by an entity acquired by the Company or an Affiliate, in which case the SAR Exercise Price does not need to be at least the Fair Market Value on the grant date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. An SAR granted in tandem with an outstanding Option following the grant date of such Option may have a SAR Exercise Price that is equal to the Option Price; provided, however, that the SAR Exercise Price may not be less than the Fair Market Value of a share of Stock on the grant date of the SAR.

9.2.	Other Terms.

The Committee shall determine at the grant date or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1.	Restrictions.

At the time of grant, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different restricted period and additional restrictions. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other applicable restrictions.

10.2.	Restricted Stock Certificates.

The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or other evidence of ownership, subject to Section 3.3 hereof, representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the grant date. The Committee may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.3.	Rights of Holders of Restricted Stock.

Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

10.4.	Rights of Holders of Restricted Stock Units.

10.4.1.	Settlement of Restricted Stock Units.

Restricted Stock Units may be settled in cash or Stock, as determined by the Committee and set forth in the Award Agreement.

10.4.2.	Voting and Dividend Rights.

Holders of Restricted Stock Units shall have no rights as stockholders of the Company. The Committee may provide in an Award Agreement that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Stock, which may be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid to shareholders.

10.4.3.	Creditor’s Rights.

A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.5.	Termination of Service.

Unless the Committee otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Stock or Restricted Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, and the Grantee shall have no further rights with respect to such Award.

10.6.	Consideration.

The Committee may grant Restricted Stock or Restricted Stock Units to a Grantee in respect of Services rendered and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

10.7.	Delivery of Stock.

Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, subject to Section 3.3 hereof, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

11.	TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

The Committee may, in its sole discretion, grant (or sell at a Purchase Price determined by the Committee) an Award of unrestricted stock or unrestricted stock units to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Awards of Unrestricted Stock may be granted or sold as described in the preceding sentence in respect of Services rendered and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee. The provisions of Section 10.4 shall apply to any awards of unrestricted stock units.

12.	FORM OF PAYMENT FOR AWARDS

12.1.	General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price, if any, for Restricted Stock, Restricted Stock Units or Unrestricted Stock, shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 12.

12.2.	Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price, if any, for Restricted Stock, Restricted Stock Units or Unrestricted Stock may be made all or in part through the tender to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3.	Cashless Exercise.

To the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price, and any withholding taxes described in Section 16.3, on the date of exercise.

12.4.	Net Exercise.

To the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made by instructing the Committee to withhold a number of shares of Stock otherwise deliverable to the Grantee pursuant to exercise of the Option having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price.

12.5.	Other Forms of Payment.

To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price may be made in any other form that is consistent with applicable laws, regulations and rules.

13.	TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1.	Dividend Equivalent Rights.

A Dividend Equivalent Right is an Award entitling the Grantee to receive credits based on cash or stock distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the Grantee. A Dividend Equivalent Right may be granted hereunder to any Grantee as a component of another award or as a freestanding Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award. Notwithstanding any provision of this Section 13.1 to the contrary, no Dividend Equivalent Right may provide for settlement directly or indirectly contingent upon the exercise of an Option or Stock Appreciation Right.

13.2.	Termination of Service.

Except as may otherwise be provided by the Committee either in the Award Agreement or in writing after the Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Grantee’s termination of Service for any reason.

14.	REQUIREMENTS OF LAW

14.1.	General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Committee has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

14.2.	Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1.	Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number, class or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number, class and kinds of shares for which grants of Options and other Awards may be made under the Plan, including the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted pursuant to the Plan in any calendar year to any one Service Provider or other participant in the Plan, shall be adjusted proportionately and accordingly by the Company; provided that any such adjustment shall comply with Section 409A. In addition, the number, class and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Exercise Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or SAR, as applicable, but shall include a corresponding proportionate adjustment in the Option Price or SAR Exercise Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a non-extraordinary dividend payable in cash or in stock of the Company) without receipt of consideration by the Company, the Company may, in such manner as the Company deems appropriate, adjust (i) the number, class and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options and Stock Appreciation Rights to reflect such distribution.

15.2.	Definition of Change in Control.

“Change in Control” shall mean the occurrence of any of the following:

a.	Any ‘person’ (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ‘beneficial owner’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities, provided, however, that a Change in Control shall not be deemed to occur if an employee benefit plan (or a trust forming a part thereof) maintained by the Company, and/or Kevin Plank and/or his immediate family members, directly or indirectly, become the beneficial owner, of more than fifty percent (50%) of the then-outstanding voting securities of the Company after such acquisition;

b.	A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. ‘Incumbent Directors’ shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

c.	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in (a) the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportion as prior to such merger or consolidation; or (b) the directors of the Company immediately prior thereto continuing to represent at least fifty percent (50%) of the directors of the Company or such surviving entity immediately after such merger or consolidation; or

d.	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

15.3.	Effect of Change in Control

The Committee shall determine the effect of a Change in Control upon Awards, and such effect shall be set forth in the appropriate Award Agreement. Unless otherwise determined by the Committee, Awards that would become vested within the twelve months following the effective date of such Change in Control shall be immediately vested on such Change in Control. The Committee may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that will be taken upon the occurrence of a Change in Control, including, but not limited to, accelerated vesting, termination or assumption. The Committee may also provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 15.1 and 15.2. Notwithstanding any other provision of this Section 15.3, (i) no Change in Control shall trigger payment of an Award subject to the requirements of Section 409A unless such Change in Control qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as described in Section 409A, and (ii) any Award that otherwise is intended to satisfy the requirements of Section 409A shall not be amended or modified (directly or indirectly, in form or operation) to the extent such amendment or modification would cause compensation deferred under the applicable Award (and applicable earnings) to be included in income under Section 409A.

15.4.	Reorganization, Merger or Consolidation.

If the Company undergoes any reorganization, merger, or consolidation of the Company with one or more other entities and there is a continuation, assumption or substitution of Options and SARs in connection with such transaction, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price or SAR Exercise Price per share so that the aggregate Option Price or SAR Exercise Price thereafter shall be the same as the aggregate Option Price or SAR Exercise Price of the shares remaining subject to the Option or SAR immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of the reorganization, merger or consolidation.

If the Company undergoes any reorganization, merger, or consolidation of the Company with one or more other entities and there is not a continuation, assumption or substitution of Options and SARs in connection with such transaction, then in the discretion and at the direction of the Committee, each Option and SAR may be canceled unilaterally in exchange for the same consideration that the Grantee otherwise would receive as a shareholder of the Company in connection with such transaction (or cash equal to such consideration) if the Grantee held the number of shares of Stock obtained by dividing (i) the excess of the Fair Market Value of the number of such shares which remain subject to the exercise of the vested portion of such Option or SAR immediately before such Change in Control over the total Option Price or SAR Exercise Price for such vested portion, as the case may be, by (ii) the Fair Market Value of a share of Stock on such date, which number shall be rounded down to the nearest whole number. An Option or SAR may be cancelled without consideration and without the Grantee’s consent if such Award has no value, as determined by the Committee, in its sole discretion.

15.5.	Adjustments.

Adjustments under this Section 15 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

15.6.	No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

16.	GENERAL PROVISIONS

16.1.	Disclaimer of Rights.

No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider, if applicable. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

16.2.	Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals), including, without limitation, the granting of stock options as the Board in its discretion determines desirable.

16.3.	Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any shares of Stock upon the exercise of an Option, or (iii) pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. A Grantee who has made an election pursuant to this Section 16.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

16.4.	Captions.

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or any Award Agreement.

16.5.	Other Provisions.

Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

16.6.	Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

16.7.	Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.8.	Governing Law.

The validity and construction of this Plan and the instruments evidencing the Award hereunder shall be governed by the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

16.9.	Clawback Events.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and the Committee, in its sole and exclusive discretion, may require that any Grantee reimburse the Company all or part of the amount of any payment in settlement of any Award granted hereunder.

16.10.	Beneficiary Designation.

In accordance with procedures adopted by the Committee from time to time, a Grantee may designate a beneficiary to exercise the rights of the Grantee and to receive any distribution with respect to any Award upon the Grantee’s death. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during the Grantee’s lifetime. A beneficiary, legal representative, or other person claiming any rights under the Plan shall be subject to all terms and conditions of the Plan, any applicable Award Agreement, and to any other conditions deemed appropriate by the Committee. In the absence of any such beneficiary designation, a Grantee’s unexercised Awards, or amounts due but remaining unpaid to such Grantee, at the Grantee’s death, shall be exercised or paid as designated by the Grantee by will or by the laws of descent and distribution.

16.11.	Section 409A.

It is intended that each Award either be exempt from the requirements of Section 409A or will comply (in form and operation) with Section 409A so that compensation deferred under an applicable Award (and any applicable earnings) will not be included in income under Section 409A. Any ambiguities in this Plan will be construed to affect the intent as described in this Section 16.11. If an Award is subject to Section 409A, the Award Agreement will satisfy the written documentation requirement of Section 409A either directly or by incorporation by reference to other documents.

17.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

17.1.	Performance Awards.

“Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 17.3) over a performance period established by the Committee in its discretion.

17.2.	Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to adjust the amounts payable under any Award subject to performance conditions, except as limited under Sections 17.3 hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

17.3.	Performance Awards Qualifying as Performance-Based Compensation.

If and to the extent that the Committee determines that an Award to be granted to a Grantee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established, objective performance goals and other terms set forth in this Section 17.3.

17.3.1.	Performance Goals Generally.

The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 17.3. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

17.3.2.	Business Criteria.

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, a Standard & Poor’s stock index; (3) net revenues; (4) net income; (5) earnings per share; (6) income from operations; (7) operating margin; (8) gross profit; (9) gross margin; (10) pretax earnings; (11) earnings before interest expense, taxes, depreciation and amortization; (12) return on equity; (13) return on capital; (14) return on investment; (15) return on assets; (16) working capital; (17) free cash flow; and (18) ratio of debt to stockholders’ equity.

17.3.3.	Timing for Establishing Performance Goals.

Performance goals shall be established in writing by the Committee not later than 90 days after the beginning of any performance period applicable to such Performance Awards, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal and provided that it is established at or before 25 percent of the performance period has elapsed, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

17.3.4.	Adjustment of Performance-Based Compensation.

The Committee may provide in any Award that any evaluation of achievement of performance goals may, among other things, include or exclude any of the following events that occur during or otherwise impact a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary and/or nonrecurring items as described in the Company’s financial statements or notes thereto and/or in management’s discussion and analysis of financial condition and results of operations, and in any case appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to a Grantee, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility. Awards that are intended to qualify as performance-based compensation may not be adjusted upward; however, the Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination, as the Committee determines.

17.3.5. Settlement	of Performance Awards; Other Terms.

Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce (but not increase) the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

17.3.6. Committee	Certification.

The Committee must certify in writing prior to payment of, or other event that results in the inclusion of income (for example, the vesting of Restricted Stock) from, the related compensation that the performance goals and any other material terms were in fact satisfied. Approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

17.3.7. Annual	Share Limits.

Section 4 sets forth the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted pursuant to the Plan in any calendar year to any one Service Provider. Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock that may be granted to any one Service Provider under a Performance Award, other than an Option or Stock Appreciation Right, in any calendar year shall be ~~500,000.~~1.0 million.

17.4.	Written Determinations.

All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, and the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent permitted by Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

17.5.	Status of Section 17.3 Awards Under Code Section 162(m).

It is the intent of the Company that Performance Awards under Section 17.3 hereof shall constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 17.3 and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Performance Awards, the Committee may make any adjustments to the process described in Section 17.3 it deems appropriate.

APPENDIX D

UNDER ARMOUR, INC.

CLASS C EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose of the Plan

The purpose of this Under Armour, Inc. Employee Stock Purchase Plan is to encourage stock ownership by eligible employees of Under Armour, Inc. and each of its participating subsidiaries, thereby increasing eligible employees’ personal interest in Under Armour, Inc.’s continued success and progress. The Plan is intended to facilitate regular investment in the common stock of Under Armour, Inc. by furnishing a convenient means for eligible employees to make stock purchases through payroll deductions. The Plan is not intended to comply with the provisions of Section 423 of the Code.

2.	Definitions

For purposes of the Plan, the following terms shall have the meanings indicated herein.

(a) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

(b) “Committee” shall mean the Compensation Committee of the Board of Directors of Under Armour, Inc. or such other persons as the Board of Directors of Under Armour, Inc. appoints as Committee from time to time pursuant to the requirements of the Plan. The Committee shall be composed of at least two members of the Board of Directors of Under Armour, Inc., each of whom is a “disinterested person” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

(c) “Common Stock” shall mean the class C common stock of Under Armour, Inc., par value $.0003 1/3 per share.

(d) “Company” shall mean Under Armour, Inc. and any of its subsidiaries (within the meaning of Section 424(f) of the Code) which adopts, and has not terminated participation in or withdrawn from, the Plan.

(e) “Compensation” shall mean the amount of a Participant’s cash compensation from the Company in the form of regular salary or wages, and does not include any bonus or other amounts.

(f) “Custodian” shall mean the custodian appointed by the Committee pursuant to Section 7 herein to hold the shares of Common Stock purchased under the Plan and to maintain the Investment Accounts.

(g) “Election Form” shall mean the election form as issued by the Committee from time to time.

(h) “Eligible Employee” shall mean an employee of the Company who is eligible to participate in the Plan in any calendar month under the rules set forth in Section 5 herein.

(i) “Entry Date” shall mean the first business day of each calendar month.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

(k) “Investment Account” shall mean a separate account maintained by the Custodian for each Participant which reflects the number of shares of Common Stock purchased under the Plan by such Participant and held by the Custodian.

(l) “Participant” shall mean, with respect to any calendar month, each Eligible Employee who has elected to have amounts deducted from his compensation pursuant to Section 6 herein for such calendar month.

(m) “Plan” shall mean the Under Armour, Inc. Class C Employee Stock Purchase Plan.

(n) “Purchase Date” shall mean the last trading day of each calendar month, or such other date as determined by the Committee.

3.	Common Stock Reserved for the Plan

There shall be reserved for issuance under the Plan a total of 2,000,000 shares of Common Stock, subject to adjustment as provided in Section 12 herein. Shares of Common Stock issued under the Plan may be either authorized and un-issued shares, treasury shares or both.

4.	Administration of the Plan

The Plan shall be administered by the Committee. The Committee shall have the authority, consistent with the Plan, to interpret the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions shall be binding for all purposes under the Plan. Subject to the provisions of Section 10(a) herein, the Plan shall be administered at the expense of the Company.

No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and to the extent permissible by law, Under Armour, Inc. shall indemnify and hold harmless each member of the Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including reasonable attorneys’ fees) or liability arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

All full-time employees of the Company whose principal work location is within the United States shall be eligible to participate in the Plan except for employees whose customary employment with the Company is not more than five months in any calendar year, unless the Committee determines otherwise.

Notwithstanding any provision in the Plan to the contrary, if the employment of any employee who elects pursuant to Section 6 herein to authorize the Company to deduct any amounts from his Compensation is terminated for any reason prior to the Purchase Date for such amounts (including termination by the Company or termination by reason of death or disability) then (i) such employee is entitled to receive certificates representing all shares acquired by him under the Plan or such employee can elect to have the Custodian sell such shares and remit the proceeds, net of related costs, to him; (ii) such employee is entitled to receive any cash deducted from his Compensation pursuant to the Plan which has not yet been used to purchase shares under the Plan; and (iii) such employee shall not be eligible to participate in the Plan for any period commencing after the date of such termination of employment.

6.	Participation

(a) With regard to regular payroll periods:

(i) Each Eligible Employee may elect to participate in the Plan for each calendar month, effective on the Entry Date for such calendar month, by submitting an Election Form to participate in any manner prescribed by the Committee. For each calendar month during which an Eligible Employee elects to participate in the Plan, such Eligible Employee shall authorize the Company to deduct any whole percentage from such Eligible Employee’s Compensation in each regular payroll period during such calendar month. The Committee may set minimum or maximum limits on such deductions.

(ii) Subject to Section 6(a)(iii) herein, after the last date for making an election described in Section 6(a)(i) herein for a calendar month a Participant shall not be entitled to increase or reduce the percentage of Compensation deducted from his Compensation for such calendar month. A Participant may elect to reduce or increase the percentage of his Compensation deducted pursuant to the Plan to any whole percentage, effective for subsequent calendar months by submitting an updated Election Form in any manner prescribed by the Committee.

(iii) A Participant may elect to reduce the percentage of his Compensation deducted pursuant to the Plan to zero, effective upon the filing of an updated Election Form by the Participant in any manner prescribed by the Committee. A Participant making an election under this Section 6(a)(iii) shall be deemed to have terminated his participation in the Plan and may not commence participation in the Plan again prior to the Entry Date of the calendar month immediately following the calendar month in which such termination occurs by filing an election pursuant to the requirements of Section 6(a)(i) herein.

(b) A Participant shall automatically continue to participate in the Plan with the same percentage of deductions until the Participant makes an election described in Section 6(a)(ii) or (iii) herein.

(c) No interest will be paid on amounts deducted under the Plan.

(d) Any election permitted by this Section 6 shall be made by submitting an Election Form in any manner and within any time limit prescribed by the Committee. The time by which an election must be made as provided herein shall be subject to change by the Committee.

7.	Purchases

All amounts deducted pursuant to Section 6 hereof from a Participant’s Compensation shall be applied by the Committee on the immediately following Purchase Date to purchase Common Stock from the Company. The purchase price to be paid by the Participant for each whole and fractional share of Common Stock purchased hereunder shall be ninety-five percent (95%), or such lower percentage equal to or in excess of eighty-five percent (85%) as the Committee may determine from time to time, of the closing price of the Common Stock on the New York Stock Exchange on the applicable Purchase Date.

The Committee shall appoint the Custodian for the Plan to hold all whole and fractional shares purchased under the Plan and to maintain a separate Investment Account for each Participant, to which Purchases for such Participant shall be credited. Each Participant shall receive a quarterly statement reflecting purchases for his account under the Plan for the calendar months covered by such statement.

8.	Limitation on the Number of Shares of Common Stock Which May Be Purchased

The Committee may prescribe a limit on the number of shares of Common Stock which may be purchased by a Participant during a specified time period.

9.	Title of Accounts

Each Investment Account will be in the name of the Participant alone.

10.	Rights as a Stockholder

(a) From and after the Purchase Date on which shares of Common Stock are purchased by a Participant under the Plan, such Participant shall have all of the rights and privileges of a stockholder of Under Armour, Inc. with respect to such shares. A Participant shall be entitled to direct the Custodian to transfer to him a certificate representing all or any portion of the shares of Common Stock purchased by him hereunder (other than fractional shares) or, upon the payment of a customary brokerage fee, to direct the Custodian to sell all or any portion of such shares.

(b) Prior to the Purchase Date on which shares of Common Stock are purchased by a Participant, such Participant shall not have any rights as a stockholder of Under Armour, Inc. with respect to such shares. Each Participant shall be a general unsecured creditor of Under Armour, Inc. to the extent of any amounts deducted under the Plan from such Participant’s Compensation during the period prior to the Purchase Date on which such amounts are applied to the purchase of Common Stock for the Participant.

11.	Rights Not Transferable

Rights under the Plan are not transferable.

12.	Adjustment for Changes in Common Stock

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, reorganization, spin-off, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock which may be purchased under the Plan shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock which may be purchased under the Plan as the Committee may deem appropriate.

13.	Amendment of the Plan

The Board of Directors of Under Armour, Inc. may at any time, or from time to time, amend the Plan in any respect. No amendment shall be effective unless approved by the stockholders of Under Armour, Inc., if such approval is required to comply with any applicable law, regulation or stock exchange rule.

14.	Government and Other Regulations

(a) The Plan and the purchase of Common Stock hereunder shall be subject to all applicable Federal, State and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for Under Armour, Inc., be required.

(b) The Plan and the purchase of Common Stock hereunder shall be subject to all rules and regulations promulgated by the Committee regarding purchases and sales of Common Stock.

15.	Effective Dates of the Plan

(a) The Plan shall become effective as of date upon which the Company first issues any shares of Common Stock (the “Effective Date”), subject to approval by the shareholders of Under Armour, Inc. in accordance with applicable law. Participation in the Plan may commence at such time as the Committee may, in its sole discretion, determine after the Effective Date.

(b) The Plan and all rights hereunder shall terminate on the earlier to occur of:

(i) the date on which no Common Stock remains reserved for issuance under the Plan with respect to future deductions pursuant to the Plan; and

(ii) the termination of the Plan by the Board of Directors of Under Armour, Inc.

(c) Upon termination of the Plan, the Company shall return or distribute the payroll deductions credited to a Participant’s Account (that have not been used to purchase Shares) and shall distribute or credit Shares credited to a Participant’s Account.

16.	Applicable Withholdings

All payments and distributions required under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions as determined by the Committee.

17.	No Employment Rights

The establishment and operation of the Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

18.	Severability of Provisions

If any provisions of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

19.	Construction

The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, and shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

APPENDIX E

CONFIDENTIALITY, NON-COMPETITION,

AND NON-SOLICITATION AGREEMENT

This CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into this 15th day of June, 2015, by Under Armour, Inc., a Maryland corporation (together with its controlled affiliates, the “Company”), and Kevin A. Plank (the “Stockholder”).

WHEREAS, a special committee of independent directors (the “Special Committee”) of the Board of Directors of the Company (the “Board”) approved, and recommended that the Board approve and declare advisable, the structural and governance modifications (such modifications, the “Governance Modifications”), including (i) the creation of a new class of non-voting common stock of the Company (the “Class C Stock”) that is substantially identical (other than with respect to voting) to the Company’s Class A Common Stock with a par value of $.0003 1/3 per share (the “Class A Common Stock”), (ii) the declaration of a dividend of one share of the new Class C Stock for each outstanding share of Class A Stock and the Company’s Class B Common Stock with a par value of $.0003 1/3 per share (the “Class C Dividend”), and (iii) the proposed amendments (attached hereto as Annex A) to the Company’s charter (the “Charter,” and such proposed amendments, the “Governance Amendments”);

WHEREAS, the Board has (i) approved and declared advisable the Governance Modifications (subject to further action by the Board to declare the Class C Dividend) and certain amendments to the Company’s Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan and the adoption of a new employee stock purchase plan (together with the Governance Amendments, the “Proposals”), and (ii) directed that the Proposals be submitted for consideration by the stockholders of the Company at a special meeting of stockholders of the Company;

WHEREAS, the Stockholder acknowledges that the Class C Dividend will provide the Stockholder with important benefits; and

WHEREAS, the decision of the Special Committee to approve, and recommend that the Board approve and declare advisable, the Governance Modifications, and the decision of the Board to approve and declare advisable the Governance Modifications, are conditioned on the Stockholder executing and delivering this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Confidentiality.

(a)          The Stockholder acknowledges that the Company has provided the Stockholder, and, in reliance on this Agreement, will in the future provide the Stockholder, with access to Confidential Information. The Stockholder agrees to retain all of the Confidential Information as confidential and not to use any of the Confidential Information for the Stockholder’s personal benefit or for the benefit of anyone other than the Company or to disclose any of the Confidential Information to any third party, except when required to do so to properly perform duties for the Company. Further, during the Stockholder’s tenure as an Approved Executive Officer and following any termination of the Stockholder’s status as an Approved Executive Officer, the Stockholder shall protect and hold in a fiduciary capacity for the benefit of the Company all of the Confidential Information, unless the Stockholder is required to disclose Confidential Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority (in which case the Stockholder may disclose Confidential Information subject to the Stockholder’s compliance with the obligations specified in this Section 1(a)). In the event that the Stockholder receives an order or other legal demand, such as a subpoena, discovery request, or order of a court or other body having jurisdiction over such matter, to produce any Confidential Information or other information concerning the Company, the Stockholder shall promptly provide the Company with written notice of such subpoena, order, demand or discovery request so that the Company may timely move to quash if appropriate or seek a protective order. In the event that such protective order or other protection is denied, and the Stockholder is legally compelled to disclose the Confidential Information, the Stockholder will furnish only that portion of the Confidential Information that the Stockholder’s legal counsel advises is being required. The Stockholder shall use Confidential Information solely for the purpose of carrying out those duties assigned the Stockholder as an Approved Executive Officer and not for any other purpose. The disclosure of any Confidential Information to the Stockholder shall not be construed as granting to the Stockholder any license under any copyright, trade secret, or right of ownership or any other right to use the Confidential Information whatsoever.

(b)          For purposes of this Agreement, “Confidential Information” shall mean all information concerning the business of the Company that is not generally known to the public. Confidential Information shall include, but shall not be limited to designs, drawings, formulas, processes, methods, techniques, systems, models, samples, prototypes, contracts, reports, letters, notes, intellectual property, trade secrets and/or know-how, technical information, financial information and metrics (whether historical, projections or forecasts), and information concerning advertising, pricing, costs, business planning, operations, procedures, services, potential services, products, potential products, products under development, production, purchasing, marketing, sales, personnel (including identities, contact information, skills, performance, salary and benefits of other employees), customers, suppliers, or other information of the Company; any papers, data, records, devices, equipment, compilations, invoices, customer or supplier lists or contact information, compilations of names and addresses, or documents of the Company; any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and any other information, written, oral, electronic, or retained in the Stockholder’s memory, whether existing now or at some time in the future, whether pertaining to current or future developments or prospects, and whether created, revealed or accessed during the Stockholder’s tenure as an Approved Executive Officer, which pertains to the affairs or interests of the Company or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information shall not include information which is or becomes publicly available other than as a result of a disclosure by the Stockholder or through other wrongful means.

(i)          The Stockholder shall promptly notify the Company if he has reason to believe that the unauthorized use, possession, or disclosure of any Confidential Information has occurred or may occur.

(ii)          All physical or otherwise transferrable items containing Confidential Information, including, but not limited to documentary, electronic or other recorded versions of any Confidential Information, shall remain the exclusive and confidential property of the Company and shall be immediately returned, along with any copies or notes that the Stockholder made thereof or therefrom, to the Company upon the termination of the Stockholder’s status as an Approved Executive Officer. The Stockholder further agrees to immediately return upon request by the Company copies of any Confidential Information contained on the Stockholder’s home computer, portable computer or other data storage device (including but not limited to cell phones, zip drives, PDAs, iPads, etc.). The Stockholder agrees to delete or destroy all copies of Confidential Information that are stored on any devices, networks, storage locations or media not owned by the Company and in the Stockholder’s possession or control. The Stockholder also agrees to allow the Company, in its discretion at the termination of the Stockholder’s status as an Approved Executive Officer and thereafter upon reasonable notice and for reasonable cause, access to any home computer, portable computer or other data storage device maintained by the Stockholder, including, but not limited to, for the purpose of determining whether said Confidential Information has been misappropriated. The Stockholder further acknowledges that all documents and records relating to Company business, including but not limited to those that he prepares or assists in preparing during his tenure as an Approved Executive Officer, belong to the Company and the Stockholder agrees to promptly return them and all other property belonging to the Company, upon the termination of the Stockholder’s status as an Approved Executive Officer. Additionally any personal mobile device used to perform work for the Company or on the Company’s behalf is subject to the Company’s Bring Your Own Device to Work Policy and thus subject to the Company’s right to remove any Confidential Information from those devices as more specifically described in the Bring Your Own Device to Work Policy.

2.	Ownership of Works for Hire.

(a)          The Stockholder agrees that any inventions, ideas, developments, methods, improvements, discoveries, innovations, software, works of authorship and any other intangible property (hereinafter collectively referred to as “Intellectual Property”), whether patentable or not, that are developed (in whole or in part), considered, contemplated or reduced to practice by the Stockholder or under his direction or jointly with others during his tenure as an Approved Executive Officer, whether or not during normal working hours or on the premises of the Company, shall be considered “Works for Hire” for the exclusive use by and benefit of the Company. The Stockholder will make full and prompt disclosure to the Company of all such Works for Hire. Regardless of such disclosure, the Company shall own all rights to any Works for Hire, including without limitation all related patent rights and copyrights, items and developments that are subject to being patented and copyrighted, and the right to market (or not to market) any such property, and the Stockholder agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his rights, title and interest in and to all Works for Hire and all related patents, patent applications, copyrights and copyright applications.

(b)          the Stockholder agrees to cooperate fully with the Company, both during and after his tenure as an Approved Executive Officer, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Works for Hire. The Stockholder shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney that the Company may deem necessary or desirable in order to protect its rights and interests in any Works for Hire.

(c)          The Stockholder specifically acknowledges that his compensation and benefits constitute full payment for any Works for Hire and waives any claim of right to such Works for Hire, which the Stockholder further acknowledges belong entirely to the Company.

(d)          The Company may, at its election and in its discretion, waive and/or relinquish any of its rights of ownership and royalties with respect to any Works for Hire, by agreeing to do so in a written instrument executed by the Company.

3.          Definitions. For purposes of this Agreement, the following terms have the meanings defined below.

(a)          “Cause” as used in the Charter (as amended by the Governance Amendments) shall mean the occurrence of any of the following (unless otherwise determined by at least 75% of the Independent Directors of the Company): (i) the Stockholder’s material misconduct or neglect in the performance of his duties; (ii) the Stockholder’s commission of any felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; (iii) the Stockholder’s material breach of the Company’s written Code of Conduct, as in effect from time to time; (iv) the Stockholder’s commission of any act that results in severe harm to the Company excluding any act taken by the Stockholder in good faith that he reasonably believed was in the best interests of the Company; or (v) the Stockholder’s material breach of this Agreement. The Stockholder shall not be deemed terminated for “Cause” as an Approved Executive Officer for purposes of the Charter as amended by the Governance Amendments unless and until a notice of intent to terminate the Stockholder for “Cause,” specifying the particulars of the conduct of the Stockholder forming the basis for such termination, is given to the Stockholder by at least 75% of the Independent Directors and, subsequently, at least 75% of the Independent Directors find, after reasonable notice to the Stockholder (but in no event less than fifteen (15) days prior notice) and an opportunity for the Stockholder and his counsel to be heard by the Board, that termination of the Stockholder for “Cause” is justified, and such termination for “Cause” shall be deemed effective on the date that is five (5) business days after the date that the Board gives to the Stockholder notice of such termination for “Cause,” specifying in detail the particulars of the conduct of the Stockholder found by the Board to justify such termination, is given to the Stockholder by the Board.

(b)          “Competitor Businesses” shall mean any business that at the time the Company seeks to enforce this covenant:

(i)          competes with the Company in the business of premium branded performance athletic (a) apparel, (b) footwear, (c) equipment and/or (d) accessories (including, for example, and not by way of limitation, companies such as Nike, Adidas, Reebok, lululemon, Columbia, New Balance, Brooks, Puma or other premium athletic brands); or

(ii)          competes with any other line of business that the Company is involved with in any manner during the Stockholder’s tenure as an Approved Executive Officer.

(c)          “Customer” shall mean, at any time, any individual, business, or entity that (i) purchased products or services from the Company within the most recent twelve (12) months of the Stockholder’s tenure as an Approved Executive Officer; and (ii) the Stockholder had business contact with or provided services to, whether individually or with others, on behalf of the Company during the most recent twelve (12) months of the Stockholder’s tenure as an Approved Executive Officer.

(d)          “Independent Directors” shall have the meaning set forth in the Charter, as amended by the Governance Amendments.

(e)          “Prospective Customer” shall mean, at any time, any individual, business, or entity that the Stockholder solicited or pursued, or assisted in soliciting or pursuing within the most recent twelve (12) months of the Stockholder’s tenure as an Approved Executive Officer for the purpose of selling products or services of the Company. Customers or Prospective Customers include, but are not limited to wholesale distribution channels, which include independent and specialty retailers, institutional athletic departments, leagues and teams, national and regional sporting goods chains and department store chains.

(f)          “Supplier” shall mean, at any time, any individual, business, or entity (i) from whom the Company purchased products or services within the most recent twelve (12) months of the Stockholder’s tenure as an Approved Executive Officer; and (ii) with whom the Stockholder had business contact and obtained products and services on behalf of the Company during the most recent twelve (12) months of the Stockholder’s tenure as an Approved Executive Officer.

(g)          “Prospective Supplier” shall mean, at any time, any individual, business, or entity with whom the Stockholder had business contact with and from whom the Stockholder sought to obtain products or services from on behalf of the Company in the most recent twelve (12) months of the Stockholder’s tenure as an Approved Executive Officer. Suppliers or Prospective Suppliers include but are not limited to consultants, vendors, factories, and mills.

(h)          “Approved Executive Officer” shall have the meaning set forth in the Charter, as amended by the Governance Amendments.

4.          Non-Competition. The Stockholder hereby covenants and agrees that at no time during the Stockholder’s tenure as an Approved Executive Officer and for a period of five (5) years immediately following the termination of the Stockholder’s status as an Approved Executive Officer, whether voluntary or involuntary (the “Restricted Period”), shall the Stockholder, without the prior written consent of a majority of the Independent Directors:

(a)          directly or indirectly work for, be contracted to or contract with, or provide strategic advice to a Competitor Business in a capacity that is the same as or similar to the capacity in which the Stockholder worked for the Company and/or in a capacity in which the Stockholder’s knowledge of Confidential Information, and/or previous establishment of goodwill for the Company with its Customers or Suppliers, would be of value in the Stockholder’s work for the Competitor Business; or

(b)          compete with the Company directly or indirectly as employee, principal, agent, contractor, or otherwise in the sale or licensing of any products or services that at the time the Company seeks to enforce this Agreement, are competitive with the products or services developed, marketed, or sold by the Company and about which products and services the Stockholder’s knowledge of the Confidential Information and/or previous establishment of goodwill with Customers or Suppliers would be of value in competing with the Company.

5.          Non-Solicitation and Non-Interference. The Stockholder hereby covenants and agrees that at no time during the Restricted Period shall the Stockholder:

(a)           directly or indirectly solicit or influence, or contact for purposes of soliciting or influencing, any Customer or Supplier, or Prospective Customer or Supplier, to terminate or adversely modify its relationship with the Company or to do business with a Competitor Business instead of the Company, nor shall the Stockholder assist others in any such soliciting, influencing, contacting, communicating, or otherwise diverting such business; or

(b)          directly or indirectly interfere with any transaction, agreement or business relationship in which the Company was involved during the Stockholder’s tenure as an Approved Executive Officer and about which the Stockholder is aware because of his status as an Approved Executive Officer; or

(c)          directly or indirectly solicit or induce any then-current employee of the Company that the Stockholder worked with or came to know as a result of the Stockholder’s status as an Approved Executive Officer, to leave employment with the Company, or interfere in any way with such employment, and will not participate in the hiring of any such employee, including, without limitation, by identifying or targeting the employees of the Company for that purpose and/or engaging them in new employment. The Stockholder further agrees not to contact any such employee of the Company or to cause the employee to be contacted for the purpose or foreseeable effect of causing or inducing the employee to leave the employment of the Company; or

(d)           act in any way, directly or indirectly, with the purpose or effect of soliciting, diverting or taking away any Customer or Supplier.

6.           Notification of New Status. The Stockholder acknowledges and agrees that for a period of five (5) years following the date of termination of the Stockholder’s status as an Approved Executive Officer with the Company, the Stockholder will inform the Company, prior to the acceptance of any job, any work as an independent contractor or any director or similar position, of the identity of any new employer or other entity to which the Stockholder is providing consulting, director or other services, along with the Stockholder’s starting date, title, job description, salary, and any other information that the Company may reasonably request to confirm the Stockholder’s compliance with the terms of this Agreement.

7.           Reasonableness of Restrictions. The Stockholder acknowledges and represents that he (i) has carefully read this Agreement, (ii) executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof and any and all rights that each party hereto may have with respect to one another, (iii) has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and (iv) is entering into this Agreement of his own free will. The Stockholder acknowledges and agrees that the restrictions imposed by this Agreement are fair and reasonably required for the protection of the Company and its legitimate business interests, and will not preclude the Stockholder from becoming gainfully employed following the termination, for any reason, of the Stockholder’s status as an Approved Executive Officer. The Stockholder acknowledges that these covenants have substantial and immeasurable value to the Company and that this Agreement is being entered into in connection with the Governance Modifications and the Stockholder will receive important benefits as a result of certain of the Governance Modifications.

8.           Injunctive Relief. The Stockholder acknowledges and agrees that in the event of a violation or threatened violation of any provision of this Agreement, the Company will sustain irreparable harm and will have the full right to obtain injunctive relief, in addition to any other available remedies available, without the requirement of posting bond.

9.           Survivability; Termination. This Agreement shall remain binding in the event of the termination of the Stockholder’s status as an Approved Executive Officer for any reason. In the event that, prior to the declaration of the Class C Dividend, the Board determines not to proceed with the declaration of the Class C Dividend, this Agreement shall automatically terminate.

10.           Extension. The Stockholder further acknowledges that if the Stockholder is found to have violated any restriction in Section 4 or Section 5 above, that the time period for such restriction will be extended by one day for each day of the Stockholder’s failure either to comply with said restriction or to take prompt corrective action to make the Company whole for any breach, up to a maximum extension equal to the original Restricted Period. In the event of such a breach, the Company shall be entitled to the entry of an injunction enforcing the covenant for such an extended period. The Company also shall be entitled to a preliminary injunction, enforcing the covenant for up to such an extended period, if trial on the merits in any pending enforcement litigation has not yet occurred or concluded, if the covenant otherwise will lapse from expiration of the period originally prescribed for its operation, and if the Company satisfies the requirements warranting preliminary relief, except that the threat of irreparable injury will be presumed from the impending lapse of the covenant.

11.           Assignment and Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto; provided that the Company may assign any of its rights, interest or obligations to any of its affiliates. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

12.           Governing Law and Consent to Jurisdiction. The formation, construction and interpretation of this Agreement, including but not limited to its enforceability, shall at all times and in all respects be governed by the laws of the State of Maryland, without reference to its conflict-of-law rules. The Company has the right to enforce this Agreement or pursue claims relating to it in any forum having jurisdiction. Any legal action that the Stockholder initiates against the Company that relates in any way to this Agreement, including, without limitation, for a declaratory judgment, will be brought exclusively in the state courts of Maryland. If the Company elects to sue in Maryland for any claim relating in any way to this Agreement, the Stockholder agrees to waive any defense of lack of personal jurisdiction or improper venue. The Stockholder also agrees that the existence of any asserted claim or cause of action he has or believes he has against the Company, or asserted breach of duty by the Company, whether or not based on this Agreement, shall not constitute a defense to the enforcement by the Company of the restrictive covenants above.

13.           Severable Provisions. The provisions of this Agreement are severable, including each of the obligations in Section 4 and Section 5. In the event that the provisions of this Agreement should ever be deemed to exceed the limitations permitted by applicable laws, the Stockholder and the Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. Further, any invalidity or unenforceability shall affect only the provision or provisions deemed unenforceable, and shall not make any other provision in this Agreement invalid or unenforceable.

14.           Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties hereto with respect to the specific covenants and obligations herein and supersedes any and all negotiations, discussions and prior understandings concerning the creation or operation of those specific covenants and obligations. No provision of this Agreement may be changed except by written agreement signed by both the Stockholder and the Company (with the approval of a majority of the Independent Directors). No waiver of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision hereof. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

15.           WAIVER OF JURY TRIAL. THE PARTIES WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, OR CROSSCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

16.           Voting Agreement. The Stockholder and the other stockholders signatory hereto agree to vote (or cause to be voted) all shares of Class A Common Stock and Class B Common Stock beneficially owned by him or it (or any Kevin A. Plank Family Entity (as defined in the Charter) controlled by him or it) at any meeting of stockholders of the Company in favor of the approval of all of the Proposals.

17.           Enforcement. The Stockholder acknowledges that the rights of the Company under this Agreement shall be enforceable by the Company at the direction of a majority of the Independent Directors.

18.           Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

19.           Construction. This Agreement shall be deemed to be the joint work product of the Company and the Stockholder, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

20.           Headings and Interpretation. Headings of the Sections of this Agreement are for the convenience of the parties hereto only, and shall be given no substantive or interpretive effect whatsoever. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Whenever the context so requires, the singular shall include the plural, the plural shall include the singular, and the use of a gender shall include all genders. The terms “hereof,” “herein” and “hereunder” and terms of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the terms “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The term “or” is not exclusive. The terms “writing” and “written” and terms of like import used in this Agreement shall refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date first above written.

UNDER ARMOUR, INC.

By:	/s/ John P. Stanton

Name:	John P. Stanton

Title:	Senior Vice President, General Counsel and Secretary

THE STOCKHOLDER

/s/ Kevin A. Plank Kevin A. Plank

KD PLANK LLC
(for purposes of Section 16 only)

By:	/s/ Thomas J. Sippel

Name:	Thomas J. Sippel

Title:	Manager

KD PLANK II LLC
(for purposes of Section 16 only)

By:	/s/ Thomas J. Sippel

Name:	Thomas J. Sippel

Title:	Manager

Annex A

Governance Amendments

[The Governance Amendments are attached to this Proxy Statement as Appendix A—Articles of Amendment to Charter]

APPENDIX F

UNDER ARMOUR, INC.

ARTICLES SUPPLEMENTARY

CLASS C COMMON STOCK

Under Armour, Inc., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article SIXTH of the charter of the Corporation (the “Charter”), and § 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated Four Hundred Million (400,000,000) authorized but unissued shares of Common Stock (as defined in the Charter), without further designation as to class or series, as shares of “Class C Common Stock”, $0.0003 1/3 par value per share, of the Corporation, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption set forth herein, which, upon any restatement of the Charter, shall become part of Article SIXTH of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Charter.

1.          Designation and Amount. A class of Common Stock designated as “Class C Common Stock” (the “Class C Common Stock”) is hereby established. The total number of authorized shares of Class C Common Stock shall be Four Hundred Million (400,000,000).

2.          Ranking. Except as otherwise expressly provided in the Charter, including these Articles Supplementary, the powers, preferences and rights of the holders of Class C Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical to those of the Class A Common Stock and the Class B Common Stock.

3.          Voting. Except as otherwise expressly required by law or provided in the Charter, including these Articles Supplementary, the Class C Common Stock shall not have any voting rights, and the consent or approval of the holders thereof (in their capacity as holders of Class C Common Stock) shall not be required for the taking of any corporate action, and no share of Class C Common Stock shall entitle the holder thereof to vote on any matter submitted to the stockholders of the Corporation. On any matter on which the holders of Class C Common Stock (in their capacity as such) shall have the right to vote, each holder of record of shares of Class C Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of Class C Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

4.          Amendments Affecting Stock. So long as any shares of Class C Common Stock are outstanding, holders of Class C Common Stock shall be entitled to vote on any amendment, alteration or repeal of the terms of the Class C Common Stock as set forth in these Articles Supplementary or in Article SIXTH of the Charter so as to have a material adverse effect on the rights of the Class C Common Stock, and the Corporation shall not effect any such amendment, alteration or repeal without the affirmative vote of a majority of all the votes entitled to be cast by the holders of outstanding shares of Class C Common Stock, voting as a single class.

5.          Dividends; Stock Splits. Subject to any rights provided to holders of any hereafter created preferred stock at any time outstanding, and subject to any other provisions of the Charter, including these Articles Supplementary, as it may be amended from time to time, holders of shares of

Class C Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

(a)          If, at any time, a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation) is declared or paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be declared or paid on the shares of Class C Common Stock, in an equal amount per share.

(b)          If, at any time, a dividend or other distribution payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation, or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation (“Voting Securities”) is paid or declared on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid or declared on the shares of Class C Common Stock, in an equal amount per share; provided that, for this purpose, (i) if (A) a dividend consisting of shares of Class A Common Stock or other Voting Securities, or rights, options or warrants to purchase shares of Class A Common Stock or other Voting Securities, or securities convertible into or exchangeable for shares of Class A Common Stock or other Voting Securities, is paid on shares of Class A Common Stock and (B) a dividend consisting of Class B Common Stock or other Voting Securities, or rights, options or warrants to purchase shares of Class B Common Stock or other Voting Securities, or securities convertible into or exchangeable for shares of Class B Common Stock or other Voting Securities, is paid on shares of Class B Common Stock and (ii) if a dividend consisting of shares of Class C Common Stock or Voting Securities identical to such other Voting Securities paid on the shares of Class A Common Stock or Class B Common Stock, or rights, options or warrants to purchase shares of Class C Common Stock or such other Voting Securities, or securities convertible into or exchangeable for shares of Class C Common Stock or such other Voting Securities, is paid on shares of Class C Common Stock, in an equal amount per share of Class A Common Stock, Class B Common Stock and Class C Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.

(c)          The Corporation shall not have the power to issue shares of Class B Common Stock as a dividend or other distribution paid on shares of Class C Common Stock.

(d)          In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock and shares of Class B Common Stock, the shares of Class C Common Stock shall also be split, subdivided, combined or reclassified so that the respective numbers of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the respective numbers of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification, such that the relative rights to distributions of outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock remain the same.

6.          Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class C Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any hereafter created preferred stock of the Corporation that may at the time be outstanding, and shall share ratably in any such distribution with the holders of outstanding shares of Class A Common Stock and Class B Common Stock, in proportion to the number of shares held by them, respectively, without regard to class.

7.          Merger, etc.

(a)          In the event of (i) a merger or consolidation of the Corporation with or into another entity, a statutory share exchange between the Corporation and any other entity or the conversion of the Corporation into any other entity (whether or not the Corporation is the surviving entity) or (ii) a third party tender offer entered into pursuant to an agreement with the Corporation (a “Negotiated Tender Offer”), each holder of shares of Class C Common Stock shall be entitled to receive the same consideration on a per share basis as each holder of shares of Class B Common Stock is entitled to receive on a per share basis, and each holder of shares of Class C Common Stock shall be entitled to receive the same consideration on a per share basis as each holder of shares of Class B Common Stock is entitled to receive on a per share basis in connection with a transfer of such shares of Class B Common Stock incidental to a merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer, even if the consideration for such transfer is not paid as consideration in such merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer; provided, however, that any amounts paid to Kevin A. Plank as compensation for services rendered or to be rendered by Kevin A. Plank to the Corporation or any acquiring entity or any of their respective affiliates (for example, participating in a retention bonus pool established in connection with a proposed merger, or compensation paid for pre- or post-merger services), which payment was approved by a majority of the Independent Directors (as defined below), shall not be deemed to be part of such consideration. For so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not enter into any plan or agreement providing for a merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer that is inconsistent with the foregoing. The term “Independent Directors” means such directors of the Corporation who are independent under applicable law, the Listing Standards (as defined below) and any other standards adopted by the Board for determining the independence of directors generally, who are not Kevin A. Plank or a Kevin A. Plank Family Member (as defined below) and whom the Board has determined have no material financial or service relationship with Kevin A. Plank or any Kevin A. Plank Family Member. The term “Kevin A. Plank Family Member” means: (X) the spouse, and any parent, child, sibling, parent-in-law, sibling-in-law or child-in-law, of Kevin A. Plank; (Y) any individual (other than a domestic employee) who shares a home with Kevin A. Plank; and (Z) any lineal descendant, including by adoption, of any of the foregoing individuals. The term “Listing Standards,” means, for so long as shares of the Corporation’s stock are listed on the New York Stock Exchange, the requirements of the New York Stock Exchange generally applicable to companies with voting common equity securities listed thereon (the “NYSE Listing Standards”), or if the Corporation’s stock is not so listed, the listing requirements or rules of the principal national securities exchange on which the Corporation’s stock is then listed or traded, or if the Corporation’s stock is not then listed or traded on any national securities exchange, the NYSE Listing Standards.

(b)          In addition to any other approval required by the MGCL or the Charter, so long as any shares of Class C Common Stock remain outstanding, holders of Class C Common Stock shall be entitled to vote on any amendment to or waiver of the requirements of this Section 7, and any amendment to this Section 7 shall be valid, and any requirement of this Section 7 may be waived, only if such amendment or waiver is advised by the Board, including at least 75% of the Independent Directors, and approved by the affirmative vote of at least 75% of the votes entitled to be cast on the matter by (i) holders of shares of Class C Common Stock (excluding Kevin A. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Corporation), voting as a single class, and (ii) holders of shares of Class B Common Stock, voting as a single class.

8.          No Preemptive or Subscription Rights. No holder of shares of Class C Common Stock shall be entitled to preemptive or subscription rights.

9.          Conversion.

(a)          Upon the conversion, redemption or other exchange of all outstanding shares of Class B Common Stock into shares of Class A Common Stock, (i) notwithstanding any provision of Section 3 to the contrary, holders of shares of Class C Common Stock shall be entitled to vote on any matter upon which holders of Class A Common Stock are entitled to vote, and the holders of any outstanding shares of Class C Common Stock and the holders of any outstanding shares of Class A Common Stock shall vote together as a single class on any such matter, and (ii) each outstanding share of Class C Common Stock shall be automatically converted into one share of Class A Common Stock on the date fixed therefor by the Corporation that is as soon as reasonably practicable after such conversion, redemption or other exchange in accordance with these Articles Supplementary and such further procedures as may be required by the Corporation.

(b)          In the event of any conversion of Class C Common Stock pursuant to this Section 9, any certificates formerly representing outstanding shares of Class C Common Stock will thereafter be deemed to represent an equal number of shares of Class A Common Stock until the certificates, if any, representing such shares of Class C Common Stock are promptly exchanged for new certificates representing an equal number of shares of Class A Common Stock, as contemplated by Section 9(e) below.

(c)          Upon any conversion of shares of Class C Common Stock into shares of Class A Common Stock pursuant to this Section 9, no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Class C Common Stock as of a record date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Class A Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Class A Common Stock as of a record date on or after such conversion date.

(d)          Upon the conversion of shares of Class C Common Stock into shares of Class A Common Stock pursuant to this Section 9, such shares of Class C Common Stock shall automatically be reclassified as shares of Class A Common Stock, such that the number of authorized shares of Class C Common Stock shall be automatically decreased, and the number of authorized shares of Class A Common Stock shall be automatically increased, in each case, by the number of shares of Class C Common Stock so converted, and the aggregate number of shares of Common Stock of all classes and series that the Corporation has authority to issue under the Charter shall not be changed as a result of such conversion.

(e)          As promptly as practicable after the presentation and surrender for conversion, during usual business hours, at any office or agency of the Corporation, of any certificate representing certificated shares (or fractions of shares) of Class C Common Stock that have been converted into shares of Class A Common Stock pursuant to this Section 9, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate representing an equal number of shares of Class A Common Stock issuable upon such conversion. The issuance of any certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class C Common Stock held by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect to the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

SECOND: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

THIRD: The shares of Class C Common Stock have been classified and designated by the Board under the authority contained in Article SIXTH of the Charter and § 2-105 of the MGCL.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signature page follows]

IN WITNESS WHEREOF, Under Armour, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and attested by its Secretary, as of the 15th day of June, 2015.

ATTEST:	UNDER ARMOUR, INC.

/s/ John P. Stanton	By:	/s/ Kevin A. Plank
Name: John P. Stanton Title: Secretary	Name: Kevin A. Plank Title: Chief Executive Officer

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting

UNDER ARMOUR, INC. instruction form.

ATTN: CORPORATE SECRETARY

1020 HULL STREET ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy

BALTIMORE, MD 21230 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the

Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M94658-TBD KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

UNDER ARMOUR, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:

1. To amend the Company’s Charter as described in the Proxy Statement to: For Against Abstain

1(a) provide that each share of Class B Common Stock will convert into one share of Class A Common Stock if Kevin Plank sells more than a speci?ed number of shares of Company common stock in any calendar year;

1(b) provide that each share of Class B Common Stock will convert into one share of Class A Common Stock if Kevin Plank resigns from the Company or his employment with the Company is terminated for cause;

1(c) provide for the equal treatment of shares of Class A Common Stock and Class B Common Stock in certain transactions (the “Equal Treatment Provision”); ! ! !

1(d) enhance board independence requirements (the “Board Independence Provisions”); and

1(e) provide that the Equal Treatment Provision and the Board Independence Provisions cannot be amended unless declared advisable by the

Board of Directors (including 75% of the independent directors) and approved by at least 75% of the votes entitled to be cast by the holders of

(1) the Class A Stock, voting as a single class, and (2) the Class B Stock, voting as a single class.

2. To amend the Company’s 2005 Omnibus Long-Term Incentive Plan to allow the award of shares of the Company’s Class C Common Stock under the Plan.

3. To approve the adoption of a new Class C Employee Stock Purchase Plan.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting. ! ! !!!! !!!! !!!!

Yes No

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at www.proxyvote.com.

M94659-TBD

UNDER ARMOUR, INC.

Special Meeting of Stockholders

August 26, 2015 10:00 AM

This proxy is solicited by the Board of Directors

CLASS A COMMON STOCK

The undersigned hereby appoints John P. Stanton and Mehri Shadman, and each or any of them, as proxies for the undersigned, with full powers of substitution in any of them, to represent the undersigned at the Special Meeting of Stockholders of Under Armour, Inc., a Maryland corporation, to be held on August 26, 2015, and at any adjournment or postponement thereof (the “Special Meeting”), to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting and otherwise to represent the undersigned at the Special Meeting with all powers possessed by the undersigned if personally present at the Special Meeting. The undersigned acknowledges receipt of notice of the Special Meeting and the accompanying proxy statement, the terms of each of which are incorporated by reference herein, and revokes any proxies previously given with respect to the Special Meeting.

If this proxy is properly executed, the votes entitled to be cast by the undersigned will be cast as directed. If no direction is made, the votes entitled to be cast by the undersigned will be cast “FOR” Proposals 1(a)—1(e), 2 and 3.

The proxies are authorized to vote in their discretion upon such other business as may properly come before the Special Meeting.

Continued and to be signed on reverse side

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting

UNDER ARMOUR, INC. instruction form.

ATTN: CORPORATE SECRETARY

1020 HULL STREET ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy

BALTIMORE, MD 21230 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the

Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M94660-TBD KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

UNDER ARMOUR, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:

1. To amend the Company’s Charter as described in the Proxy Statement to: For Against Abstain

1(a) provide that each share of Class B Common Stock will convert into one share of Class A Common Stock if Kevin Plank sells more than a speci?ed number of shares of Company common stock in any calendar year;

1(b) provide that each share of Class B Common Stock will convert into one share of Class A Common Stock if Kevin Plank resigns from the Company or his employment with the Company is terminated for cause;

1(c) provide for the equal treatment of shares of Class A Common Stock and Class B Common Stock in certain transactions (the “Equal Treatment Provision”); ! ! !

1(d) enhance board independence requirements (the “Board Independence Provisions”); and

1(e) provide that the Equal Treatment Provision and the Board Independence Provisions cannot be amended unless declared advisable by the

Board of Directors (including 75% of the independent directors) and approved by at least 75% of the votes entitled to be cast by the holders of

(1) the Class A Stock, voting as a single class, and (2) the Class B Stock, voting as a single class.

2. To amend the Company’s 2005 Omnibus Long-Term Incentive Plan to allow the award of shares of the Company’s Class C Common Stock under the Plan.

3. To approve the adoption of a new Class C Employee Stock Purchase Plan.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting. ! ! !!!! !!!! !!!!

Yes No

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at www.proxyvote.com.

M94661-TBD

UNDER ARMOUR, INC.

Special Meeting of Stockholders

August 26, 2015 10:00 AM

This proxy is solicited by the Board of Directors

CLASS B COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies for the undersigned, with full powers of substitution in any of them, to represent the undersigned at the Special Meeting of Stockholders of Under Armour, Inc., a Maryland corporation, to be held on August 26, 2015, and at any adjournment or postponement thereof (the “Special Meeting”), to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting and otherwise to represent the undersigned at the Special Meeting with all powers possessed by the undersigned if personally present at the Special Meeting. The undersigned acknowledges receipt of notice of the Special Meeting and the accompanying proxy statement, the terms of each of which are incorporated by reference herein, and revokes any proxies previously given with respect to the Special Meeting.

If this proxy is properly executed, the votes entitled to be cast by the undersigned will be cast as directed. If no direction is made, the votes entitled to be cast by the undersigned will be cast “FOR” Proposals 1(a)—1(e), 2 and 3.

The proxies are authorized to vote in their discretion upon such other business as may properly come before the Special Meeting.

Continued and to be signed on reverse side